 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 28, 1997

                                                REGISTRATION NO. 333-31423
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               ----------------

                                 UNITRIN, INC.
            (Exact name of registrant as specified in its charter)

         DELAWARE                    6719                    95-4255452
     (State or other          (Primary standard           (I.R.S. employer
     jurisdiction of      industrial classification    identification number)
     incorporation or            code number)
      organization)

                             ONE EAST WACKER DRIVE
                            CHICAGO, ILLINOIS 60601
                                (312) 661-4600

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ----------------

                              SCOTT RENWICK, ESQ.
                                 UNITRIN, INC.
                             ONE EAST WACKER DRIVE
                            CHICAGO, ILLINOIS 60601
                                (312) 661-4600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  COPIES TO:

         JOHN S. CHAPMAN, ESQ.                WILLIAM F. SEABAUGH, ESQ.
         LORD, BISSELL & BROOK
       115 SOUTH LASALLE STREET                  BRYAN CAVE LLP
                                               ONE METROPOLITAN SQUARE
        CHICAGO, ILLINOIS 60603              211 N. BROADWAY, STE. 3600
                                              ST. LOUIS, MISSOURI 63102

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement is declared effective.

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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

                      THE RELIABLE LIFE INSURANCE COMPANY
                           231 WEST LOCKWOOD AVENUE
                        WEBSTER GROVES, MISSOURI 63119

                                                                         , 1997

Dear Shareholder:

  You are cordially invited to attend a special meeting of shareholders of The Reliable Life Insurance Company ("Reliable"), which will be held at the offices of Reliable, 231 West Lockwood Avenue, Webster Groves, Missouri 63119
at 10:00 a.m., local time on           , 1997 (together with all adjournments
and postponements thereof, the "Special Meeting").

  The purpose of the Special Meeting is to vote on two proposals. The first proposal is to approve an Agreement and Plan of Reorganization (the "Merger Agreement") pursuant to which a subsidiary of Unitrin, Inc. ("Unitrin") will be merged with and into Reliable (the "Merger"). In the Merger, all holders of Reliable Class A common stock (including shares of Reliable Class B common stock converted into Reliable Class A common stock as described below) will have the right, at their election, to receive 2.235 shares of Unitrin common stock or $119 per share in cash for each of their shares of Reliable Class A common stock, subject to the allocation procedures described in the attached Proxy Statement/Prospectus. Under these allocation procedures, if elections to receive shares of Unitrin common stock are made for fewer than 81% of the shares of Reliable Class A common stock, then shares of Reliable Class A common stock for which elections to receive cash have been made will be selected by lot for conversion into Unitrin common stock so that 81% of the shares of Reliable Class A common stock are converted into the right to receive whole shares of Unitrin common stock.

  The second proposal is to approve the conversion of the outstanding shares of Reliable Class B common stock into shares of Reliable Class A common stock (the "Conversion"). In the Conversion, each ten shares of Reliable Class B common stock will be converted into one share of Reliable Class A common stock. The Conversion will be effective immediately prior to the Merger. APPROVAL OF THE CONVERSION IS A CONDITION TO THE CONSUMMATION OF THE MERGER. THE CONVERSION WILL OCCUR ONLY IF THE MERGER IS CONSUMMATED.

  THE BOARD OF DIRECTORS OF RELIABLE HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE CONVERSION AND RECOMMENDS THAT ALL RELIABLE SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE MERGER AGREEMENT AND THAT THE HOLDERS OF CLASS B COMMON STOCK VOTE FOR THE PROPOSAL TO APPROVE THE CONVERSION.

  Approval of the Merger will require the affirmative vote of two-thirds of all outstanding shares of Reliable Class A common stock and Reliable Class B common stock voting together. Approval of the Conversion will require the affirmative vote of a majority of the outstanding shares of Reliable Class B common stock. An abstention or failure to vote will have the same effect as a vote "against" the Merger and, if applicable, the Conversion. Therefore, it is important that your shares be represented at the Special Meeting, whether or not you currently plan to attend the Special Meeting in person. Only holders of Reliable Class B common stock are asked to vote on the Conversion, and any votes cast by holders of Reliable Class A common stock on the Conversion will be disregarded.

  Reliable shareholders are entitled to dissenters' rights under Article XIV of the Amended and Restated Articles of Incorporation of Reliable. Reliable shareholders who do not vote in favor of the Merger and make a written demand upon Reliable for the purchase of their shares and otherwise perfect their rights in accordance with Article XIV of the Amended and Restated Articles of Incorporation of Reliable will be entitled to receive payment for the fair value of their shares as of the day prior to the date on which the vote is taken.

  The accompanying Proxy Statement/Prospectus describes the Merger Agreement which you are being asked to consider and vote upon at the Special Meeting. The accompanying Proxy Statement/Prospectus also constitutes a prospectus for the Unitrin common stock to be issued in connection with the transactions contemplated by the proposed Merger Agreement. We urge you to carefully review and consider the accompanying Notice of Special Meeting of Shareholders and Proxy Statement/Prospectus which contain information about Reliable and Unitrin and describe the proposed Merger and certain related matters.

  Please complete, date, sign and promptly return your proxy card in the enclosed envelope. Returning your proxy card now will not prevent you from voting in person at the Special Meeting, but will assure that your vote is counted if you are unable to attend.

  Should you have questions about the voting procedure described in the accompanying Proxy Statement/Prospectus, please feel free to contact Reliable at 231 West Lockwood Avenue, Webster Groves, Missouri 63119, Attn.: Gregory P. LaVigne (telephone (314) 968-6742).

                                          Very truly yours,

                                          Douglas B. Chomeau
                                          Chairman of the Board and
                                          Chief Executive Officer

                      THE RELIABLE LIFE INSURANCE COMPANY
                           231 WEST LOCKWOOD AVENUE
                        WEBSTER GROVES, MISSOURI 63119

                               ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD               , 1997

                               ----------------

  NOTICE IS HEREBY GIVEN that a special meeting of shareholders of The Reliable Life Insurance Company ("Reliable") will be held at the offices of Reliable, 231 West Lockwood Avenue, Webster Groves, Missouri 63119 at 10:00
a.m. local time, on          , 1997 (together with all adjournments and
postponements thereof, the "Special Meeting"), for the following purposes:

    (1) To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization, dated as of June 20, 1997, as amended (the "Merger Agreement"), by and among Reliable, Unitrin, Inc. ("Unitrin") and Unitrin Acquisition Corporation, a wholly-owned subsidiary of Unitrin, providing for the merger of Unitrin Acquisition Corporation with and into Reliable, as more completely described in the enclosed Proxy Statement/Prospectus; and

    (2) To consider and vote upon a proposal to approve the conversion of all of the outstanding shares of Reliable's Class B common stock into shares of Reliable's Class A common stock (the "Conversion") whereby each ten shares of Class B common stock will be converted into one share of Class A common stock, with such Conversion to be effective immediately prior to, and subject to the consummation of, the Merger.

  Pursuant to the By-Laws of Reliable, no other business may be transacted at the Special Meeting.

  The Board of Directors has selected       , 1997 as the record date for the
Special Meeting. Only those shareholders of record at the close of business on that date will be entitled to notice of and to vote at the Special Meeting or any postponements or adjournments thereof.

                                          By Order of the Board of Directors

                                          Douglas B. Chomeau
                                          Chairman of the Board
                                          and Chief Executive Officer

Webster Groves, Missouri
            , 1997

  IT IS VERY IMPORTANT THAT EVERY SHAREHOLDER VOTE. WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. IF YOU DO ATTEND THE SPECIAL MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON AT THAT TIME. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE.

                                PROXY STATEMENT

                      THE RELIABLE LIFE INSURANCE COMPANY

                 SPECIAL MEETING TO BE HELD ON          , 1997

                                ---------------

                                  PROSPECTUS

                                 UNITRIN, INC.

                             3,760,170 SHARES

                                 COMMON STOCK
                          (PAR VALUE $.10 PER SHARE)

                                ---------------

  This Proxy Statement/Prospectus is being furnished to the holders of Class A common stock, par value $1.00 per share ("Reliable A Stock"), and Class B common stock, par value $1.00 per share ("Reliable B Stock", which together with Reliable A Stock is sometimes hereinafter referred to as "Reliable Common Stock"), of The Reliable Life Insurance Company, a Missouri life insurance company ("Reliable"), in connection with the solicitation of proxies by the Board of Directors of Reliable for use at a special meeting of Reliable's shareholders to be held at the offices of Reliable, 231 West Lockwood Avenue,
Webster Groves, Missouri 63119 at 10:00 a.m. local time on          , 1997
(together with all adjournments and postponements thereof, the "Special
Meeting").

  At the Special Meeting, the shareholders of record of Reliable Common Stock
as of the close of business on          , 1997 will consider and vote upon a
proposal to approve that certain Agreement and Plan of Reorganization, dated as of June 20, 1997, as amended (the "Merger Agreement"), by and among Unitrin, Inc., a Delaware corporation ("Unitrin"), Unitrin Acquisition Corporation, a Missouri corporation and wholly-owned subsidiary of Unitrin ("Acquisition Subsidiary"), and Reliable, pursuant to which Acquisition Subsidiary will merge with and into Reliable (the "Merger"). In addition, the holders of Reliable B Stock will consider and vote upon a proposal to convert all of the outstanding shares of Reliable B Stock into shares of Reliable A Stock (the "Conversion") whereby each ten shares of Reliable B Stock shall be converted into one share of Reliable A Stock, with such Conversion to be effective immediately prior to the Merger. Pursuant to Section 7 of the Amendment and Restatement of the Amended and Restated By-Laws of Reliable (the "Reliable By-Laws"), no other business may be transacted at the Special Meeting. APPROVAL OF THE CONVERSION IS A CONDITION TO THE CONSUMMATION OF THE MERGER. THE CONVERSION WILL OCCUR ONLY IF THE MERGER IS CONSUMMATED. See "THE SPECIAL MEETING."

  Upon consummation of the Conversion and the Merger, each outstanding share of Reliable A Stock (except for shares held by Reliable shareholders properly exercising dissenters' rights) will be converted into the right to receive either (i) 2.235 shares of common stock of Unitrin, par value $.10 per share ("Unitrin Stock"), or (ii) $119.00 in cash. Holders of Reliable A Stock will be given the opportunity to elect the form of consideration they prefer, subject to the allocation procedures described herein. Pursuant to the Merger Agreement, at least 81% (the "Minimum Stock Amount") of the aggregate number of issued and outstanding shares of Reliable A Stock as of the Effective Time (as hereinafter defined) will be converted into whole shares of Unitrin Stock. In the event that holders of Reliable A Stock elect, in the aggregate, to convert less than the Minimum Stock Amount into whole shares of Unitrin Stock, holders of Reliable A Stock will be selected by lot to receive shares of Unitrin Stock instead of cash, so that the number of shares of Reliable A Stock converted into whole shares of Unitrin Stock will be equal to the Minimum Stock Amount.

                                                       (continued on next page)

                                ---------------

  THE SHARES OF UNITRIN STOCK ISSUABLE IN THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/ PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------

         THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS        , 1997.

(continued from previous page)

  BECAUSE THE EXCHANGE RATIO IS FIXED AND NOT BASED UPON THE PRICE OF UNITRIN STOCK AT THE EFFECTIVE TIME, THE VALUE OF THE UNITRIN STOCK TO BE RECEIVED FOR A SHARE OF RELIABLE A STOCK IN THE MERGER COULD BE GREATER OR LESS THAN THE CASH CONSIDERATION OF $119.00. IF THE PRICE OF UNITRIN STOCK AT THE EFFECTIVE TIME IS GREATER THAN $53.25 PER SHARE, THE VALUE OF THE UNITRIN STOCK TO BE RECEIVED FOR A SHARE OF RELIABLE A STOCK WILL BE GREATER THAN $119.00. CONVERSELY, IF THE PRICE OF UNITRIN STOCK AT THE EFFECTIVE TIME IS LESS THAN $53.25 PER SHARE, THE VALUE OF THE UNITRIN STOCK TO BE RECEIVED FOR A SHARE OF
RELIABLE A STOCK WILL BE LESS THAN $119.00. AS OF              , 1997, THE
LAST SALE PRICE OF A SHARE OF UNITRIN STOCK WAS $   , WHICH WHEN MULTIPLIED BY
2.235 EQUALS $      . See "THE MERGER--Consideration Payable Upon Consummation
of the Merger."

  The Merger Agreement is included as Appendix A to this Proxy Statement/Prospectus. Subject to regulatory approvals, the shareholder approvals being sought at the Special Meeting, and satisfaction or waiver of certain other conditions set forth in the Merger Agreement, the Merger
currently is expected to be consummated on or about September   , 1997.

  This Proxy Statement/Prospectus also constitutes a prospectus of Unitrin with respect to the shares of Unitrin Stock to be issued upon consummation of the Merger pursuant to the Merger Agreement. This Proxy Statement/Prospectus does not cover any resales of such securities, and no person is authorized to make use of this Proxy Statement/Prospectus in connection with any such resale.

  This Proxy Statement/Prospectus, the attached Notice to Shareholders and the accompanying proxy card are first being mailed to shareholders of Reliable on
or about        , 1997.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

  Certain statements contained in "RELIABLE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," as well as possible or assumed future results of operations of Unitrin and Reliable set forth herein, including any forecasts, projections and synergies referred to herein, and certain statements incorporated by reference from documents filed with the Securities and Exchange Commission (the "SEC") by Unitrin, and other statements contained or incorporated by reference herein regarding matters that are not historical facts, are or may constitute forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

                             AVAILABLE INFORMATION

  Unitrin is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the SEC. Such reports, proxy statements, and other information can be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC maintains a website at http://www.sec.gov that also contains certain reports, proxy statements and other information regarding companies (such as Unitrin) that file information electronically with the SEC. Unitrin Stock is quoted on the National Market Tier of the Nasdaq Stock Market under the Symbol "UNIT," and such reports, proxy statements and other information concerning Unitrin should be available for inspection and copying at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C.

  This Proxy Statement/Prospectus constitutes a part of a registration statement on Form S-4 (together with all amendments and exhibits, the "Registration Statement") filed by Unitrin with the SEC under the Securities Act of 1933, as amended (the "Securities Act") with respect to the shares of Unitrin Stock to be issued in the

Merger. This Proxy Statement/Prospectus does not contain all of the information included in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Any statement contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the SEC does not purport to be complete and, in each such instance, is subject to and qualified in its entirety by reference to the copy of such document. Reference is made to such Registration Statement and to the exhibits relating thereto for further information with respect to Unitrin and the securities offered hereby. Copies of all or any part of the Registration Statement, including exhibits thereto, may be obtained, upon payment of the prescribed fees, or inspected at the offices of the SEC and Nasdaq Operations as set forth above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF SUCH DOCUMENTS RELATING TO UNITRIN, OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS, ARE AVAILABLE, WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST, FROM SCOTT RENWICK, ESQ., SECRETARY, UNITRIN, INC., ONE EAST WACKER DRIVE, CHICAGO, ILLINOIS 60601, TELEPHONE (312) 661-4600. IN ORDER TO ENSURE TIMELY DELIVERY OF THE
DOCUMENTS, ANY REQUEST SHOULD BE MADE BY        , 1997.

  The following documents filed with the SEC by Unitrin are hereby incorporated by reference in this Proxy Statement/Prospectus and made a part hereof:

    (1) Annual Report on Form 10-K for the fiscal year ended December 31,
  1996;

    (2) Quarterly Reports on Form 10-Q for the quarters ended June 30 and March 31, 1997; and

    (3) the description of Unitrin Stock set forth in the Registration Statement on Form 10 dated February 15, 1990 and the Registration Statement on Form 8-A dated August 3, 1994.

  All documents filed by Unitrin pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the Special Meeting shall be deemed incorporated by reference in this Proxy Statement/Prospectus and a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed incorporated herein by reference will be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

  All information contained in this Proxy Statement/Prospectus with respect to Unitrin and its subsidiaries has been supplied by Unitrin, and all information with respect to Reliable and its subsidiaries has been supplied by Reliable.

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN AS CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS DOCUMENT NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF UNITRIN OR RELIABLE SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY OTHER THAN THE UNITRIN STOCK TO WHICH IT RELATES OR AN OFFER OR SOLICITATION TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS.................   2
AVAILABLE INFORMATION.....................................................   2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................   3
SUMMARY...................................................................   6
  Parties To The Merger...................................................   6
  Special Meeting Of Shareholders.........................................   6
  Vote Required; Record Date..............................................   6
  Reasons for the Merger; Recommendation of Reliable's Board of Directors.   7
  Opinion Of Financial Advisor............................................   7
  Conversion of Reliable B Stock..........................................   7
  Effect of the Merger....................................................   8
  Consideration Payable Upon Consummation of the Merger; Election;
   Allocation.............................................................   8
  Effective Time; Closing Date............................................   8
  Conditions; Regulatory Approvals........................................   9
  Conduct of Reliable's Business Pending the Merger.......................   9
  Termination of the Merger Agreement; Termination Fee....................   9
  Interests of Certain Persons in the Merger..............................  10
  Certain Federal Income Tax Consequences.................................  10
  Accounting Treatment....................................................  10
  Dissenters' Rights......................................................  10
  Certain Differences in Shareholders' Rights.............................  10
  Markets and Market Prices...............................................  10
  Selected Consolidated Financial Data....................................  12
    Unitrin...............................................................  12
    Reliable..............................................................  13
  Comparative Per Share Data (Unaudited)..................................  14
INTRODUCTION..............................................................  15
  General.................................................................  15
  Parties to the Merger...................................................  15
    Unitrin...............................................................  15
    Acquisition Subsidiary................................................  15
    Reliable..............................................................  15
THE SPECIAL MEETING.......................................................  16
  Record Date.............................................................  16
  Proxies.................................................................  16
  Quorum..................................................................  16
  Vote Required...........................................................  16
THE MERGER................................................................  18
  Background of the Merger................................................  18
  Reliable's Reasons for the Merger; Recommendation of the Reliable Board
   of Directors...........................................................  21
  Unitrin's Reasons for the Merger........................................  23
  Opinion of Financial Advisor............................................  23
  Effect of the Merger....................................................  27
  Conversion of Reliable B Stock..........................................  27
  Consideration Payable upon Consummation of the Merger...................  28
    Conversion of Reliable A Stock........................................  28
    No Fractional Shares..................................................  28
    Election Procedures...................................................  29
    Allocation Procedures.................................................  29
  Effective Time; Closing Date............................................  30
  Surrender of Reliable Stock Certificates; Delivery of Merger
   Consideration..........................................................  31

                                                                           PAGE
                                                                           ----
  Voting and Dividends....................................................  31
  Representations and Warranties..........................................  32
  Conduct of Reliable's Business Pending the Merger.......................  32
  Certain Additional Covenants............................................  33
  Nonsolicitation.........................................................  33
  Indemnification of Officers and Directors; D & O Coverage...............  33
  Conditions to Consummation of the Merger................................  34
    Conditions to Each Party's Obligations................................  34
    Reliable Conditions...................................................  34
    Unitrin Conditions....................................................  34
  Regulatory Approvals....................................................  35
  Amendment and Termination; Termination Fee..............................  35
    Amendment and Waiver..................................................  35
    Termination...........................................................  35
    Termination Fee.......................................................  36
  Interests of Certain Persons in the Merger..............................  36
  Unitrin--Reliable Transactions..........................................  36
  Fees to Reliable Financial Advisor......................................  37
  Certain Federal Income Tax Consequences.................................  37
  Accounting Treatment....................................................  38
  Expenses................................................................  38
  Organization After the Merger...........................................  38
  Resale of Unitrin Stock; Affiliates' Agreements.........................  38
  Dissenters' Rights......................................................  39
BUSINESS OF UNITRIN.......................................................  40
BUSINESS OF RELIABLE......................................................  42
BENEFICIAL OWNERSHIP OF RELIABLE COMMON STOCK.............................  46
RELIABLE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS....................................................  48
COMPARISON OF RIGHTS OF SHAREHOLDERS......................................  52
LEGAL MATTERS.............................................................  59
EXPERTS...................................................................  59
OTHER MATTERS.............................................................  59
CONSOLIDATED FINANCIAL STATEMENTS OF THE RELIABLE LIFE INSURANCE COMPANY
 AND SUBSIDIARIES......................................................... F-1
  Index................................................................... F-1
  Report of Independent Accountants....................................... F-2
  Consolidated Balance Sheets at June 30, 1997 (unaudited) and December
   31, 1996 and 1995...................................................... F-3
  Consolidated Statements of Income for the Six Months Ended June 30, 1997
   and 1996 (unaudited) and for the Years Ended December 31, 1996, 1995 and 1994............................................................... F-4
  Consolidated Statements of Cash Flows for the Six Months Ended June 30,
   1997 and 1996 (unaudited) and for the Years Ended December 31, 1996,
   1995 and 1994.......................................................... F-5
  Consolidated Statements of Stockholders' Equity for the Six Months Ended
   June 30, 1997 (unaudited) and for the Years Ended December 31, 1996,
   1995 and 1994.......................................................... F-6
  Notes to Consolidated Financial Statements.............................. F-7
APPENDICES
  Appendix A--Agreement and Plan of Reorganization
  Appendix B--Article XIV of the Amended and Restated Articles of
   Incorporation of Reliable
  Appendix C--Opinion of Societe Generale Securities Corporation

                                    SUMMARY

  THE FOLLOWING SUMMARY IS NOT INTENDED TO BE A COMPLETE DESCRIPTION OF
ALL MATERIAL FACTS REGARDING UNITRIN, RELIABLE AND THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING, AND IS QUALIFIED IN ALL RESPECTS BY THE INFORMATION APPEARING ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS, THE APPENDICES HERETO AND THE DOCUMENTS REFERRED TO HEREIN. SHAREHOLDERS ARE URGED TO READ THIS PROXY STATEMENT/PROSPECTUS AND THE APPENDICES HERETO IN THEIR ENTIRETY. CAPITALIZED TERMS USED BUT NOT DEFINED IN THIS SUMMARY HAVE THE MEANINGS ASCRIBED TO SUCH TERMS ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS.

PARTIES TO THE MERGER

  Unitrin is a diversified financial services holding company incorporated under the laws of Delaware. Through its subsidiaries, Unitrin provides life and health insurance, property and casualty insurance, and consumer finance services. The principal subsidiaries of Unitrin are United Insurance Company of America, Trinity Universal Insurance Company and Fireside Thrift Co. Unitrin and its subsidiaries have approximately 7,400 full-time employees. The address of Unitrin's principal executive offices is One East Wacker Drive, Chicago, Illinois 60601, and its telephone number at that address is (312) 661-4600.

  Unitrin Acquisition Corporation, a Missouri corporation ("Acquisition Subsidiary"), is a newly incorporated wholly-owned subsidiary of Unitrin, formed solely for the purpose of enabling Unitrin to acquire all of the Reliable Common Stock in the Merger.

  Reliable is a life insurance company incorporated under the laws of Missouri. Reliable and its subsidiaries are engaged primarily in the home service life insurance business. Reliable and its subsidiaries have approximately 1,400 employees. The address of Reliable's principal executive offices is 231 West Lockwood Avenue, Webster Groves, Missouri 63119, and its telephone number at that address is (314) 968-4900.

  See "INTRODUCTION--Parties to the Merger," "BUSINESS OF UNITRIN," "BUSINESS OF RELIABLE" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

SPECIAL MEETING OF SHAREHOLDERS

  A special meeting of the shareholders of Reliable will be held at the offices of Reliable, 231 West Lockwood Avenue, Webster Groves, Missouri 63119 at 10:00
a.m., local time on           , 1997 (together with all adjournments and
postponements thereof, the "Special Meeting"). The purpose of the Special Meeting is to consider and vote upon a proposal (the "Merger Proposal") to approve the Merger Agreement. In addition, the holders of Reliable B Stock will consider and vote upon a proposal (the "Conversion Proposal") to approve the conversion of all of the outstanding shares of Reliable B Stock into shares of Reliable A Stock. See "THE SPECIAL MEETING."

VOTE REQUIRED; RECORD DATE

  Only Reliable shareholders of record at the close of business on
              , 1997 (the "Record Date") will be entitled to vote at the Special Meeting. See "THE SPECIAL MEETING--Record Date." The affirmative vote of the holders of two-thirds of the outstanding shares of Reliable A Stock and Reliable B Stock, voting together as a single class, as of the Record Date is required to approve the Merger Proposal. The holders of Reliable A Stock and the holders of Reliable B Stock will each be entitled to one vote at the Special Meeting for each share of Reliable Common Stock held by them. The affirmative vote of the holders of a majority of the outstanding shares of Reliable B Stock as of the Record Date is required to approve the Conversion Proposal. APPROVAL OF THE CONVERSION PROPOSAL IS A CONDITION TO THE CONSUMMATION OF THE MERGER. THE CONVERSION

WILL OCCUR ONLY IF THE MERGER IS CONSUMMATED. See "THE SPECIAL MEETING--Vote
Required." As of the Record Date, there were          shares of Reliable A
Stock outstanding and          shares of Reliable B Stock outstanding.

  As of the Record Date, Reliable's directors, executive officers and their
respective affiliates beneficially owned an aggregate of             shares of
Reliable A Stock and          shares of Reliable B Stock, or approximately    %
of the outstanding shares of Reliable Common Stock (for voting purposes) as of the Record Date. As of the Record Date, Unitrin did not beneficially own any shares of Reliable Common Stock. All members of the Reliable Board of Directors who are also shareholders have indicated their intention to vote in favor of the Merger Proposal, as have Spencer T. Gould and Bernal T. Chomeau; such persons beneficially own approximately 34% of the outstanding Reliable Common Stock. See "BENEFICIAL OWNERSHIP OF RELIABLE COMMON STOCK." No officers, directors or shareholders have entered into agreements to vote for the Merger Proposal.

REASONS FOR THE MERGER; RECOMMENDATION OF RELIABLE'S BOARD OF DIRECTORS

  RELIABLE. The Reliable Board of Directors has unanimously concluded that the Merger is in the best interests of Reliable and its shareholders and unanimously recommends that shareholders vote for the Merger Proposal. See "THE MERGER--Reliable's Reasons For the Merger; Recommendation of Reliable's Board of Directors." For information on the interests of certain Reliable directors and officers in the Merger, see "THE MERGER--Interests of Certain Persons in the Merger."

  UNITRIN. The Unitrin Board of Directors has approved the Merger Agreement and determined that the Merger and the issuance of the Unitrin Stock pursuant thereto are in the best interests of Unitrin's shareholders. The approval of the Merger Proposal by the shareholders of Unitrin is not required. See "THE MERGER--Unitrin's Reasons for the Merger."

OPINION OF FINANCIAL ADVISOR

  Societe Generale Securities Corporation ("Societe Generale") has delivered a written opinion to the Reliable Board of Directors dated June 18, 1997 to the effect that as of such date and based upon and subject to the various assumptions and considerations described therein, the consideration to be received by holders of Reliable A Stock pursuant to the Merger is fair from a financial point of view. For additional information, see "THE MERGER--Opinion of Financial Advisor." The full text of the opinion of Societe Generale is attached as Appendix C to this Proxy Statement/Prospectus. Shareholders are urged to read such opinion in its entirety.

CONVERSION OF RELIABLE B STOCK

  Subject to approval by a majority of the holders of Reliable B Stock, immediately prior to the Effective Time (as herein defined) each ten issued and outstanding shares of Reliable B Stock shall be converted into one share of Reliable A Stock in accordance with the provisions of the Amended and Restated Articles of Incorporation of Reliable (the "Reliable Articles") and applicable law. UPON CONVERSION OF THE RELIABLE B STOCK TO RELIABLE A STOCK, CERTIFICATES REPRESENTING OUTSTANDING SHARES OF RELIABLE B STOCK SHALL THEREAFTER BE DEEMED TO REPRESENT THE NUMBER OF SHARES OF RELIABLE A STOCK INTO WHICH SUCH SHARES OF RELIABLE B STOCK HAVE BEEN CONVERTED. ACCORDINGLY, ALL REFERENCES TO RELIABLE A STOCK IN THIS PROXY STATEMENT/PROSPECTUS WITH RESPECT TO THE CONSIDERATION TO BE RECEIVED IN THE MERGER AND THE ELECTION AND ALLOCATION PROCEDURES INCLUDE THE SHARES OF RELIABLE A STOCK ISSUABLE UPON CONVERSION OF THE RELIABLE B STOCK IMMEDIATELY PRIOR TO THE MERGER. APPROVAL OF THE CONVERSION PROPOSAL IS A CONDITION TO THE CONSUMMATION OF THE MERGER. THE CONVERSION WILL OCCUR ONLY IF THE MERGER IS CONSUMMATED. See "THE MERGER--Conversion of Reliable B Stock," "--Consideration Payable upon Consummation of the Merger--Election Procedures" and "--Allocation Procedures."

EFFECT OF THE MERGER

  Pursuant to the Merger Agreement, at the Effective Time, Acquisition Subsidiary will merge with and into Reliable, with Reliable being the surviving corporation. See "THE MERGER--Effect of the Merger." For information on how holders of Reliable A Stock (including former holders of Reliable B Stock whose shares of Reliable B Stock have been converted into shares of Reliable A Stock pursuant to the Conversion) will be able to exchange such certificates for new certificates representing shares of Unitrin Stock (and cash in lieu of fractional shares), and/or cash to be issued to them, see "THE MERGER-- Surrender of Reliable Stock Certificates; Delivery of Merger Consideration."

CONSIDERATION PAYABLE UPON CONSUMMATION OF THE MERGER; ELECTION; ALLOCATION

  An "Election Form" will be mailed to each record holder of Reliable Common Stock pursuant to which each holder may elect, subject to the allocation provisions described elsewhere in this Proxy Statement/Prospectus, to receive for each share of Reliable A Stock owned by such holder either (i) 2.235 shares of Unitrin Stock or (ii) $119.00 in cash. A holder of shares of Reliable B Stock will be entitled to make elections with respect to the number of shares of Reliable A Stock into which such shares of Reliable B Stock are to be converted in the Conversion. Any shareholder of Reliable who fails to properly complete and return the Election Form shall be deemed to have made a stock election with respect to all shares of Reliable A Stock (other than shares which have not been voted for approval of the Merger Agreement and with respect to which dissenters' rights have been perfected in accordance with Article XIV of the Reliable Articles ("Dissenting Shares")) owned by such holder.

  A cash election does not guarantee that a shareholder will receive cash for any or all of the shares for which a cash election has been made. Under the allocation procedures described elsewhere in this Proxy Statement/Prospectus, at least 81% of the shares of Reliable A Stock issued and outstanding immediately prior to the Effective Time (after giving effect to the Conversion) will be converted into the right to receive whole shares of Unitrin Stock. The allocation procedures were designed to permit the Merger to qualify as a tax-free reorganization. See "THE MERGER--Certain Federal Income Tax Consequences."

  BECAUSE THE EXCHANGE RATIO IS FIXED AND THE PRICE OF UNITRIN STOCK MAY FLUCTUATE, THE UNITRIN STOCK ISSUED IN EXCHANGE FOR EACH SHARE OF RELIABLE A STOCK MAY HAVE AN INITIAL MARKET VALUE THAT IS GREATER OR LESS THAN $119.00.

  BECAUSE OF THE ALLOCATION PROVISIONS OF THE MERGER AGREEMENT, THERE IS NO ASSURANCE THAT A HOLDER OF RELIABLE COMMON STOCK WILL RECEIVE THE PROPORTION OF UNITRIN STOCK AND CASH INDICATED ON SUCH HOLDER'S FORM OF ELECTION.
IF ELECTIONS TO RECEIVE UNITRIN STOCK ARE MADE FOR FEWER THAN 81% OF THE
SHARES OF RELIABLE A STOCK OUTSTANDING IMMEDIATELY PRIOR TO THE EFFECTIVE TIME, THEN SHARES OF RELIABLE A STOCK FOR WHICH ELECTIONS TO RECEIVE CASH HAVE
BEEN MADE WILL BE SELECTED BY LOT FOR CONVERSION INTO UNITRIN STOCK DESPITE DELIVERY OF AN OTHERWISE EFFECTIVE CASH ELECTION. THEREFORE, HOLDERS WHO ELECT CASH MAY NOT RECEIVE THEIR REQUESTED FORM OF CONSIDERATION. SEE "THE MERGER-- CONSIDERATION PAYABLE UPON CONSUMMATION OF THE MERGER--ELECTION PROCEDURES" AND "--ALLOCATION PROCEDURES."

EFFECTIVE TIME; CLOSING DATE

  The Merger shall become effective upon the issuance of a Certificate of Merger by the Secretary of State of Missouri after properly executed Articles of Merger have been filed with the Secretary of State of Missouri, which filing shall be made upon the closing of the transactions contemplated by the Merger Agreement. As used in this Proxy Statement/Prospectus, the term "Effective Time" means the date and time at which such Certificate of Merger is so issued. The closing of the transactions contemplated by the Merger Agreement shall occur as promptly as practicable after the fulfillment or waiver of all the terms and conditions contained in the Merger Agreement.

  If the Merger is approved by the shareholders of Reliable, subject to certain conditions described herein, the Effective Time is currently expected to occur
on or about September    , 1997 (the "Closing Date").

CONDITIONS; REGULATORY APPROVALS

  Consummation of the Merger is subject to the satisfaction of various conditions, including: (i) the accuracy of the representations and warranties and performance of the covenants of the respective parties to the Merger Agreement; (ii) receipt of the shareholder approvals solicited hereby; (iii) receipt of requisite regulatory approvals of the transactions contemplated by the Merger Agreement; (iv) that the number of Dissenting Shares shall not exceed 150,000; (v) receipt of certain opinions of counsel regarding certain tax aspects of the Merger, the validity of the Unitrin Stock to be issued in the Merger and certain corporate matters relating to Unitrin and Reliable; and
(vi) satisfaction of other closing conditions. See "THE MERGER--Conditions to Consummation of the Merger."

  Consummation of the Merger is subject to the receipt of various state and federal regulatory approvals, including approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and approvals of the Missouri and Texas insurance departments. Early termination has been granted under the HSR Act. The Missouri Department of Insurance has set a hearing date for September 17, 1997 to consider approval of the Merger. The Texas Department of Insurance has requested additional information regarding the Merger (which Unitrin has provided) but is not expected to require a hearing to approve the Merger. See "THE MERGER--Regulatory Approvals."

CONDUCT OF RELIABLE'S BUSINESS PENDING THE MERGER

  The Merger Agreement contains certain restrictions on the conduct of Reliable's business prior to the Effective Time. See "THE MERGER--Conduct of Reliable's Business Pending the Merger."

TERMINATION OF THE MERGER AGREEMENT; TERMINATION FEE

  The Merger Agreement may be terminated at any time prior to the Effective Time, either before or after its approval by the shareholders of Reliable, (i) by the mutual agreement of Reliable and Unitrin, or (ii) by one or both parties under various other circumstances, including the failure of the Merger to be effective by October 31, 1997 unless such failure is due to a breach of the Merger Agreement by the party seeking to terminate. See "THE MERGER--Amendment and Termination."

  If Unitrin and Reliable fail to consummate the Merger and Reliable enters into a binding commitment relating to any sale, merger, consolidation or similar transaction with any third party prior to January 1, 1998, then Reliable shall be required, under certain circumstances, to pay to Unitrin in cash the sum of $10 million upon consummation of such other transaction. See "THE MERGER--Amendment and Termination--Termination Fee."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of the Reliable Board of Directors with respect to the Merger Proposal, the shareholders of Reliable should be aware that certain members of Reliable's management and the Reliable Board of Directors may be deemed to have certain interests in the Merger that are in addition to their interests as shareholders of Reliable generally. The Merger Agreement provides for a continuation of certain rights to indemnification existing in favor of the current and former directors and officers of Reliable following the Merger for a period of six years following the Effective Time, and further provides that directors' and officers' liability insurance coverage will be provided to directors and officers of Reliable covering acts and omissions prior to the Effective Time. See "THE MERGER--Interests of Certain Persons in the Merger."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  In the opinion of Bryan Cave llp, based on the representations and assumptions referred to in their opinion, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, assuming the Merger qualifies as a reorganization under the Code, for federal income tax purposes,
(i) Reliable shareholders who receive solely shares of Unitrin Stock in the Merger will recognize no gain or loss, except with respect to cash received in lieu of fractional share interests; (ii) Reliable shareholders who receive both shares of Unitrin Stock and cash will recognize gain, but not loss, to the extent of the amount of cash received in the exchange; and (iii) Reliable shareholders who receive solely cash in exchange for their Reliable A Stock will be treated as receiving the cash in redemption of their stock. See "THE MERGER--Certain Federal Income Tax Consequences."

ACCOUNTING TREATMENT

  The Merger will be accounted for by Unitrin under the purchase method of accounting. See "THE MERGER--Accounting Treatment."

DISSENTERS' RIGHTS

  Holders of shares of outstanding Reliable Common Stock whose Shares are not voted in favor of the Merger and who make a written demand upon Reliable for the purchase of Dissenting Shares and otherwise perfect their rights in accordance with the provisions of Article XIV of the Reliable Articles will be entitled to receive payment for the fair value of their shares as of the day prior to the date on which the vote is taken approving the Merger. The failure of a holder of shares of Reliable Common Stock to vote against the Merger will not constitute a waiver of such holder's dissenters' rights provided that such holder otherwise complies with the notice requirements under Article XIV of the Reliable Articles. It is a condition to the consummation of the Merger that holders of not more than 150,000 of the issued and outstanding shares of Reliable A Stock at the Effective Time shall have delivered written notice of intent to demand payment of the fair value of such shares pursuant to Article XIV of the Reliable Articles. See "THE MERGER--Conditions to Consummation of the Merger--Conditions to Each Party's Obligations" and "--Dissenters' Rights" and Appendix B.

CERTAIN DIFFERENCES IN SHAREHOLDERS' RIGHTS

  Reliable shareholders' rights are currently governed by Missouri law, the Reliable Articles and the Reliable Bylaws. Upon consummation of the Merger, holders of Reliable A Stock receiving Unitrin Stock will become shareholders of Unitrin and their rights as such will be governed by Delaware law, the Unitrin Certificate of Incorporation and the Unitrin Amended and Restated Bylaws. See "COMPARISON OF RIGHTS OF SHAREHOLDERS."

MARKETS AND MARKET PRICES

  Unitrin Stock is quoted on the National Market Tier of the Nasdaq Stock Market under the symbol "UNIT," and Reliable A Stock is quoted on the SmallCap Tier of the Nasdaq Stock Market under the symbol "RLIFA." The following table sets forth the high and low sales price per share of Unitrin Stock, as reported on the National Market Tier of the Nasdaq Stock Market, and the high and low bid price per share of Reliable A Stock, as reported on the SmallCap Tier of the Nasdaq Stock Market, for the periods indicated below.

                                                                BID PRICE PER
                                               PRICE PER SHARE      SHARE
                                               --------------- ----------------
                                                UNITRIN STOCK  RELIABLE A STOCK
                                               --------------- ----------------
                                                HIGH     LOW     HIGH     LOW
                                               ------- ------- -------- -------
      1995
        First Quarter......................... $50 1/2 $43     $ 54 1/2 $54
        Second Quarter........................  50      46 1/4   56      54 1/2
        Third Quarter.........................  49 1/4  44 1/2   56      56
        Fourth Quarter........................  49      45       57      56
      1996
        First Quarter.........................  51 3/4  45 1/4   63      55 1/2
        Second Quarter........................  49 1/2  45 3/4   63 1/2  63
        Third Quarter.........................  51      44 1/4   67      63 1/2
        Fourth Quarter........................  56 3/8  49 1/2   65 1/2  65 1/2
      1997
        First Quarter.........................  55 3/4  49 1/2   72      65 1/2
        Second Quarter........................  62 7/8  48 1/2  116      72
        Third Quarter (through           ,
         1997)................................

  The preceding market quotations for Reliable A Stock reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. The shares of Reliable B Stock are subject to restrictions on their transfer, and there is no public trading market or reported prices for shares of Reliable B Stock.

  As of May 30, 1997, there were approximately 490 record holders of Reliable A Stock and 95 record holders of Reliable B Stock.

  On June 18, 1997, the Reliable Board of Directors declared a dividend payable on September 2, 1997 to holders of Reliable A Stock and Reliable B Stock of record as of August 1, 1997 in the amounts of $.35 and $.03181 per share, respectively. The closing price per share of Unitrin Stock, as reported on the National Market Tier of the Nasdaq Stock Market, and the closing bid per share of Reliable A Stock, as reported on the SmallCap Tier of the Nasdaq Stock Market, as of May 6, 1997, the last trading day before the date on which
Unitrin and Reliable announced the proposed Merger, and as of              ,
1997 were as follows:

                                                           UNITRIN    RELIABLE
                                                         STOCK PRICE STOCK PRICE
                                                         ----------- -----------
      May 6, 1997.......................................   $53 3/4       $72
                 , 1997.................................   $             $

  Following the Merger, Reliable A Stock will no longer be quoted on the SmallCap Tier of the Nasdaq Stock Market. The shares of Unitrin Stock issued in connection with the Merger will be quoted on the National Market Tier of the Nasdaq Stock Market.

  HOLDERS OF RELIABLE COMMON STOCK ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR UNITRIN STOCK. NO ASSURANCE CAN BE GIVEN AS TO THE MARKET PRICE OF UNITRIN STOCK AT THE EFFECTIVE TIME OF THE MERGER OR THEREAFTER.

SELECTED CONSOLIDATED FINANCIAL DATA

  UNITRIN. The following sets forth selected consolidated historical financial and other data for Unitrin and its consolidated subsidiaries for the periods indicated. Such data should be read in conjunction with, and is qualified in its entirety by, the more detailed information and the consolidated financial statements and notes thereto in the documents described under "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                         UNITRIN, INC. AND SUBSIDIARIES
                      (IN MILLIONS EXCEPT PER SHARE DATA)

                      SIX MONTHS
                      ENDED JUNE
                          30,            YEARS ENDED DECEMBER 31,
                     -------------- -----------------------------------
                      1997    1996   1996   1995   1994   1993    1992
                     ------  ------ ------ ------ ------ ------  ------
FOR THE PERIOD
Premiums and
 Consumer Finance
 Revenues..........  $  681  $  672 $1,341 $1,205 $1,140 $1,138  $1,101
Net Investment
 Income............      89      90    179    187    207    216     221
Net Gains on Sales
 of Investments....       3       1      3     55     18      9      41
                     ------  ------ ------ ------ ------ ------  ------
   Total Revenues..  $  773  $  763 $1,523 $1,447 $1,365 $1,363  $1,363
Net Income:
 From Operations...  $   38  $   31 $   80 $   70 $  103 $  106  $   94
 From Investees....      (5)     23     51     45     34    (16)     42
 From Sales of
  Investments......       2       1      2     36     11      5      27
                     ------  ------ ------ ------ ------ ------  ------
 From Continuing
  Operations
  Before
  Accounting
  Change...........      35      55    133    151    148     95     163
 From Unitrin's
  Accounting
  Change...........     --      --     --     --     --     --      (40)
                     ------  ------ ------ ------ ------ ------  ------
   Total Net
    Income.........  $   35  $   55 $  133 $  151 $  148 $   95  $  123
                     ======  ====== ====== ====== ====== ======  ======
Net Income Per
 Share:
 From Operations...  $ 1.02  $ 0.82 $ 2.11 $ 1.72 $ 2.05 $ 2.04  $ 1.81
 From Investees....   (0.14)   0.60   1.34   1.12   0.67  (0.31)   0.82
 From Sales of
  Investments......    0.05    0.02   0.06   0.89   0.24   0.10    0.52
                     ------  ------ ------ ------ ------ ------  ------
 From Continuing
  Operations
  Before
  Accounting
  Change...........    0.93    1.44   3.51   3.73   2.96   1.83    3.15
 From Unitrin's
  Accounting
  Change...........     --      --     --     --     --     --    (0.77)
                     ------  ------ ------ ------ ------ ------  ------
   Total Net Income
    Per Share......  $ 0.93  $ 1.44 $ 3.51 $ 3.73 $ 2.96 $ 1.83  $ 2.38
                     ======  ====== ====== ====== ====== ======  ======
Repurchases of
 Unitrin Common
 Stock.............  $   21  $   50 $   61 $  416 $  245 $  --   $  --
Dividends Paid to
 Common
 Shareholders......  $   45  $   42 $   83 $   81 $   76 $   67  $   57
Dividends Paid to
 Common
 Shareholders (Per
 Share)............  $ 1.20  $ 1.10 $ 2.20 $ 2.00 $ 1.50 $ 1.30  $ 1.10
AT PERIOD END
Investments........  $3,393  $3,279 $3,291 $3,410 $3,321 $3,707  $3,467
Total Assets.......   5,007   4,840  4,871  4,819  4,570  4,895   4,621
Insurance Reserves.   2,084   2,031  2,054  2,007  1,828  1,802   1,740
Shareholders'
 Equity............   1,468   1,443  1,480  1,525  1,765  2,099   1,954
Shares of Unitrin
 Common Stock
 Outstanding (In
 Millions of
 Shares)...........    37.4    37.5   37.3   38.5   47.1   51.8    51.8
Book Value Per
 Share.............  $39.24  $38.50 $39.64 $39.61 $37.51 $40.49  $37.70

  RELIABLE. The following sets forth selected consolidated historical financial and other data for Reliable and its consolidated subsidiaries for the period indicated. Such data should be read in conjunction with, and is qualified in its entirety by, the more detailed information set forth in "RELIABLE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and the Reliable consolidated financial statements and notes thereto set forth elsewhere in this Proxy Statement/Prospectus.

              THE RELIABLE LIFE INSURANCE COMPANY AND SUBSIDIARIES

                              SIX MONTHS ENDED
                                  JUNE 30,                               YEARS ENDED DECEMBER 31,
                          -------------------------  ------------------------------------------------------------------
                              1997         1996          1996         1995         1994          1993          1992
                          ------------ ------------  ------------ ------------ ------------  ------------  ------------
Net premiums earned.....  $ 50,575,118 $ 47,007,671  $ 94,004,740 $ 97,315,292 $ 92,041,371  $ 85,383,827  $ 79,993,326
Net investment income...    17,263,039   16,140,015    32,347,995   31,422,434   30,726,335    30,816,772    32,633,108
Net realized investment
 gains (losses).........       878,849     (420,392)      608,291    1,800,387   (2,210,324)     (172,280)    3,651,842
Service fees and other
 income.................     5,738,601    4,887,448    10,566,603    9,223,423   10,037,755    11,867,911     9,390,104
                          ------------ ------------  ------------ ------------ ------------  ------------  ------------
                            74,455,607   67,614,742   137,527,629  139,761,536  130,595,137   127,896,230   125,668,378
                          ------------ ------------  ------------ ------------ ------------  ------------  ------------
Benefits and claims.....    30,757,430   28,141,053    56,258,358   60,327,334   57,816,542    52,471,480    46,728,232
Commissions.............     5,778,576    5,279,073    11,265,708   10,637,683   10,293,093     9,729,401     9,585,787
Other operating
 expenses...............    22,161,445   19,650,466    37,793,060   36,941,280   33,727,959    34,136,639    36,966,185
Amortization............     5,698,092    6,846,525    13,698,872   12,660,934   12,033,959    10,246,923    10,207,866
                          ------------ ------------  ------------ ------------ ------------  ------------  ------------
                            64,395,543   59,917,117   119,015,998  120,567,231  113,871,553   106,584,443   103,488,070
                          ------------ ------------  ------------ ------------ ------------  ------------  ------------
 Income before provision
  for income taxes......    10,060,064    7,697,625    18,511,631   19,194,305   16,723,584    21,311,787    22,180,308
Provision for income
 taxes..................     2,988,979    2,132,575     5,262,832    5,586,778    4,277,483     6,551,821     6,791,383
                          ------------ ------------  ------------ ------------ ------------  ------------  ------------
 Income before effect of
  change in accounting
  principle.............     7,071,085    5,565,050    13,248,799   13,607,527   12,446,101    14,759,966    15,388,925
Cumulative effect of
 change in accounting
 for income taxes.......           --           --            --           --           --        665,956           --
                          ------------ ------------  ------------ ------------ ------------  ------------  ------------
 Net income.............  $  7,071,085 $  5,565,050  $ 13,248,799 $ 13,607,527 $ 12,446,101  $ 15,425,922  $ 15,388,925
                          ============ ============  ============ ============ ============  ============  ============
Earnings per share (a)..  $       4.18 $       3.01  $       7.32 $       7.23 $       6.54  $       7.96  $       7.91
                          ============ ============  ============ ============ ============  ============  ============
Total assets............  $653,318,585 $577,609,339  $600,901,008 $591,272,538 $538,990,435  $530,817,174  $515,477,364
                          ============ ============  ============ ============ ============  ============  ============
Future benefits and
 other insurance
 liabilities............  $423,340,046 $381,795,003  $388,210,020 $380,834,423 $375,204,224  $361,329,787  $356,191,329
                          ============ ============  ============ ============ ============  ============  ============
Note payable............  $ 10,000,000 $        --   $        --  $        --  $        --   $        --   $        --
                          ============ ============  ============ ============ ============  ============  ============
Dividends declared per
 Class A share..........  $       0.70 $       0.70  $       1.47 $       1.44 $       1.34  $       1.69  $       1.73
                          ============ ============  ============ ============ ============  ============  ============
Dividends declared per
 Class B share..........  $     0.0636 $     0.0636  $     0.1336 $     0.1309 $     0.1215  $     0.1530  $     0.1570
                          ============ ============  ============ ============ ============  ============  ============
Book value per share (a)
 .......................  $      94.79 $      89.62  $      90.56 $      86.96 $      68.67  $      68.67  $      62.06
                          ============ ============  ============ ============ ============  ============  ============

--------

(a) Class B common stock may be converted to Class A common stock at a 10:1 ratio at the option of the shareholder. Earnings per share and book value per share are presented under the "if-converted" method. The weighted average shares outstanding used to calculate earnings per share for the years ended December 31, 1996 through 1992 are 1,810,131, 1,881,135,
    1,904,058, 1,937,305, and 1,944,815, respectively. The weighted average shares for the six months ended June 30, 1997 and 1996 are 1,693,665 and 1,851,169, respectively.

COMPARATIVE PER SHARE DATA (UNAUDITED)

  The following table sets forth for the periods indicated selected historical per share data of Unitrin and Reliable and the corresponding pro forma and pro forma equivalent per share amounts, giving effect to the proposed Merger. The data presented are based upon the consolidated financial statements and related notes of each of Unitrin and Reliable appearing elsewhere herein. The data presented as pro forma per share of Unitrin Stock and pro forma per share of Reliable Common Stock assume that the Conversion has been completed and that 100% of the shares of Reliable A Stock have been exchanged in the Merger for Unitrin Stock. This information should be read in conjunction with such historical financial statements and related notes thereto. These data are not necessarily indicative of the results of the future operations of the consolidated organization or the actual results that would have occurred if the Merger had been consummated prior to the periods indicated.

                                                                                RELIABLE
                                                                                PRO FORMA
                             UNITRIN      RELIABLE          UNITRIN/RELIABLE   EQUIVALENT
                           HISTORICAL    HISTORICAL             PRO FORMA          (1)
                          ------------- ----------------    ----------------- -------------
                           SIX           SIX                  SIX              SIX
                          MONTHS  YEAR  MONTHS     YEAR      MONTHS    YEAR   MONTHS  YEAR
                          ENDED  ENDED  ENDED     ENDED      ENDED    ENDED   ENDED  ENDED
                           6/30  12/31   6/30     12/31       6/30    12/31    6/30  12/31
                           1997   1996   1997      1996       1997     1996    1997   1996
                          ------ ------ ------    ------    -------- -------- ------ ------
Fully diluted book value
 per share at end of
 period.................  $39.24 $39.64 $94.79(2) $90.56(2)   $40.46   $40.83 $90.43 $91.25
Cash dividends declared
 per Unitrin share......    1.20   2.20    --        --         1.20     2.20   2.68   4.92
Cash dividends declared
 per Reliable A share ..     --     --    0.70      1.47         --       --     --     --
Cash dividends declared
 per Reliable B share...     --     --  0.0636    0.1336         --       --     --     --
Earnings before
 extraordinary item per
 share..................    0.93   3.51   4.18(2)   7.32(2)     1.02     3.51   2.28   7.84

--------
(1) The Reliable pro forma equivalent represents the Unitrin/Reliable pro forma combined book value, dividends and earnings per common share multiplied by an exchange ratio of 2.235 shares of Unitrin Stock for each share of Reliable A Stock so that the Reliable pro forma equivalent amounts represent the respective values of one share of Reliable A Stock.
(2) The Reliable historical book value and earnings per share are presented under the "if-converted" method.

                                 INTRODUCTION

GENERAL

  This Proxy Statement/Prospectus is being furnished to the holders of Reliable Common Stock in connection with the solicitation of proxies by the Board of Directors of Reliable for use at the Special Meeting of Reliable shareholders to be held at the offices of Reliable, 231 West Lockwood Avenue,
Webster Groves, Missouri 63119 at 10:00 a.m., local time, on               ,
1997, and at any adjournments or postponements thereof.

  At the Special Meeting, the shareholders of record of Reliable Common Stock
as of the close of business on               , 1997, will consider and vote
upon a proposal (the "Merger Proposal") to approve the Merger Agreement pursuant to which a wholly-owned subsidiary of Unitrin will be merged with and into Reliable (the "Merger"). In addition, the holders of Reliable B Stock will consider and vote upon a proposal to convert all of the outstanding shares of Reliable B Stock into shares of Reliable A Stock (the "Conversion") whereby each ten shares of Reliable B Stock shall be converted into one share of Reliable A Stock, with such Conversion to be effective immediately prior to the Merger. Pursuant to Section 7 of the Amendment and Restatement of the Amended and Restated By-laws of Reliable (the "Reliable By-Laws"), no other business may be transacted at the Special Meeting. Upon consummation of the Conversion and the Merger, each outstanding share of Reliable A Stock (other than Dissenting Shares and shares of Reliable Common Stock that may be owned by Reliable, by Unitrin, or by any of their respective wholly-owned subsidiaries prior to the Effective Time ("Cancelled Shares")) will be converted into the right to receive, at the election of the holder thereof, and subject to the allocation procedures described herein, either 2.235 shares of Unitrin Stock or $119.00 in cash. See "THE SPECIAL MEETING" and "THE MERGER--Consideration Payable Upon Consummation of the Merger." The Unitrin Board of Directors has approved the issuance of the shares of Unitrin Stock to be issued upon consummation of the Merger. Approval of the shareholders of Unitrin is not required for the issuance of the shares of Unitrin Stock or the consummation of the Merger.

  This Proxy Statement/Prospectus also constitutes a prospectus of Unitrin in respect of the shares of Unitrin Stock to be issued in connection with the Merger.

PARTIES TO THE MERGER

 UNITRIN

  Unitrin is a diversified financial services holding company incorporated under the laws of Delaware. Through its subsidiaries, Unitrin conducts its operations in three segments: Life and Health Insurance, Property and Casualty Insurance and Consumer Finance. See "BUSINESS OF UNITRIN" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" elsewhere herein.

 ACQUISITION SUBSIDIARY

  Unitrin Acquisition Corporation, a Missouri corporation ("Acquisition Subsidiary"), is a newly incorporated and wholly-owned subsidiary of Unitrin, formed solely for the purpose of enabling Unitrin to acquire all of the Reliable A Stock in the Merger.

 RELIABLE

  Reliable is a life insurance company incorporated under the laws of Missouri. Reliable and its subsidiaries are engaged primarily in the home service life insurance business. See "BUSINESS OF RELIABLE" elsewhere herein.

                              THE SPECIAL MEETING

RECORD DATE

  The Reliable Board of Directors has fixed the close of business on
              , 1997, as the Record Date for the determination of shareholders entitled to notice of, and to vote at, the Special Meeting. Accordingly, only holders of record of shares of Reliable Common Stock on the Record Date will be entitled to vote at the Special Meeting. As of the Record Date, there were shares of Reliable A Stock outstanding held by approximately
           shareholders of record, and             shares of Reliable B Stock
outstanding held by approximately                shareholders of record.

PROXIES

  When a proxy card is returned, properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the proxy card. If a shareholder does not either attend and vote at the Special Meeting or return the signed proxy card, such holder's shares will not be voted, which will have the effect of a vote "AGAINST" the approval of the Merger Proposal and, if applicable, the Conversion Proposal (except for purposes of dissenters' rights, as explained under "Dissenters' Rights"). Shareholders are urged to mark the boxes on the proxy card to indicate how their shares are to be voted. If a shareholder returns a signed proxy card but does not indicate how the shares represented by the proxy card are to be voted, such shares will be voted "FOR" approval of the Merger Proposal and, if applicable, "FOR" approval of the Conversion Proposal. Only holders of Reliable B Stock are asked to vote on the Conversion, and any votes cast by holders of Reliable A Stock on the Conversion will be disregarded. A shareholder who has given a proxy may revoke it at any time prior to its exercise at the Special Meeting by delivering an instrument of revocation to the Secretary of Reliable, by duly executing and submitting a proxy card bearing a later date, or by appearing at the Special Meeting and voting in person. However, the mere presence at the Special Meeting of the shareholder who has given a proxy will not revoke such proxy. In addition, brokers who hold shares of Reliable Common Stock as nominees will not have discretionary authority to vote such shares in connection with the Merger Proposal or, if applicable, the Conversion Proposal, in the absence of instructions from the beneficial owners. Accordingly, if a shareholder's shares are held by a broker or nominee and the shareholder does not follow the voting instructions provided by such broker or nominee with this Proxy Statement/Prospectus, such shares will not be voted and will have the effect of a vote "AGAINST" the approval of the Merger Proposal and, if applicable, the Conversion Proposal.

  Expenses related to solicitation of proxies for the Special Meeting will be borne by Reliable. Proxies will be solicited by mail and may also be solicited by telephone or other means of communication. Certain directors, officers and employees of Reliable may solicit proxies (for no additional compensation) by personal interview, telephone, facsimile or similar means of communication. Banks, trust companies, brokerage firms and other custodians, nominees and fiduciaries will be reimbursed for their reasonable expenses in forwarding these proxy materials to their principals.

  RELIABLE SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY
CARDS.

QUORUM

  The presence, either in person or by properly executed proxies, of the holders of a majority of the outstanding shares of Reliable Common Stock is necessary to constitute a quorum at the Special Meeting.

VOTE REQUIRED

  Reliable shareholders are entitled to one vote at the Special Meeting for each share of Reliable Common Stock held of record by them on the Record Date. Approval of the Conversion Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Reliable B Stock. Approval of the Merger Proposal requires the affirmative vote of the holders of two-thirds of the Reliable A Stock and the Reliable B Stock voting together as a single class. APPROVAL OF THE CONVERSION PROPOSAL IS A CONDITION TO THE CONSUMMATION OF THE MERGER. THE CONVERSION WILL OCCUR ONLY IF THE MERGER IS CONSUMMATED. Abstentions and broker non-votes will have the same effect as a vote "AGAINST" the applicable proposal, except for purposes of entitlement to dissenters' rights. See "THE MERGER--Dissenters' Rights."

  As of the Record Date, directors, executive officers and affiliates of such directors and executive officers of Reliable beneficially owned an aggregate of
     shares or approximately      % of outstanding Reliable A Stock, and
          shares or approximately     % of outstanding Reliable B Stock, and
     % of all shares of Reliable Common Stock entitled to vote at the Special Meeting. As of the Record Date, Unitrin did not beneficially own any shares of Reliable Common Stock. All members of the Reliable Board of Directors who are also shareholders have indicated their intention to vote in favor of the Merger Proposal, as have Spencer T. Gould and Bernal T. Chomeau; such persons beneficially own approximately 34% of the outstanding Reliable Common Stock. See "BENEFICIAL OWNERSHIP OF RELIABLE COMMON STOCK." No officers, directors or shareholders have entered into agreements to vote for the Merger Proposal. No officers, directors or shareholders have entered into agreements to elect either Unitrin Stock or cash in consideration for the Merger, and no formal expressions of intention with regard thereto have been made.

  A majority of the issued and outstanding shares of Reliable Common Stock present at the Special Meeting, in person or by proxy, will constitute a quorum for the transaction of business thereat. If such quorum is not present, shareholders present (in person) at the Special Meeting representing a majority of the shares of Reliable Common Stock present (in person or by proxy) at the Special Meeting, may vote to adjourn the Special Meeting from time to time for successive periods of not more than ninety days, without notice other than announcement at the meeting, until a quorum shall be present or represented. If a quorum is present at an adjournment of the Special Meeting, only the business which could have been transacted at the Special Meeting as originally scheduled may be transacted.

                                  THE MERGER

  The following information, insofar as it relates to matters contained in the Merger Agreement and the exhibits thereto, is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference and attached hereto as Appendix A. Reliable shareholders are urged to carefully read the Merger Agreement in its entirety.

BACKGROUND OF THE MERGER

  During 1996, senior management of Unitrin's principal life insurance subsidiary, United Insurance Company of America ("United") concluded, in light of market conditions in the home service life insurance business, that growing United's home service operations in Missouri and Arkansas internally would be less viable than combining those operations with another home service company with a greater presence in those states. Reliable's size and location in Missouri and Arkansas made it a logical candidate for such a combination. See "THE MERGER--Unitrin's Reasons for the Merger". In August, 1996, representatives of United initiated discussions with Reliable concerning a possible sale to Reliable of United's home service life insurance business in Missouri and Arkansas, where Reliable has a strong presence. The timing of this initiative found Reliable to be receptive due to its desire to expand its operations in those states. These discussions culminated in the parties entering into a reinsurance transaction on January 27, 1997, effective January 1, 1997, in which Reliable agreed, among other things, to reinsure all of United's in force home service life insurance policies in those states. See "THE MERGER--Unitrin-Reliable Transactions."

  Subsequent to the successful consummation of the reinsurance transaction, Unitrin's Chief Executive Officer, Richard C. Vie, concluded that there might be significant economies of scale to be derived from combining United's home service business in Texas with Reliable's larger life insurance operations there. However, because United's Texas operations account for a sizable portion of United's total home service life insurance premium revenue (approximately 10%), Mr. Vie further concluded that it would not be in United's best interest to sell a block of business of that size but that it might instead be worth pursuing whether Reliable would be interested in a business combination with Unitrin.

  Mr. Vie first presented this possibility to Reliable in a telephone call on March 24, 1997 to David D. Chomeau, Reliable's Vice Chairman and Director of Corporate Development. Over the next several days, Mr. Chomeau consulted with Douglas B. Chomeau, Stuart G. Chomeau, Spencer T. Gould and Bernal T. Chomeau, certain of the major shareholders of Reliable, who all agreed that Mr. Vie's proposal should be given serious consideration. Mr. Chomeau called Mr. Vie and indicated that representatives of Reliable would be willing to meet with Unitrin's management to explore the possibility of a business combination. As is customary in transactions of this nature, Reliable management did not seek approval of the Reliable Board of Directors at this stage of the negotiation process.

  On March 31, 1997, Reliable and Unitrin entered into a Confidentiality Agreement for the purpose of permitting the exchange of certain information between the parties. Shortly thereafter, Unitrin provided to Reliable a detailed configuration of United's home service field operations in Texas, including district office locations and numbers of agents, from which Reliable prepared and provided to Unitrin an analysis of possible synergies to be derived from combining the field operations of Reliable and United. This analysis also later served as a basis for the "due diligence" investigation of Reliable's operations by Unitrin and its advisors.

  On April 2, 1997, a meeting was held at the Renaissance Hotel in Chicago to discuss in general terms various aspects of a possible transaction, principally Unitrin's intentions relative to Reliable's employees and home office operations, and potential synergies from combining the respective companies' home service life insurance field operations in Texas. Price was not discussed. In attendance at the meeting were Mr. Vie and David F. Bengston, a Unitrin Vice President, Douglas B. Chomeau, Chairman and Chief Executive Officer of Reliable, and Lewis B. Shepley, Executive Vice President and Chief Financial Officer of Reliable. Mr. Chomeau expressed a strong desire that any transaction be structured in order to be tax-free to Reliable's shareholders.

Mr. Vie responded that Unitrin would be willing to consider such a structure. At the conclusion of the meeting, the parties agreed to continue discussions.

  On April 16, 17, 23 and 30, 1997, Mr. Vie and Mr. Douglas B. Chomeau had extensive telephone conversations regarding the possibility of an acquisition of Reliable by Unitrin, with the principal focus of such discussions being price. During these conversations, Mr. Vie first suggested that Reliable consider a structure in which Reliable's shareholders would be afforded the option to elect cash instead of Unitrin Stock. Mr. Chomeau responded that Reliable would consider such a structure, provided that the tax-free nature of the transaction would not be jeopardized. After a number of proposals and counterproposals during the aforementioned telephone conversations, on May 1, 1997 Mr. Vie and Mr. Chomeau tentatively agreed that an acquisition of Reliable could be structured as a tax-free reorganization whereby each share of Reliable A Stock (including Reliable B Stock on a converted basis) would be converted into the right to receive, at the election of the holder, either
2.235 shares of Unitrin Stock or $119 cash, subject to allocation provisions designed to cause the issuance of a sufficient amount of Unitrin Stock to permit tax-free treatment for Reliable shareholders who received Unitrin Stock. Unitrin instructed its outside legal counsel, Lord, Bissell & Brook, to assist in drafting a letter of intent, which was transmitted to Reliable and its outside legal counsel, Bryan Cave llp, on May 5, 1997. Based on a recommendation by Lord, Bissell & Brook, the draft included provisions for the Conversion in order to simplify the mechanics of exchanging Reliable B Stock for Unitrin Stock.

  On May 7, 1997, Mr. Vie briefed all members (except for Fayez Sarofim) of the Unitrin Board of Directors by telephone on the proposed transaction and was authorized informally by the directors to proceed. Mr. Sarofim, who was traveling on May 7th but was briefed the following day by Mr. Vie, concurred with the other Board members. On May 7, 1997, Douglas B. Chomeau convened a meeting of Reliable's Board of Directors to advise the Board of the possibility of an acquisition of Reliable by Unitrin, including the proposed terms and conditions of such acquisition. All of the members of the Reliable Board of Directors were present at such meeting. Presentations were given by Messrs. David Chomeau and Douglas Chomeau and Bryan Cave llp. Mr. David Chomeau summarized the status of the negotiations with Unitrin prior to the meeting and stated that the major shareholders mentioned above had been contacted and were interested in having Reliable pursue the transaction. Messrs. David Chomeau and Douglas Chomeau further described the key elements of the proposed transaction in the view of such shareholders, including Unitrin's stated intention to leave the operations of Reliable substantially intact and the possibility of Reliable managing United's Texas home service business. At that time, the Reliable Board authorized Mr. Douglas Chomeau and the other executive officers of Reliable to enter into a letter of intent for the transaction, in substantially the form of letter of intent presented to the Board at that time and within the following parameters: (i) Reliable would merge with a wholly-owned Missouri subsidiary of Unitrin, with Reliable to be the surviving corporation; (ii) the transaction would be structured to qualify as a tax-free reorganization, with each outstanding share of Reliable Common Stock (including Reliable B Stock on a converted basis) to be eligible to receive either 2.235 shares of Unitrin common stock or $119 per share (a "cash election"), provided that cash elections, when combined with demands for appraisal, would not exceed 20% of the outstanding shares of Reliable's common stock; (iii) the officers of Reliable would take all required actions with respect to federal and state regulatory approvals; and (iv) in the event the sale to Unitrin did not close and Reliable entered into a sale or merger of Reliable or a sale of a controlling interest or other extraordinary transaction involving a transfer of a significant portion of Reliable to a third party within one year of the date of the letter of intent, Reliable would be obligated to pay Unitrin a termination fee not in excess of $10 million, subject to certain exceptions to be negotiated. The Reliable Board further authorized Mr. Douglas Chomeau and the other executive officers to negotiate definitive agreements for the transaction. The Reliable Board did not at this or any other time consider any alternative transactions to the Merger.

  On May 7, 1997, Reliable and Unitrin executed and publicly announced a letter of intent for Unitrin to acquire Reliable in a merger transaction in essentially the form and on the financial terms of the proposed Merger described in this Proxy Statement/Prospectus. Thereafter, Unitrin and Reliable instructed their respective counsel to begin preparation of appropriate documentation for the Merger.

  On May 14, 1997, at a regularly scheduled meeting of the Unitrin Board of Directors, Mr. Vie updated the Board on developments in the transaction and presented a tentative timetable for its completion. All of the members of Unitrin's Board were present.

  On May 19, 1997, Reliable retained Societe Generale as its financial advisor in order to evaluate the fairness of the Merger consideration to the holders of Reliable A Stock from a financial point of view.

  On May 29, 1997, the parties held a meeting in Chicago at the offices of Lord, Bissell & Brook for the purpose of discussing the initial draft of the proposed Merger Agreement that had been prepared by Unitrin's counsel and circulated earlier to Reliable and its counsel. In attendance at the meeting on behalf of Reliable were Mr. Shepley, Ralph Grossmann, Reliable's General Counsel, and attorneys from Bryan Cave llp. In attendance on behalf of Unitrin were Scott Renwick, Samuel Fitzpatrick and Richard Miranti, Unitrin's inside counsel, and attorneys from Lord, Bissell & Brook. The discussions centered around technical, legal aspects of the proposed agreement, and certain changes in the document (not having to do with price or structure) were agreed to.

  From May 7, 1997 through June 18, 1997, Reliable and Unitrin and their respective advisors proceeded to work on, and held a series of telephone discussions regarding, the Merger Agreement, regulatory approvals that would be necessary to conclude the Merger, and other matters relating to the consummation of the Merger, as well as the financial, legal and accounting "due diligence" investigations of the respective companies. During this period, a number of Unitrin management personnel, including David Bengston, a Unitrin Vice President, Eric Draut, Unitrin's Chief Financial Officer, Richard Roeske, Unitrin's Corporate Controller, Donald Southwell, President of Unitrin's Life and Health Insurance Group, William Whaley, head of Unitrin's data systems subsidiary, and Mr. Miranti and Thomas Evans, Unitrin's inside counsel, visited Reliable's home offices in Webster Groves, Missouri, as part of Unitrin's due diligence investigation of Reliable. On June 4, 1997, representatives of Societe Generale visited Unitrin's offices in Chicago and interviewed Messrs. Vie and Renwick, in connection with the preparation of its fairness opinion to Reliable. The principal matters discussed with Messrs. Vie and Renwick were the nature and scope of Unitrin's operations and investments, its financial condition and pending litigation.

  On June 18, 1997, the Reliable Board of Directors held a meeting at its Webster Groves, Missouri headquarters and considered the proposed Merger Agreement and the transactions contemplated thereby. All of the members of the Reliable Board were present at such meeting. Mr. Vie, who was present for the first portion of the meeting at the invitation of the Board, described to the directors Unitrin's philosophy regarding the conduct of an acquired company's continuing operations and Unitrin's current intention to maintain the home office of Reliable in Webster Groves. After Mr. Vie left the meeting, representatives of Societe Generale and Bryan Cave llp made presentations to the Board of Directors and discussed with members of the Board their views and analyses of various aspects of the proposed Merger and the effects thereof. Societe Generale's presentation consisted of an oral overview of the various analyses more fully described in "--Opinion of Financial Advisor," namely (i) an analysis of projected dividends of Reliable on a discounted basis, (ii) an analysis of selected acquisition transactions in the home service business,
(iii) a comparison of certain trading and financial statement data between Reliable and selected insurance companies whose securities are publicly traded, (iv) a pro forma dividend and merger analysis, (v) an analysis of historical trading prices and volumes for Reliable A Stock and Unitrin Stock and (vi) a more generalized analysis of Unitrin Stock prices. Representatives of Societe Generale delivered, and orally reaffirmed, Societe Generale's written opinion (a copy of which is included as Appendix C to this Proxy Statement/Prospectus) that the proposed transaction was fair, from a financial point of view, to the holders of Reliable A Stock. Bryan Cave llp's presentation consisted of a description of the Merger Agreement and the Conversion Proposal, the federal and state regulatory approvals required for the Merger and the time schedule for the various filings that would be required in connection therewith. Following discussion, the Reliable Board of Directors concluded that the Merger was in the best interests of Reliable and its shareholders and, by a unanimous vote of all directors, approved (i) the Merger Agreement and the transactions contemplated thereby, (ii) the Conversion Proposal, and (iii) the submission of the Merger Proposal and the Conversion Proposal to a vote of the holders of Reliable Common Stock and Reliable B Stock, respectively, and further authorized the executive officers of Reliable to enter into the Merger Agreement substantially in the form presented at the meeting.

  On June 20, 1997, the Board of Directors of Unitrin met to review the terms of the proposed Merger Agreement, including the proposed Merger consideration and the issuance of Unitrin Stock. Reuben Hedlund, George Roberts and Fayez Sarofim were not able to participate in the meeting. At such meeting, the Unitrin Board, by unanimous vote of the directors present, approved the Merger Agreement and authorized the issuance of Unitrin Stock in connection therewith.

  On June 20, 1997, Reliable, Unitrin and Acquisition Subsidiary executed and delivered the Merger Agreement and issued a joint press release announcing the signing.

  On August 13, 1997, Reliable and Unitrin executed an amendment to the Merger Agreement to clarify that the right of a holder of Reliable A Stock who is entitled to receive a payment of cash in lieu of a fractional share of Unitrin Stock pursuant to the Merger Agreement is based on a per share value of Unitrin Stock of $53.25.

RELIABLE'S REASONS FOR THE MERGER; RECOMMENDATION OF THE RELIABLE BOARD OF DIRECTORS

  The Board of Directors of Reliable has unanimously determined that the Merger Agreement and the transactions contemplated thereby are in the best interests of Reliable's shareholders. In reaching its conclusion to approve the Merger and the Conversion, the Board of Directors of Reliable considered the following principal factors:

  Business History; Future Prospects. For over ten years, Reliable has demonstrated sustained profitability. However, Reliable's focus in the home service industry has made it difficult for Reliable to follow the trend in the insurance industry toward providing a broader product line. In management's opinion, smaller insurers, such as Reliable, are faced with a more difficult challenge of satisfying customers' total insurance requirements.

  In assessing Reliable's future prospects, the Reliable Board of Directors considered sales and earning potential and working capital requirements. The home service market is a market of little or no growth. For the previous several years, Reliable has followed a policy of increasing shareholder value by acquisition of home service business and by acquiring its own stock, which was selling below book value. In pursuing this policy, Reliable had reduced its statutory capital and surplus to a level at which it was required to issue a surplus note in order to maintain its favorable "A" rating with A.M. Best Company. The Reliable Board concluded that there were few, if any, small blocks of home service business that might be expected to become available in Reliable's trade area, and affordable growth by acquisitions therefore became uncertain. The costs of increasing automation, together with expected continuing inflation, raised the prospect of little growth in premium with greater increases in costs.

  Although the Directors of Reliable believe that Reliable's profitable performance can be sustained, they do not believe that this level of performance will be sufficient to allow Reliable to grow competitively without a significant diversification of its business or enlargement of its operating territory.

  Anticipated Relationship with Unitrin; Reliable Home Office. Unitrin has indicated that it presently intends to keep Reliable intact as an operating unit with its home office in Webster Groves, Missouri. In addition, it is presently contemplated that Reliable will add United's Texas home service business to its operations. As described under "THE MERGER--Unitrin-Reliable Transactions," earlier in 1997 Reliable reinsured United's home service business in Missouri and Arkansas and certain other locations.

  Reliable's management did not seek Unitrin's offer for Reliable. Based upon the long-standing position of certain major shareholders of Reliable, the Board believes that no proposal which contemplates the elimination of the Reliable name and heritage, including its home office in Webster Groves, and the dismissal and/or relocation of a substantial number of its employees there, would be approved by the requisite number of shareholders. The Board further believes that Unitrin's offer may represent a unique opportunity for a combination of Reliable with an acquiror that will respect the integrity of Reliable and its business.

  Dividend Paying History of Unitrin. Unitrin has consistently paid a dividend in excess of the dividend that Reliable shareholders have received. The Board believes that such disparity will continue for the foreseeable future. The Merger will therefore, in the opinion of the Board, enable the Reliable shareholders to realize a more favorable dividend payment without increasing their current investment.

  Shareholder Liquidity. Although Reliable A Stock is traded on the SmallCap Tier of the Nasdaq Stock Market, trading has been limited. The effect of this inactivity has been a significant lack of shareholder liquidity. The Merger offers Reliable shareholders the opportunity to receive Unitrin Stock which is actively traded on the National Market Tier of the Nasdaq Stock Market.

  Merger Consideration; Substantial Premium Over Historic Trading Price of Reliable; Transaction Structure. The Board of Directors of Reliable believes that the process by which the Merger consideration was calculated, and therefore the amount of the Merger consideration, is fair. This belief is based on the Directors' assessment of the future prospects of both Reliable (discussed above) and Unitrin and on the Societe Generale Opinion, discussed herein under "THE MERGER--Opinion of Financial Advisor." The Merger consideration represents a substantial premium over the historic market price of Reliable A Stock. In addition, the structure of the transaction proposed by Unitrin, which is reflected in the Merger Agreement, affords the Reliable shareholders the opportunity to receive, at the aforementioned premium, either the more actively traded Unitrin Stock on a tax-free basis or, subject to the limitations discussed elsewhere herein, to receive cash for their shares of Reliable A Stock.

  In reaching their decision, the directors were aware of the fact that the Merger consideration is subject to fluctuation (commensurate with fluctuations in the market price of Unitrin Stock), as a result of the fixed exchange ratio for Reliable shareholders electing to receive Unitrin Stock. The Board's conclusion that the consideration to be received by the Reliable shareholders is fair from a financial point of view is based on the Board's assessment of the long-term prospects of Unitrin.

  In the opinion of Reliable's Board of Directors, each of the above factors supports a determination that the transactions contemplated with Unitrin are in the best interest of Reliable's shareholders. Given the extensive nature of the factors discussed above, the Reliable Board as a whole did not attempt to assign any individual weight to each factor. The Reliable Board of Directors is not aware of the relative importance assigned by each member of the Board for each factor. In total, however, the Board of Directors determined that the anticipated relationship with Unitrin and the dividend paying history of Unitrin were of particular importance in evaluating the proposed transaction and believes that the Merger presents the best opportunity for Reliable to succeed in the future and for Reliable's shareholders to achieve the fair value of their investment.

  THE BOARD OF DIRECTORS OF RELIABLE HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AS BEING FAIR AND IN THE BEST INTERESTS OF RELIABLE AND ITS SHAREHOLDERS AND HAS UNANIMOUSLY APPROVED ITS SUBMISSION TO THE HOLDERS OF RELIABLE A STOCK AND RELIABLE B STOCK. THE BOARD OF DIRECTORS HAS ALSO UNANIMOUSLY APPROVED THE SUBMISSION OF THE CONVERSION OF THE RELIABLE B STOCK TO THE HOLDERS OF RELIABLE B STOCK. THE RELIABLE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HOLDERS OF RELIABLE COMMON STOCK APPROVE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. APPROVAL OF THE CONVERSION BY THE HOLDERS OF RELIABLE B STOCK IS A CONDITION TO THE CONSUMMATION OF THE MERGER. THE CONVERSION WILL OCCUR ONLY IF THE MERGER IS CONSUMMATED.

  In reviewing the terms of the Merger Agreement, the holders of Reliable Common Stock should bear in mind that while Unitrin and Reliable have used their best efforts to estimate the value of the Merger consideration based on the facts currently known to them, there can be no assurance as to the value of the Merger consideration received and ultimately retained by the holders of Reliable Common Stock who elect to receive Unitrin Stock.

UNITRIN'S REASONS FOR THE MERGER

  The Unitrin Board of Directors has approved the Merger Agreement and determined that the Merger and the issuance of the Unitrin Stock pursuant thereto are in the best interests of Unitrin's shareholders. The approval of the Merger Proposal by the shareholders of Unitrin is not required.

  Unitrin has concluded that Reliable is an attractive acquisition candidate because of the potential to realize efficiencies through the combination of the home service field agent operations of Reliable and United. Senior management of Unitrin has considered the ongoing trend toward consolidation in the life insurance industry and the potential for cost and operating synergies arising from such consolidation. Management has also considered the relatively low growth in premium revenues experienced by the home service life insurance industry generally in recent years and the resulting need for ongoing improvements in efficiencies in order to enhance profitability. The home service life insurance business is inherently labor intensive, given the need to have agents call on customers in their homes at least monthly to collect premiums and to respond to customer needs. Unitrin believes that the combined field operations will result in a stronger competitor in Reliable's traditional geographic markets than either Reliable or United would be separately. In determining to approve the Merger Agreement, Unitrin's Board of Directors also evaluated the potential effect of the issuance of Unitrin Stock in the Merger on Unitrin's earnings per share. Neither this factor, nor any other aspect of the Merger, was perceived as disadvantageous by the Board.

OPINION OF FINANCIAL ADVISOR

  On June 18, 1997, Societe Generale rendered to the Reliable Board of Directors an oral opinion (confirmed by delivery of a written opinion dated June 18, 1997) to the effect that, as of such date and based upon and subject to the various assumptions and considerations set forth in such opinion, the consideration to be received by the holders of Reliable A Stock in the Merger was fair to such shareholders from a financial point of view.

  The full text of Societe Generale's written opinion to the Reliable Board dated June 18, 1997, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix C to this Proxy Statement/Prospectus (the "Societe Generale Opinion") and is incorporated herein by reference. Shareholders of Reliable are urged to read this opinion carefully in its entirety. The summary of the Societe Generale Opinion set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

  The Societe Generale Opinion was intended for the use and benefit of the Reliable Board of Directors only in addressing fairness of the consideration payable upon consummation of the Merger from a financial point of view to the Reliable shareholders. The Societe Generale Opinion does not address any other aspect of the proposed Merger or any related transaction and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the Special Meeting or as to whether any shareholder should elect to receive cash or shares of Unitrin Stock. The issue of whether Reliable shareholders can rely on Societe Generale's opinion can only be resolved by a court of competent jurisdiction. However, Societe Generale's position is that because it (i) has no obligation to render an opinion, (ii) rendered its opinion to assist the Board of Directors of Reliable in exercising its business judgment, (iii) expressly disclaimed, in its engagement letter with Reliable, authorization of anyone other than the Reliable Board to rely upon any statements or conduct of Societe Generale in connection with its engagement, and (iv) addressed the opinion solely to the Reliable Board, Reliable shareholders cannot rely on the opinion to support any claims against Societe Generale arising under applicable state law. Resolution of this question will have no effect on the rights and responsibilities of the Reliable Board under applicable state law. Resolution of this question will have no effect on the rights and responsibilities of the Reliable Board or Societe Generale under the federal securities laws.

  In connection with its opinion, Societe Generale: (i) reviewed certain publicly available business and financial information relating to Reliable and Unitrin; (ii) reviewed certain financial and other information of Reliable and Unitrin prepared by their respective managements, including historical pro forma financial statements, analyses and forecasts of certain costs savings and related expenses and synergies expected to result from the Merger (the "Expected Savings and Synergies") and forecasts of Reliable prepared according to Statutory Accounting Principles; (iii) conducted discussions with members of senior management of Reliable and Unitrin concerning their respective businesses and prospects, before and after giving effect to the Merger, and the Expected Savings and Synergies; (iv) reviewed the historical market prices and trading activity for the Reliable A Stock and Unitrin Stock and compared them with those of certain publicly traded companies which Societe Generale deemed to be relevant; (v) compared the historical and projected results of operations of Reliable and Unitrin with those of certain companies which Societe Generale deemed to be relevant; (vi) compared the proposed financial terms of the Merger with the financial terms of certain other mergers and acquisitions which Societe Generale deemed to be relevant; (vii) reviewed a draft of the Merger Agreement dated June 13, 1997 and the Letter of Intent dated May 7, 1997; (viii) reviewed the Subordinated Promissory Note and Loan Agreement between Reliable and Southwest Bank of St. Louis both dated March 31, 1997 and (ix) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Societe Generale deemed appropriate.

  For purposes of rendering its opinion, Societe Generale assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Merger Agreement and all related documents and instruments (collectively, the "Documents") are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under such Documents and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. Societe Generale has also assumed that all material governmental, regulatory or other consents and approvals will be obtained and that in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which either of Reliable or Unitrin is a party, no restrictions will be imposed or amendments, modification or waivers made that would have any material adverse effect on the contemplated benefits to Reliable and Unitrin of the Merger. The Societe Generale Opinion and its analysis described herein assume the conversion of Reliable B Stock to Reliable A Stock immediately prior to the Merger.

  In preparing its opinion, Societe Generale, with the consent of the Reliable Board of Directors, assumed and relied upon the accuracy and completeness of all the financial and other information provided to, discussed with, or otherwise made available to it, or publicly available, did not independently verify such information or undertake an independent evaluation or appraisal of any of the assets or liabilities of Reliable or Unitrin and was not furnished with any such evaluation or appraisal. In addition, Societe Generale did not conduct any physical inspection of the properties or facilities of Reliable or Unitrin. With respect to the financial forecasts, and the Expected Savings and Synergies, furnished to or discussed with Societe Generale by Reliable or Unitrin, Societe Generale has assumed that they have been reasonably prepared and reflect the best currently available estimates and judgments of Reliable's and Unitrin's management as to the expected future financial performance of Reliable or Unitrin, or the surviving entity after giving effect to the Merger, as the case may be. Societe Generale further assumed that the Merger will be accounted for as a purchase under generally accepted accounting principles ("GAAP") and that it will qualify as a tax-free reorganization for U.S. federal income tax purposes. The Societe Generale Opinion is necessarily based on market, economic and other conditions as they existed on the date thereof.

  Societe Generale did not and is not expressing any opinion as to what the value of the Unitrin Stock actually will be when issued to Reliable shareholders pursuant to the Merger or the prices at which such Unitrin Stock will trade subsequent to the Merger. With respect to Unitrin's investments in certain publicly traded companies (the "Investees"), Societe Generale relied on Unitrin's publicly available financial statements regarding the market value of the Investees' securities held by Unitrin and Societe Generale did not undertake any investigation of the Investees. Societe Generale was not requested to, and did not, solicit third party indications of interest in acquiring all or any part of Reliable. The Societe Generale Opinion does not in any manner address Reliable's underlying business decision to effect the Merger.

  The following is a summary of certain of the financial analyses used by Societe Generale in connection with the delivery of the Societe Generale Opinion to the Reliable Board.

  Dividend Discount Analysis. Societe Generale performed a dividend discount analysis with respect to Reliable, assuming an annual growth rate in dividends per share of 4% and an annual growth rate in net operating income of 3.0% to 5.0% for Reliable from 1996 to 2001. Societe Generale also calculated Reliable's terminal values as of December 31, 2001 based on the latest twelve months ("LTM") net income per share multiples ranging from 14.0x to 16.0x. The sum of (a) the projected dividends for the years 1997 to 2001 and (b) the calculated terminal values, each discounted to a present value using discount rates ranging from 11% to 13%, implied a value per share of Reliable A Stock ranging from approximately $81.00 to $107.00.

  Selected Transactions Analysis. Societe Generale analyzed certain information relating to selected transactions in the home service industry since 1990 (the "Selected Home Service Transactions"). Such transactions were (acquiror/acquiree): Aegon N.V./Providian Corp. (Insurance Operations), American General Corp./Home Beneficial Corp., Loewen Group Inc./Security Industrial Insurance Company, American General Corp./Independent Insurance Group, Torchmark Corporation/American Income Holding, Inc., Liberty Corporation/North American National Life, Liberty Corporation/American Funeral Assurance Co., Liberty Corporation/State National Capital Corporation, Liberty Corporation/Pierce National Life Insurance, Capital Holding Corporation/Durham Corporation, and Torchmark Corporation/Family Service Life Insurance Co. Societe Generale noted that the purchase price to latest available operating earnings multiples (i) when operating earnings are net operating income measured in accordance with GAAP, ranged from 8.7x to 17.9x with a median of 14.6x, compared to a transaction multiple in the Merger of 15.0x, and (ii) when operating earnings are net income measured in accordance with statutory accounting principles, ranged from 11.2x to 30.9x with a median of 16.6x, compared with a transaction multiple in the Merger of 19.4x. Societe Generale also noted that the purchase price to book value multiples (i) when book value is measured in accordance with GAAP, ranged from 1.0x to 2.8x with a median of 1.2x, compared with a transaction multiple of 1.4x, and (ii) when book value is defined as capital and surplus plus asset valuation reserve ("AVR") in accordance with statutory accounting principles, ranged from 1.9x to 4.7x with a median of 2.6x, compared with a transaction multiple of 3.5x. In addition, Societe Generale noted that the purchase price less capital and surplus plus AVR, divided by premiums written, ranged from 0.7x to 2.7x with a median of 1.1x, compared to a transaction multiple of 1.7x.

  Selected Public Company Trading Analysis. Societe Generale compared certain trading and financial statement data for Reliable with certain corresponding information for selected life insurance companies whose securities are publicly traded. Such companies were ALLIED Life Financial Corporation, American Heritage Life Investment Corporation, AmerUS Life Holding Inc., Kansas City Life Insurance Company and Liberty Corporation (the "Selected Small Capitalization Companies") and American General Corporation, American National Insurance Company, Jefferson Pilot Corporation, Protective Life Corporation, Reliastar Financial Corporation, and Torchmark Corporation (the "Selected Large Capitalization Companies"). As of June 16, 1997, the median equity market capitalizations of the Selected Small Capitalization Companies and the Selected Large Capitalization Companies were $480 million and $3,850 million, respectively. The multiples and ratios for the selected life insurance companies and Reliable were based on the most recent publicly available information. The earnings per share growth estimate for a projected 5-year period for Reliable was based on discussions with Reliable management.

  Societe Generale considered, among other multiples and ratios, share price-to-GAAP operating earnings per share for the LTM ended March 31, 1997 ("LTM P/E Ratio"), earnings per share growth for a historical 5-year period (the "Historical 5-Year EPS Growth Rate"), earnings per share growth for a projected 5-year period (the "Projected 5-Year EPS Growth Rate"), the price-to-adjusted GAAP book value ratio (the "Price-to-Adjusted Book Value Ratio") for common equity before adjustment for net unrealized investment gains pursuant to FAS 115, and the return on average equity for 1996 ("1996 ROE") based on 1996 EPS as a percentage of average book value per share. Societe Generale's analyses indicated that (a) the LTM P/E Ratio ranged from 11.4x to 23.9x, with a median of 14.7x for the Selected Small Capitalization Companies and from 10.9x to 16.9, with a median of 16.0x for the Selected Large Capitalization Companies, compared with a transaction multiple in the Merger of 15.0x; (b) the Historical 5-Year EPS Growth Rate ranged from (2.0%) to 16.2% with a median of 9.0% for the Selected Small Capitalization Companies, and from 2.2% to 21.7% with a median of 10.4% for the

Selected Large Capitalization Companies, compared with (1.1%) for Reliable; (c) the Projected 5-Year EPS Growth Rate ranged from 9.0% to 11.5% with a median of 10.0% for the Selected Small Capitalization Companies, and from 10.2% to 12.9% with a median of 10.8% for the Selected Large Capitalization Companies, compared with 4.0% for Reliable; (d) the Price-to-Adjusted Book Value Ratio ranged from 1.0x to 1.9x, with a median of 1.3x for the Selected Small Capitalization Companies, and from 1.0x to 3.0x, with a median of 2.3x for the Selected Large Capitalization Companies, compared with a transaction multiple in the Merger of 1.4x for Reliable; and (e) 1996 ROE ranged from 6.3% to 11.9%, with a median of 8.3% for the Selected Small Capitalization Companies, and from 7.4% to 19.6% with a median of 12.5% for the Selected Large Capitalization Companies, compared with 8.0% for Reliable. Further, Societe Generale noted that based on size and financial performance, Reliable is more comparable to the Selected Small Capitalization Companies than the Selected Large Capitalization Companies, and its analysis was based primarily on the comparison between the trading multiples for the Small Capitalization Companies and the transaction multiples in the Merger.

  Pro Forma Dividend and Merger Analyses. Societe Generale analyzed the pro forma dividends received per share of Reliable A Stock. Based on Reliable's projected dividend per share of Reliable A Stock for 1997, each Reliable shareholder would receive approximately $1.53 per share. Each shareholder making an election for stock would receive $5.36 per share of Reliable A Stock in 1997 pro forma for the Merger based on an estimate of Unitrin's 1997 dividend per share, representing an increase of $3.83 per share of Reliable A Stock. The estimates of the 1997 dividends per share for Reliable and Unitrin are estimated based on annualized first quarter 1997 dividends paid (and, in the case of Reliable dividends, on Reliable projections) and Societe Generale does not express an opinion as to the likelihood of such dividends being realized.

  In addition, Societe Generale computed a pro forma merger analysis based on certain assumptions regarding purchase accounting adjustments, including the potential recognition of an asset related to the prefunding of Reliable's pension liabilities in excess of the estimated future liability thereof, cost savings and other matters. This analysis indicated that pre-tax cost savings and/or synergies of approximately $1.5 million would be required in order for the Merger to be non-dilutive to Unitrin.

  Historical Stock Trading Analysis. Societe Generale reviewed the historical trading prices and volumes for both Reliable A Stock and Unitrin Stock for the last five years. Societe Generale also compared the trading prices of Reliable A Stock and Unitrin Stock with the S&P 500 Index and indices of selected comparable companies. Societe Generale also calculated that the transaction price represented a premium of 77% to the closing price of Reliable A Stock one month prior to the announcement of the transaction.

  Unitrin Stock Price Analysis. Since a portion of the consideration payable will be in the form of Unitrin Stock, Societe Generale reviewed certain financial, market and non-financial data, and performed certain analyses relating to Unitrin. Societe Generale compared certain trading and financial statement data for Unitrin with certain corresponding information for selected multi-line insurance companies whose securities are publicly traded. Such companies were Allmerica Financial Corporation, Cigna Corporation, CNA Financial Corporation, Hartford Financial Services Group, SAFECO Corporation and USF&G Corporation (the "Selected Multi-line Insurance Companies").

  Societe Generale considered, among other multiples and ratios, LTM P/E Ratio, estimated EPS for 1997 (as estimated by research analysts and compiled by Institutional Brokers' Estimate System) ("1997 P/E Ratio"), Price-to-Adjusted Book Value, and 1996 ROE. Societe Generale's analyses indicated that (a) the LTM P/E Ratio ranged from 7.8x to 13.1x, with a median of 12.6x for the Selected Multi-line Insurance Companies, compared with 15.5x for Unitrin; (b) the 1997 P/E Ratio ranged from 11.6x to 15.0x with a median of 13.4x for the Selected Multi-line Insurance Companies, compared with 15.5x for Unitrin; (c) the Price-to-Adjusted Book Value Ratio ranged from 0.9x to 2.4x, with a median of 1.7x for the Selected Multi-line Insurance Companies, compared with 1.5x for Unitrin; and (d) the 1996 ROE ranged from (0.4%) to 13.9%, with a median of 8.9% for the Selected Multi-line Insurance Companies, compared with 8.7% for Unitrin.

  The preparation of a fairness opinion is a complex analytic process and is not necessarily susceptible to a partial analysis or summary description. Societe Generale made qualitative judgments as to the significance and relevance of each analysis and factor considered as a whole and believes that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In arriving at its fairness opinion, Societe Generale did not attribute any particular weight to any analysis or factor considered by it. No company or transaction used in the above analyses as a comparison is directly comparable to Reliable, Unitrin or the contemplated transaction. In performing its analyses, Societe Generale made numerous assumptions with respect to forecasts of future results, industry performance, market and financial considerations and other matters. Analyses based upon such forecasts are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold.

  Societe Generale's presentation to the Reliable Board was only one of many factors taken into consideration by the Reliable Board in making its determination to approve the Merger and related transactions. Although Societe Generale evaluated the fairness of the consideration, from a financial point of view, to be received by holders of Reliable A Stock in the Merger, Societe Generale was not asked to and did not recommend the specific consideration payable in the Merger, which was determined through negotiation between Reliable and Unitrin.

  Societe Generale is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, competitive biddings, private placements, public financings and valuations for corporate, estate and other purposes. Reliable's Board of Directors selected Societe Generale because of its substantial experience in transactions similar to the Merger and its familiarity with Reliable, its business and the life insurance and property and casualty insurance industries. Societe Generale has provided certain investment banking services for Unitrin from time to time, and has received customary fees for such services. In the ordinary course of business, Societe Generale may actively trade the debt and equity securities of Reliable and/or Unitrin for its own account or the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Societe Generale may provide investment banking services to Reliable, Unitrin or their respective subsidiaries in the future.

  Pursuant to the terms of Societe Generale's engagement as financial advisor to Reliable, Reliable paid Societe Generale a fee of $250,000 for delivering its opinion. Reliable has also agreed to reimburse Societe Generale for its reasonable out-of-pocket expenses and to indemnify Societe Generale and related persons against certain liabilities, including liabilities under the federal securities laws, in each case incurred in connection with its engagement.

EFFECT OF THE MERGER

  At the Effective Time, Acquisition Subsidiary will merge with and into Reliable, with Reliable continuing as the surviving corporation. At the Effective Time, the Reliable Articles in effect at the time of the Merger shall be the Articles of Incorporation of the surviving corporation, and the By-Laws of Acquisition Subsidiary in effect at the time of the Merger shall be the By-Laws of the surviving corporation. In addition, the officers of Reliable immediately prior to the Effective Time shall be the officers of the surviving corporation at the Effective Time. The directors of the surviving corporation at the Effective Time shall be individuals designated by Unitrin to serve, in each case, until their successors shall have been elected and shall qualify.

CONVERSION OF RELIABLE B STOCK

  Subject to approval by a majority of the holders of Reliable B Stock, immediately prior to the Effective Time each ten issued and outstanding shares of Reliable B Stock shall be converted into one share of Reliable A Stock in accordance with the provisions of the Reliable Articles and applicable law. No fractional shares of Reliable A Stock will be issued upon the Conversion. In lieu of any fractional share of Reliable A Stock that a holder of Reliable B Stock would otherwise be entitled to receive as a result of the Conversion, such holder shall be entitled to receive from Reliable, upon surrender of stock certificates for exchange pursuant to the Merger Agreement, an amount in cash determined by multiplying the fraction of a share of Reliable A Stock to which such holder would otherwise have been entitled by $119.00. No interest will be paid with respect to such cash payment. No fractional shares are anticipated to result from the Conversion.

  Pursuant to the Reliable Articles, upon consummation of a transaction such as the Merger, the shares of Reliable B Stock would automatically be converted into shares of Reliable A Stock. The Reliable Articles require the approval of a majority of the holders of Reliable B Stock to effect the Conversion immediately prior to the Merger. The Conversion is being effected immediately prior to the Merger in order to facilitate the election and allocation procedures described elsewhere herein.

  UPON CONVERSION OF THE RELIABLE B STOCK TO RELIABLE A STOCK, CERTIFICATES REPRESENTING OUTSTANDING SHARES OF RELIABLE B STOCK SHALL THEREAFTER BE DEEMED TO REPRESENT THE NUMBER OF SHARES OF RELIABLE A STOCK INTO WHICH SUCH SHARES OF RELIABLE B STOCK HAVE BEEN CONVERTED. ACCORDINGLY, ALL REFERENCES TO RELIABLE A STOCK IN THIS PROXY STATEMENT/PROSPECTUS WITH RESPECT TO THE CONSIDERATION TO BE RECEIVED IN THE MERGER AND THE ELECTION AND ALLOCATION PROCEDURES INCLUDE WHOLE SHARES OF RELIABLE A STOCK ISSUABLE UPON CONVERSION OF THE RELIABLE B STOCK IMMEDIATELY PRIOR TO THE MERGER. APPROVAL OF THE CONVERSION PROPOSAL IS A CONDITION TO THE CONSUMMATION OF THE MERGER. THE CONVERSION WILL OCCUR ONLY IF THE MERGER IS CONSUMMATED.

CONSIDERATION PAYABLE UPON CONSUMMATION OF THE MERGER

  Conversion of Reliable A Stock. At the Effective Time, by virtue of the Merger, each share of Reliable A Stock (other than Dissenting Shares and Cancelled Shares) will be converted into the right to receive, subject to the election and allocation procedures described below, either (i) 2.235 shares of Unitrin Stock (the "Per Share Stock Amount") or (ii) $119.00 in cash without interest (the "Per Share Cash Amount," which, together with the Per Share Stock Amount, is hereinafter referred to as the "Merger Consideration").

  In the aggregate, between 81% and 100% of the shares of Reliable A Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive Unitrin Stock. Holders of Reliable A Stock will have the opportunity to indicate their preference for the proportion of cash and Unitrin Stock to be exchanged for their shares of Reliable A Stock in the Merger, and may indicate a preference for receiving all cash or all Unitrin Stock.

  The Merger Agreement provides that if during the period between June 20, 1997 and the Effective Time any change in the outstanding shares of capital stock of Unitrin shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any dividend (whether in cash, stock or other property) to shareholders of Unitrin as to which the record date is before the Effective Time (other than Unitrin's regular quarterly dividends in an amount consistent with prior practice), the number of shares comprising the Per Share Stock Amount shall be increased or decreased as the case may be to reflect the change in the outstanding shares of capital stock of Unitrin or to reflect any extraordinary dividend. As of the date of this Proxy Statement/Prospectus, no such change in Unitrin Stock had occurred.

  At the Effective Time, Cancelled Shares will be cancelled and retired and shall be deemed to be authorized but unissued shares of Reliable, and no exchange or payment shall be made with respect to such Cancelled Shares.

  No Fractional Shares. No fractional shares of Unitrin Stock will be issued in the Merger. All fractional shares of Unitrin Stock that a holder of shares of Reliable A Stock would otherwise be entitled to receive as a result of the Merger will be aggregated. If a fractional share results from such aggregation, such holder will be entitled to receive from Unitrin, in lieu thereof, upon surrender of stock certificates for exchange in the manner described below, an amount in cash determined by multiplying the fraction of a share of Unitrin Stock to which such holder would otherwise have been entitled by $53.25. This amount is subject to adjustment in certain circumstances as described in the third paragraph under the heading "--Conversion of Reliable A Stock" immediately above. No interest will be paid with respect to such cash payment.

  Election Procedures. Reliable will mail a form (the "Election Form") to each of its shareholders of record as of the Record Date for the Special Meeting pursuant to which each record holder of Reliable Common Stock may elect (hereinafter called an "Election"), subject to the allocation provisions described below, to receive for each share of Reliable A Stock owned by such holder (i) the Per Share Cash Amount (a "Cash Election") or (ii) the Per Share Stock Amount (a "Stock Election"). A holder of shares of Reliable B Stock will be entitled to make Elections for the number of shares of Reliable A Stock into which such shares of Reliable B Stock are to be converted in the Conversion. A shareholder's Election shall have been properly made only if First Chicago Trust Company of New York, as exchange agent (the "Exchange Agent"), shall have received, by 5:00 p.m., Central Time, on the date of the Special Meeting (the "Election Date"), an Election Form properly completed and signed. Any shareholder of Reliable who fails to properly make the required election shall be deemed to have made a Stock Election with respect to all shares of Reliable A Stock (other than Dissenting Shares) owned by such holder (after giving effect to the Conversion). Dissenting Shares will not be converted into the Merger Consideration and will be treated as provided in "Dissenters' Rights" below.

  Any shareholder may at any time prior to the Election Date change his or her Election by written notice received by the Exchange Agent on or prior to the Election Date accompanied by a properly completed, later dated Election Form. Any shareholder may at any time prior to the Election Date revoke his or her Election by written notice received by the Exchange Agent on or prior to the Election Date. Any Election relating to shares which become Dissenting Shares shall be deemed automatically revoked as of the Election Date. Any Election that has been revoked and not otherwise replaced by a later dated Election Form prior to the Election Date (other than an Election relating to shares which become Dissenting Shares) shall be deemed to be a Stock Election. Any such revoked Election, together with all other Elections that are deemed to be Stock Elections as provided above, are hereinafter referred to as "Default Stock Elections."

  Unitrin will have the reasonable discretion, which it may delegate in whole or in part to the Exchange Agent, (i) to determine whether any Election Form has been properly completed, signed and submitted or revoked and (ii) to disregard immaterial defects in any Election Form. The decision of Unitrin (or the Exchange Agent) in such matters shall be conclusive and binding. Neither Unitrin nor the Exchange Agent will be under any obligation to notify any person of any defect in an Election Form submitted to the Exchange Agent. The Exchange Agent shall also make all computations under the allocation procedures described below to determine any allocation of the Merger Consideration under the Merger Agreement, and all such computations shall be final.

  Allocation Procedures. If the number of shares of Reliable A Stock covered by Stock Elections and Default Stock Elections is equal to or greater than 81% of the number of shares of Reliable A Stock outstanding immediately prior to the Merger (after giving effect to the Conversion), then all such shares covered by Stock Elections and Default Stock Elections will be converted into the right to receive shares of Unitrin Stock, and all such shares covered by Cash Elections will be converted into the right to receive cash.

  If the number of shares of Reliable A Stock covered by Stock Elections and Default Stock Elections is less than 81% of the number of shares of Reliable A Stock outstanding immediately prior to the Effective Time (after giving effect to the Conversion), then all such shares covered by Stock Elections and Default Stock Elections will be converted into the right to receive shares of Unitrin Stock, and shares covered by Cash Elections will be allocated by the Exchange Agent for conversion into the right to receive either cash or Unitrin Stock in the following manner: the Exchange Agent will select by lot successive shareholders from among those shareholders who have made Cash Elections and will allocate for conversion into the right to receive Unitrin Stock all of such shareholders' shares (or as many of the last selected shareholder's shares as are necessary) so that the number of shares so allocated, together with the shares already covered by Stock Elections and Default Stock Elections, are sufficient to cause the total number of shares to be converted into the right to receive whole shares of Unitrin Stock to be equal to 81% of the number of shares of Reliable A Stock outstanding immediately prior to the Effective Time (after giving effect to the Conversion); any such shares not so selected by the Exchange Agent shall be converted into the right to receive cash.

  After giving effect to the foregoing allocations, if the payment of cash in lieu of fractional shares of Unitrin Stock would result in fewer than 81% of the number of shares of Reliable A Stock outstanding immediately prior to the Effective Time being converted into whole shares of Unitrin Stock, then the Exchange Agent shall select by lot additional shares covered by Cash Elections for conversion into the right to receive Unitrin Stock in order to ensure that 81% of the number of shares of Reliable A Stock outstanding immediately prior to the Effective Time is converted into whole shares of Unitrin Stock. The allocation procedures were designed to permit the Merger to qualify as a tax-free reorganization. See "--Certain Federal Income Tax Consequences."

  RELIABLE SHAREHOLDERS SHOULD NOT FORWARD RELIABLE COMMON STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED LETTERS OF TRANSMITTAL. RELIABLE SHAREHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

  BECAUSE THE EXCHANGE RATIO IS FIXED AND THE PRICE OF UNITRIN STOCK MAY FLUCTUATE, THE UNITRIN STOCK ISSUED IN EXCHANGE FOR EACH SHARE OF RELIABLE A STOCK MAY HAVE AN INITIAL MARKET VALUE THAT IS GREATER OR LESS THAN $119.00. RELIABLE SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR UNITRIN STOCK IN CONNECTION WITH VOTING THEIR SHARES AND MAKING ELECTIONS DURING THE ELECTION PERIOD TO RECEIVE THE STOCK CONSIDERATION OR THE CASH CONSIDERATION.

  BECAUSE OF THE ALLOCATION PROVISIONS OF THE MERGER AGREEMENT, THERE IS NO ASSURANCE THAT A HOLDER OF RELIABLE A STOCK WHO ELECTS CASH WILL RECEIVE THE PROPORTION OF UNITRIN STOCK AND CASH INDICATED ON SUCH HOLDER'S ELECTION FORM. IF ELECTIONS TO RECEIVE WHOLE SHARES OF UNITRIN STOCK ARE MADE FOR FEWER THAN 81% OF THE SHARES OF RELIABLE A STOCK OUTSTANDING IMMEDIATELY PRIOR TO THE EFFECTIVE TIME, THEN SHARES OF RELIABLE A STOCK FOR WHICH AN ELECTION TO RECEIVE CASH HAS BEEN MADE WILL BE SELECTED BY LOT FOR CONVERSION INTO UNITRIN STOCK IN THE MANNER DESCRIBED ABOVE DESPITE DELIVERY OF AN OTHERWISE EFFECTIVE CASH ELECTION. THEREFORE, HOLDERS WHO ELECT CASH MAY NOT RECEIVE THEIR REQUESTED FORM OF CONSIDERATION. SEE "--Election Procedures" AND "--Allocation Procedures" above.

EFFECTIVE TIME; CLOSING DATE

  The Merger will become effective upon the issuance of a Certificate of Merger by the Secretary of State of Missouri after properly executed Articles of Merger have been filed with the Secretary of State of Missouri, which filing will be made upon the closing of the transactions contemplated by the Merger Agreement. As used in this Proxy Statement/Prospectus, the term "Effective Time" means the date and time at which such Certificate of Merger is so issued. The closing of the transactions contemplated by the Merger Agreement shall occur as promptly as practicable after the fulfillment or waiver of all the terms and conditions contained in Articles VII, VIII, IX and X of the Merger Agreement.

  If the Merger is approved by the shareholders of Reliable, subject to certain conditions described herein, the Effective Time is currently expected
to occur on or about September    , 1997 (the "Closing Date").

SURRENDER OF RELIABLE STOCK CERTIFICATES; DELIVERY OF MERGER CONSIDERATION

  As promptly as practicable following the Effective Time, Unitrin will cause the Exchange Agent to mail transmittal materials to the former holders of Reliable A Stock (including former holders of Reliable B Stock whose shares of Reliable B Stock have been converted into shares of Reliable A Stock in the Conversion) for use in surrendering their certificate or certificates in exchange for the Merger Consideration. Each holder of a certificate formerly representing Reliable Common Stock who surrenders or has surrendered such certificate (or customary affidavits and indemnification regarding the loss or destruction of such certificate), together with duly executed transmittal materials, to the Exchange Agent shall, upon acceptance thereof, be entitled to a certificate representing the Unitrin Stock or cash into which the shares shall have been converted pursuant to the Merger. Each certificate which represented shares of Reliable Common Stock immediately prior to the Effective Time (other than Dissenting Shares and Cancelled Shares) shall be deemed cancelled at the Effective Time and shall represent only the right to receive the Merger Consideration for each share of Reliable A Stock represented by such certificate. In no event shall the holder of any such surrendered certificates be entitled to receive interest on the Per Share Cash Amount to be received in the Merger.

  Each holder of shares of Reliable A Stock also will receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional shares of Unitrin Stock to which such holder would otherwise be entitled. Unitrin shall not deliver the consideration to which any former holder of Reliable Common Stock is entitled as a result of the Merger until such holder surrenders the certificate or certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificate) representing such shares for exchange as herein provided.

  After the Effective Time, there will be no transfers on Reliable's stock transfer books of shares of Reliable Common Stock. If certificates representing shares of Reliable Common Stock are presented for transfer after the Effective Time, together with documents sufficient to evidence and effect such transfer, they will be cancelled and exchanged for shares of Unitrin Stock and/or cash, if any, deliverable in respect thereof.

VOTING AND DIVIDENDS

  No holder of any unsurrendered certificates representing shares of Reliable Common Stock shall have the right either to vote or to receive dividends or other distributions with respect to the Unitrin Stock receivable in exchange for such certificates until such certificates are surrendered as provided above. Following such surrender, such holder shall have the right to vote the Unitrin Stock at any Unitrin shareholder meeting the record date of which is after the date of such surrender. Upon such surrender, there shall be paid, without interest, to the person in whose name the certificates representing the shares of Unitrin Stock into which such shares of Reliable A Stock were converted are registered, all dividends and other distributions payable in respect of such shares of Unitrin Stock on a date subsequent to, and in respect of a record date after, the Effective Time and prior to such surrender. Such holder shall be also entitled to receive, on the payment date therefor, any dividend or distribution the record date for which occurs prior to such surrender and the payment date for which occurs following such surrender.

  Promptly following 180 days after the Effective Time, the Exchange Agent will deliver to Unitrin all cash and other documents in its possession relating to the Merger, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a certificate formerly representing Reliable Common Stock who has not previously surrendered such certificate may surrender such certificate to Unitrin and receive in exchange the Merger Consideration.

  Neither Unitrin, Reliable, the Exchange Agent nor any other person will be liable to any former holder of Reliable Common Stock for any shares of Unitrin Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to applicable unclaimed property, abandoned property, escheat or similar laws.

  Any shares as to which dissenters' rights have been perfected will be purchased in accordance with the procedures described under "--Dissenters' Rights" and in Appendix B to this Proxy Statement/ Prospectus.

  Certificates surrendered by persons who are deemed "affiliates" of Reliable for purposes of Rule 145 under the Securities Act will not be exchanged for certificates representing Unitrin Stock until Unitrin has received an affiliate's agreement. See "CERTAIN RELATED AGREEMENTS--Resale of Unitrin Stock; Affiliates' Agreements."

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains various representations and warranties made by Unitrin and Reliable to each other relating to their respective assets, liabilities, obligations, business operations and other matters. The principal representations and warranties of Reliable relate to (i) the structure, organization, standing and similar corporate matters of Reliable and its subsidiaries; (ii) the capital structure of Reliable; (iii) Reliable's authorization to enter into the Merger and related transactions and the execution, delivery, performance and enforceability of the Merger Agreement;
(iv) Reliable's financial statements; (v) the material accuracy of information supplied by Reliable in connection with the Registration Statement and this Proxy Statement/Prospectus; (vi) compliance with applicable law; (vii) the absence of pending or threatened litigation against Reliable and its subsidiaries which would have a material adverse effect on Reliable; (viii) the filing of tax returns and payment of taxes; (ix) certain material contracts; (x) retirement and other employee benefit plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (xi) the adequacy of Reliable's reserves; (xii) the maintenance of adequate insurance; (xiii) the absence of actions or conditions which would give rise to liabilities under environmental laws; (xiv) the enforceability of certain intellectual property rights; and (xv) changes in Reliable's business since December 31, 1996.

  The principal representations and warranties of Unitrin relate to (i) the structure, organization, standing and similar corporate matters of Unitrin and its subsidiaries; (ii) the capital structure of Unitrin; (iii) Unitrin's authorization to enter into the Merger and related transactions and the execution, delivery, performance and enforceability of the Merger Agreement;
(iv) the filing by Unitrin of certain reports with the SEC; (v) the material accuracy of information supplied by Unitrin in connection with the Registration Statement and this Proxy Statement/Prospectus; (vi) compliance with applicable law; (vii) the absence of material pending or threatened litigation against Unitrin and its subsidiaries, except as disclosed; and
(viii) changes in Unitrin's business since March 31, 1997.

  The representations and warranties are required to be true and correct in all material respects on the date of the Merger Agreement and (with certain exceptions) upon the Closing Date. The representations and warranties will not survive the closing.

CONDUCT OF RELIABLE'S BUSINESS PENDING THE MERGER

  The Merger Agreement provides that, during the period from the date of the Merger Agreement to the Effective Time, Reliable and each of its subsidiaries shall conduct its respective business in the ordinary course consistent with past practice and, without the prior written consent of Unitrin, Reliable shall not, among other things, (i) adopt or propose any change in the Reliable Articles or By-Laws; (ii) make any change in its authorized capital stock or declare, set aside or pay any dividend or other distribution with respect to any shares of its capital stock except quarterly dividends; (iii) merge or consolidate with any other person or acquire a material amount of assets of any other person; (iv) except pursuant to certain identified contracts or commitments or in the ordinary course of business, sell, lease, license or otherwise surrender, relinquish or dispose of any material assets; (v) settle any material audit, make or change any material tax election or file amended tax returns; (vi) except in the ordinary course of business, incur any material indebtedness or amend or otherwise increase, accelerate the payment or vesting of the amounts payable or to become payable under or fail to make any required contribution to, or withdraw any amounts from, any employee benefit plan maintained by Reliable or any of its subsidiaries; (vii) except in the ordinary course of business, grant any increase in the compensation of any director, officer, employee, consultant or agent of Reliable or any of its subsidiaries, or enter into any indemnity agreements with any such person;
(viii) except in the ordinary course of business, enter into, terminate or amend any material contract or agreement of Reliable or any of its subsidiaries, including without limitation any employee benefit plan; (ix) change any method of accounting or accounting practice by Reliable or any of its subsidiaries; (x) conduct transactions in Company Investments (as such term is defined in the Merger Agreement) except in compliance with Reliable's investment policies and all applicable insurance laws and regulations, provided that neither Reliable nor any of its subsidiaries may acquire any securities or other investments other than investments in U.S. Treasury bonds with maturities of five years or less except pursuant to certain identified contracts or commitments; or (xi) agree or commit to do any of the foregoing.

  Reliable has also agreed to notify Unitrin promptly of (i) any notice or other communication received by Reliable or any of its subsidiaries after June 20, 1997 and prior to the Effective Time relating to a default or event which with notice or lapse of time or both would become a default under the Reliable Articles or By-laws or any indenture, or material instrument or agreement, to which Reliable or any of its subsidiaries is a party, by which it or any of its properties is bound or to which it or any of its properties is subject,
(ii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the Merger, and (iii) any matter which, if it had occurred prior to June 20, 1997, would have been required to be disclosed in the Reliable Disclosure Schedule referred to in the Merger Agreement.

CERTAIN ADDITIONAL COVENANTS

  Unitrin and Reliable have entered into various additional covenants and agreements, including agreements to cooperate with the other; to prepare and file all necessary applications and filings; to use their best efforts to accomplish all actions necessary to comply with applicable legal requirements related to the Merger and to obtain requisite regulatory approvals; and to consult with the other party before issuing any press release or other public statement with respect to the transactions contemplated by the Merger Agreement and to make no such statement without the prior approval of the other party.

NONSOLICITATION

  Under the terms of the Merger Agreement, Reliable has agreed not to, nor will it permit any of its subsidiaries or any of its or their officers, directors or employees or agents to, directly or indirectly, solicit, encourage or take any other action to facilitate any inquiry or proposal, or provide any information to or participate in any negotiations with any other person (other than Unitrin and its affiliates) ("Third Parties") relating to any (i) merger or consolidation or other business combination of Reliable or any of its subsidiaries, (ii) sale of a significant amount of assets of Reliable or any of its subsidiaries outside the ordinary course of business,
(iii) purchase or sale of shares of capital stock of Reliable or any of its subsidiaries or (iv) similar action or transaction involving Reliable or any of its subsidiaries other than the transactions contemplated by the Merger Agreement (each an "Extraordinary Transaction"), or agree to or consummate any Extraordinary Transaction; provided, however, that Reliable may provide information at the request of, or enter into negotiations with, a third party or agree to or consummate any Extraordinary Transaction if the Board of Directors of Reliable determines, in good faith, at a meeting of the Board of Directors, that the exercise of its fiduciary duties to Reliable's shareholders under applicable law, as advised in writing by Bryan Cave llp (or other firm with a national reputation in transactions of this nature), requires it to take any such action, and, provided further, that Reliable may not, in any event, provide to such third party any information which it has not provided to Unitrin. Reliable has agreed to immediately inform Unitrin in writing of any inquiry, proposal or request for information (including the terms thereof and the person making such inquiry) which it may receive in respect of such a transaction and provide Unitrin with a copy of any such written inquiries, proposals and offers, including without limitation any Acquisition Proposal.

INDEMNIFICATION OF OFFICERS AND DIRECTORS; D & O COVERAGE

  Under the terms of the Merger Agreement, Unitrin has agreed, for six years after the Effective Time, (i) to cause Reliable to indemnify and hold harmless each person who is or has been at any time prior to June 20, 1997, or who becomes prior to the Effective Time, an officer or director of Reliable in respect of acts or omissions occurring prior to the Effective Time (the "Indemnified Parties") (including but not limited to the transactions contemplated by this Agreement) to the extent provided under the Reliable Articles and Reliable By-Laws and indemnity agreements between Reliable and any of its officers or directors ("Indemnity Agreements") in effect on June 20, 1997, provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law, and (ii) to provide, or cause Reliable to provide, if available, officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time, including but not limited to the transactions contemplated by the Merger Agreement, covering each such person currently covered by Reliable's officers' and directors' liability insurance policy, or who becomes covered by such policy prior to the Effective Time, on terms with respect to coverage and amount comparable to those of such policy in effect on the date hereof, provided that such coverage may be obtained by Unitrin at a cost that does not exceed the current cost of Reliable's insurance.

CONDITIONS TO CONSUMMATION OF THE MERGER

  Conditions to Each Party's Obligations. The respective obligations of Unitrin and Reliable to effect the Merger are subject to the satisfaction or waiver prior to the Effective Time of certain conditions, including, without limitation, the following: (i) all required regulatory approvals shall have been received; (ii) no litigation or proceeding shall be pending seeking to restrain, prohibit or enjoin the Merger; (iii) the Merger Agreement shall have been approved at the Special Meeting by at least two-thirds of the issued and outstanding shares of Reliable Common Stock entitled to vote thereon; (iv) the Conversion shall have been approved by a majority of the outstanding shares of Reliable B Stock; (v) no stop order suspending the effectiveness of the Registration Statement shall have been issued and no action, suit, proceeding or investigation for that purpose shall have been initiated or threatened by any governmental authority; (vi) holders of not more than 150,000 of the issued and outstanding shares of Reliable Common Stock at the Effective Time shall have delivered written notice of intent to demand payment of the fair value of their shares pursuant to Article XIV of the Reliable Articles; and
(vii) the Effective Time shall be no later than 5:00 P.M. Central Time on October 31, 1997. For a discussion of the regulatory approvals required for consummation of the Merger, see "THE MERGER--Regulatory Approvals."

  Reliable Conditions. The obligation of Reliable to effect the Merger is subject to the satisfaction or waiver prior to the Effective Time of certain additional conditions, including the following: (i) the representations and warranties of Unitrin contained in the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and (with certain exceptions) as of the Closing Date; Unitrin shall have performed in all material respects all obligations and agreements and complied with all covenants and conditions of the Merger Agreement to be performed and complied with by Unitrin at or before the Closing Date and no facts, events or circumstances shall have occurred which in the reasonable judgment of Reliable could have a material adverse effect on the business, financial condition, or results of operations of Unitrin and its subsidiaries taken as a whole; (ii) Reliable shall have received an opinion from Bryan Cave llp to the effect that the Merger when consummated in accordance with the terms of the Merger Agreement will constitute a tax-free reorganization within the meaning of
Section 368(a) of the Code; (iii) Reliable shall have received an opinion from Scott Renwick, Esq., counsel to Unitrin, as to certain legal matters; (iv) the Societe Generale Opinion shall not have been rescinded or amended in any material respect; (v) the shares of Unitrin Stock issuable in exchange for the shares of Reliable A Stock covered by Stock Elections shall have been included on the National Market Tier of the Nasdaq Stock Market; and (vi) Unitrin shall not have effected or entered into an agreement providing for a change of control (as defined in the Merger Agreement) of Unitrin.

  Unitrin Conditions. The obligation of Unitrin to effect the Merger is subject to the satisfaction or waiver prior to the Effective Time of certain additional conditions, including the following: (i) the representations and warranties of Reliable contained in the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and (with certain limited exceptions) as of the Closing Date; Reliable shall have performed in all material respects all obligations and agreements and complied with all covenants and conditions of the Merger Agreement to be performed and complied with by Reliable at or before the Closing Date and no facts, events or circumstances shall have occurred which in the reasonable judgment of Unitrin could have a material adverse effect on the business, financial condition, or results of operations of Reliable and its subsidiaries taken as a whole; (ii) each person identified by Reliable as an "affiliate" for purposes of Rule 145 under the Securities Act shall have delivered an affiliates' agreement in the form agreed to by the parties in connection with the Merger Agreement; (iii) Unitrin shall have received resignations of all of the directors of Reliable and its subsidiaries designated by Unitrin prior to the Closing Date; (iv) Unitrin shall have received the opinion of Bryan Cave llp, counsel to Reliable, as to certain legal matters; (v) Unitrin shall have received evidence reasonably satisfactory to Unitrin demonstrating that certain private placement investments owned by Reliable have an aggregate value in excess of 95% of the carrying value of such investments as reflected in Reliable's statutory financial statements for the quarter ended March 31, 1997 (subject to certain adjustments); and (vi) Reliable shall have delivered to Unitrin evidence reasonably satisfactory to Unitrin that Reliable and its insurance subsidiaries' existing licenses and governmental authorizations necessary for them to conduct business remain in full force and effect and are not subject to any restriction.

REGULATORY APPROVALS

  Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless notice has been given and certain information has been furnished to the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The Merger is subject to these requirements.

  Reliable and Unitrin each filed with the Antitrust Division and the FTC a Notification and Report Form with respect to the Merger on June 24, 1997. Under the HSR Act, the Merger may not be consummated until the expiration of a waiting period of at least 30 days following the receipt of each filing, unless the waiting period is earlier terminated by the FTC and the Antitrust Division or unless the waiting period is extended by a request for additional information. On July 7, 1997, the FTC notified the parties that the waiting period was early terminated as of that date.

  Under Missouri and Texas insurance laws and related regulations, the acquisition of control of a domestic insurer must receive prior approval by the state's insurance department. Missouri and Texas law provide that a transaction will be approved if the insurance department finds that the transaction would, among other things, not violate the law or be contrary to the interests of the insureds of any participating domestic insurance corporation. Applications for approval of the Merger and all related transactions were submitted to the Missouri and Texas insurance departments on June 27 and July 3, 1997, respectively. The Missouri Department of Insurance has set a hearing date for September 17, 1997 to consider approval of the Merger. The Texas Department of Insurance has requested additional information regarding the Merger (which Unitrin has provided) but is not expected to require a hearing to approve the Merger. Filings of pre-acquisition notifications have been made in certain states where insurance holding company system acts contain anti-competition provisions pertaining to the lines of business in which Reliable or any of its insurance subsidiaries and any of Unitrin's insurance subsidiaries compete. In addition, various state insurance licensing laws require relicensing of Reliable after consummation of the Merger.

AMENDMENT AND TERMINATION; TERMINATION FEE

  Amendment and Waiver. Except as otherwise required by law, the Merger Agreement may be modified or amended by action of the Boards of Directors of Reliable and Unitrin, without action by their respective shareholders, pursuant to a writing signed by the parties to the Merger Agreement.

  Termination. The Merger Agreement may be terminated at any time prior to the closing (i) by mutual written consent of the Boards of Directors of Unitrin and Reliable, (ii) by action of the Board of Directors of Unitrin or the Board of Directors of Reliable, if a material breach of any provision of the Merger Agreement has been committed by the non-terminating party, and such breach has not been waived, (iii) by action of the Board of Directors of Unitrin, in the event a condition to Unitrin's obligation to close has not been satisfied as of the time such condition is required hereunder to be satisfied, or satisfaction of such condition is or becomes impossible (other than through the failure of Unitrin to comply with its obligations under the Merger Agreement),

(iv) by action of the Board of Directors of Reliable, in the event a condition to Reliable's obligation to close has not been satisfied as of the time such condition is required hereunder to be satisfied, or satisfaction of such condition is or becomes impossible (other than through the failure of Reliable to comply with its obligations under the Merger Agreement), or (v) by action of the Board of Directors of Unitrin or Reliable in the event a mutual condition to close has not been satisfied as of the time such condition is required hereunder to be satisfied, or satisfaction of such condition is or becomes impossible (other than through the failure of the terminating party to comply with its obligations under the Merger Agreement).

  Termination Fee. If Unitrin and Reliable fail to consummate the Merger and Reliable enters into a binding commitment or agreement regarding an Extraordinary Transaction (as defined in "--Nonsolicitation" above) with any Third Party (as defined) on or prior to January 1, 1998, then Reliable will promptly pay to Unitrin in cash the sum of $10 million contemporaneously with (and subject to) consummation of such Extraordinary Transaction; provided, however, that such amount shall not be payable by Reliable (i) if Reliable was entitled not to consummate the Merger with Unitrin due to a failure of one or more of Reliable's or the mutual conditions (each with certain exceptions) to be satisfied, or (ii) if Unitrin fails to consummate the Merger based upon a failure of one of Unitrin's conditions to close, unless in the case of either
(i) or (ii) above, the failure of such condition to be satisfied is caused by any action or failure to act on the part of Reliable. Notwithstanding the foregoing, such fee shall not be payable if Reliable was entitled not to consummate the Merger due to the failure of Bryan Cave llp to issue its tax opinion with respect to the Merger if such failure resulted from a change in applicable tax laws or regulations after June 20, 1997 or the failure of Unitrin to deliver its tax certificate referred to in the Merger Agreement.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  As of the Record Date, the directors and executive officers of Reliable
beneficially owned           outstanding shares of Reliable A Stock and
           outstanding shares of Reliable B Stock. Under the Conversion Proposal, all such shares of Reliable B Stock will be converted into shares of Reliable A Stock immediately prior to the Merger in the same manner as will shares of Reliable B Stock held by all other holders of Reliable B Stock. In the Merger, all such shares of Reliable A Stock, including the shares of Reliable A Stock issued upon conversion of such shares of Reliable B Stock, will be converted into the right to receive cash or Unitrin Stock or both at the Effective Time in the same manner as will the shares of Reliable A Stock held by all other Reliable shareholders.

  The Merger Agreement provides for a continuation of certain rights to indemnification existing in favor of the current and former directors and officers of Reliable following the Merger for a period of six years following the Effective Time, and further provides that directors' and officers' liability insurance coverage will be provided to directors and officers of Reliable covering acts and omissions prior to the Effective Time. See "-- Indemnification of Officers and Directors; D & O Coverage." See also "-- Organization After the Merger" for a discussion of the anticipated operations of United's Texas home service business and Reliable's home office following the Merger.

UNITRIN-RELIABLE TRANSACTIONS

  Effective January 1, 1997, United entered into a 100% coinsurance agreement whereby Reliable reinsured all home service life, accident and health insurance business of United in the states of Arkansas and Missouri and small amounts in adjoining areas of some neighboring states. Reinsured liabilities totaled $28 million at January 1, 1997. United received a ceding commission of approximately $14 million, and Reliable offered employment to approximately 150 persons in the affected states who had been employees of United servicing the reinsured business.

  On August 4, 1997, United agreed to purchase from Reliable certain real property located in Houston, Texas for a purchase price of approximately $8.4 million. This transaction is expected to close by September 5, 1997. The consummation of this transaction is neither conditioned upon nor a condition to the consummation of the Merger.

FEES TO RELIABLE FINANCIAL ADVISOR

  Societe Generale will receive certain fees and expenses in connection with financial advisory services provided to Reliable. See "--Opinion of Financial Advisor."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following discusses only certain federal income tax consequences of the Merger to United States persons who hold shares of Reliable Common Stock as capital assets. It does not discuss all the tax consequences that might be relevant to Reliable shareholders entitled to special treatment under the federal income tax law.

  Reliable has received an opinion from Bryan Cave llp to the effect that, if the Merger is consummated in accordance with the terms of the Merger Agreement and as described in this Proxy Statement/Prospectus, under current law, for federal income tax purposes, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. The delivery of this opinion is dependent upon Unitrin acquiring at least 81% of the Reliable A Stock (after giving effect to the Conversion) in exchange for whole shares of Unitrin Stock and the receipt and accuracy of customary representations to be made to Bryan Cave llp with respect to certain factual matters required to qualify the Merger as a reorganization under the Code. Moreover, the opinion is based on the Code, regulations and rulings in effect as of the date of such opinion, current administrative rulings and practice and judicial precedent, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences discussed herein. Such opinion neither binds the Internal Revenue Service (the "Service") nor precludes the Service from adopting a contrary position. The parties will not request and the Merger is not conditioned upon a ruling from the Service with respect to any of the federal income tax consequences of the Merger.

  Accordingly, assuming the Merger qualifies as a reorganization under the Code, the following are the material federal income tax consequences of the
Merger:

    (i) Reliable shareholders who receive solely shares of Unitrin Stock in the Merger will recognize no gain or loss, except with respect to cash received in lieu of fractional share interests, if any, as discussed below.

    (ii) Reliable shareholders who receive both shares of Unitrin Stock and cash pursuant to the Cash Election will recognize gain, but not loss, to the extent of the amount of cash received in the exchange.

    (iii) Such gain will be subject to the provisions of Section 302 of the Code and, in general, will be treated as capital gain. If the exchange, however, has the effect of the distribution of a dividend to a particular Reliable shareholder (determined with the application of the constructive ownership provisions of Section 318 of the Code), then the amount of gain recognized that is not in excess of that shareholder's ratable share of undistributed earnings and profits will be treated as a dividend subject to tax as ordinary income. The determination of whether the exchange has the effect of the distribution of a dividend will be made on a shareholder-by-shareholder basis in accordance with the principles set forth in Commissioner v. Clark, 489 U.S. 726 (1989), and Rev. Rul. 93-61, 1993-2
  C.B. 118.

    (iv) The tax basis of the shares of Unitrin Stock received by a Reliable shareholder (including any deemed fractional share interests as contemplated by clause (vi) below) will be equal to the tax basis of the shares of Reliable Common Stock exchanged therefor decreased by the amount of cash received pursuant to the Cash Election and increased by the amount of gain recognized on the transaction and by the amount, if any, treated as a dividend.

    (v) For purposes of determining whether a gain or loss on a disposition of shares of Unitrin Stock is long-term or short-term, the holding period of the shares of Unitrin Stock received pursuant to the Merger by the Reliable shareholders will include the holding period of the Reliable Common Stock exchanged therefor.

    (vi) Cash received by Reliable shareholders in lieu of fractional share interests of Unitrin Stock will be treated as if the fractional shares were actually issued by Unitrin as part of the exchange and then redeemed by Unitrin for cash. These cash payments will be treated as having been received in exchange for the redeemed fractional share interests under
  Section 302(a) of the Code. The receipt of such cash payments should generally result in capital gain or loss equal to the difference between the amount of cash received and the portion of the Reliable shareholder's adjusted basis in the shares of Reliable Common Stock allocable to the fractional share interests.

    (vii) If a Reliable shareholder makes a Cash Election or dissents from the Merger and receives solely cash in exchange for the Reliable Common Stock, such cash will be treated as having been received as a distribution in redemption, subject to the provisions of Section 302 of the Code. Where, as a result of such distribution, a Reliable shareholder owns no Unitrin Stock (either directly or by reason of the application of Section 318), the redemption will be a complete termination of interest within the meaning of
  Section 302(b)(3) and such cash will be treated as a distribution in full payment in exchange of the shareholder's stock as provided pursuant to
  Section 302(a). Such Reliable shareholders will recognize gain or loss under Section 1001 equal to the difference between the amount of cash received and the adjusted basis of the Reliable Common Stock surrendered.

  BECAUSE OF THE COMPLEXITY OF THE TAX LAWS, AND BECAUSE THE TAX CONSEQUENCES OF ANY PARTICULAR RELIABLE SHAREHOLDER MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN, IT IS RECOMMENDED THAT EACH RELIABLE SHAREHOLDER CONSULT HIS OR HER PERSONAL TAX ADVISOR CONCERNING THE APPLICABILITY OF FEDERAL, STATE AND LOCAL INCOME TAX CONSEQUENCES OF THE MERGER TO HIS OR HER PARTICULAR SITUATION.

ACCOUNTING TREATMENT

  The Merger will be accounted for by Unitrin under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations," as amended. Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values at the Effective Time. Income of Unitrin will not include income (or loss) of Reliable prior to the closing.

EXPENSES

  The Merger Agreement provides that except for the termination fee described herein, each party will pay its own expenses in connection with the Merger Agreement.

ORGANIZATION AFTER THE MERGER

  Following the Merger, Unitrin anticipates that United's Texas home service business will be integrated into Reliable's operations and that Reliable's home office operation will continue to be conducted in Webster Groves, Missouri.

RESALE OF UNITRIN STOCK; AFFILIATES' AGREEMENTS

  The shares of Unitrin Stock issued pursuant to the Merger Agreement upon consummation of the Merger will be freely transferable under the Securities Act except for shares issued to any shareholder who may be deemed to be an "affiliate" of Reliable for purposes of Rule 145 under the Securities Act as of the date of the Special Meeting. Affiliates may not sell their shares of Unitrin Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Persons who may be deemed to be affiliates of Reliable generally include individuals or entities that control, are controlled by or are under common control with Reliable and include certain officers and directors of Reliable as well as principal shareholders of Reliable.

  The Merger Agreement requires Reliable to use all reasonable efforts to cause certain persons who Reliable believes to be "affiliates" of Reliable within the meaning of Rule 145 to enter into and deliver to Unitrin, prior to the Closing Date, affiliate's agreements providing that such persons will not sell, assign, transfer or otherwise dispose of their shares of Unitrin Stock which they may acquire in connection with the Merger or any securities which may be paid as a dividend or otherwise distributed with respect thereto or issued or delivered in exchange or substitution therefor (collectively, "Restricted Securities"), or any option, right or other interest with respect to any Restricted Securities, unless such sale, transfer or disposition is effected (i) pursuant to an exemption from the registration requirements of the Securities Act, (ii) pursuant to an effective registration statement under, and in compliance with, the Securities Act, or (iii) in compliance with Rule 145(d) (as evidenced by a broker's letter stating that the requirements of Rule 145 have been met). Stop transfer instructions will be given to Unitrin's transfer agent in accordance with the restrictions on transfer set forth in each affiliates' agreement. The Merger Agreement provides that certificates for Reliable Common Stock held by a person who is an affiliate of Reliable for purposes of Rule 145 will not be exchanged for certificates representing Unitrin Stock until Unitrin has received an affiliate's agreement from such person.

  Each affiliate will be able to sell under Rule 145 in a broker's transaction within any period of three months a number of shares which does not exceed the greater of one percent of the outstanding shares of Unitrin Stock or the average weekly trading volume during the preceding four weeks. If the Merger were consummated as of the date of this Proxy Statement/Prospectus, there
would have been     shares of Unitrin Stock outstanding, and one percent of
that amount is     shares.

  The affiliates' agreements will terminate, and the related transfer restrictions will be lifted forthwith, subject in all events to the requirements of Rule 145 under the Securities Act, if (i) the Restricted Securities shall have been registered under the Securities Act for sale, transfer or other disposition by such affiliate, (ii) such person is not at the time an affiliate of Unitrin and has held the Restricted Securities for at least one year (or such other period as may be prescribed by the Securities Act or the rules and regulations thereunder) and Unitrin has filed with the SEC all of the reports it is required to file under the Exchange Act during the preceding twelve months, (iii) such person is not and has not been for at least three months an affiliate of Unitrin and has held the Restricted Securities for at least two years, or (iv) Unitrin shall have received a letter from the staff of the SEC, or an opinion of Unitrin's general counsel or other counsel acceptable to Unitrin, to the effect that the securities transfer restrictions are not required.

DISSENTERS' RIGHTS

  Holders of Reliable Common Stock are entitled to dissenters' appraisal rights under Article XIV of the Reliable Articles. The following is a summary of certain of the provisions of Article XIV of the Reliable Articles and is qualified in its entirety by reference to the full text of Article XIV, a copy of which is appended hereto as Appendix B.

  Any shareholder entitled to vote on the adoption of the Merger Agreement whose shares are not voted in favor of such adoption will be entitled, upon complying with provisions of Article XIV of the Reliable Articles, to be paid the fair value of such shares held of record by the shareholder. Such value is determined as of the day before the vote is taken by the shareholders of Reliable authorizing the Merger. In order to be entitled to such payment, the shareholder must file with Reliable written objection thereto at or prior to the meeting at which the Merger is submitted to a vote, must not vote in favor of the Merger, and, within 20 days after the vote was taken, must make written demand for the payment to him of the fair value. Any shareholder failing to make demand within the 20-day period will be conclusively presumed to have consented to the Merger and will be bound by the terms thereof. A proxy marked "AGAINST" and returned prior to the meeting will not constitute the written objection required by the Reliable Articles. The failure of a holder of shares of Reliable Common

Stock to vote against the Merger will not constitute a waiver of such holder's dissenters' rights provided that such holder otherwise complies with the notice requirements under Article XIV of the Reliable Articles.

  The shareholder must specify in such demand the number and class of shares owned by such shareholder. If, within 30 days after the date on which such vote was taken, the value of such shares is agreed upon between the dissenting shareholder and Reliable, Reliable must make payment of the agreed value within 90 days after the date on which the vote was taken authorizing the Merger, upon surrender by the dissenting shareholder of his or her certificate or certificates representing his or her shares. Upon payment of the agreed value, the dissenting shareholder will cease to have any interest in such shares or in Reliable. If within such period of 30 days the shareholder and Reliable do not so agree, then the dissenting shareholder may, within 60 days after the expiration of the 30 day period, file a petition in any court of competent jurisdiction within St. Louis County, Missouri, asking for a finding and determination of the fair value of such shares, and shall be entitled to judgment against Reliable for the amount of such fair value as of the day prior to the date on which such vote was taken together with interest thereon to the date of such judgment. Unless the dissenting shareholder files such petition within the time set forth above, such shareholder and such persons claiming under such shareholder will be conclusively presumed to have approved and ratified the Merger and will be bound by the terms thereof.

  The right of a dissenting shareholder to be paid the fair value of his or her shares shall cease if and when Reliable abandons the Merger or the shareholders fail to approve the Merger Proposal. Reliable does not plan to send any further notice as to the date on which the vote of shareholders is taken.

                              BUSINESS OF UNITRIN

  Unitrin is a diversified financial services holding company incorporated in 1990 under the laws of Delaware. Through its subsidiaries, Unitrin provides life and health insurance, property and casualty insurance, and consumer finance services.

  Life and Health Insurance. Unitrin conducts its life and health insurance business through United and its subsidiaries, including Union National Life Insurance Company and The Pyramid Life Insurance Company (collectively, the "Life and Health Group"). The leading product of the Life and Health Group is traditional life insurance. This product accounted for 28%, 32% and 32% of Unitrin's consolidated insurance premiums for the years ended December 31, 1996, 1995 and 1994, respectively. Permanent policies are offered primarily on a non-participating, guaranteed-cost basis.

  United, together with Union National Life Insurance Company, is one of the largest home service insurance operations in the United States. In the "home service" or "debit" system of marketing, agents who are full-time employees of the insurer call on customers in their homes to sell insurance products, provide services related to policies in force and collect premiums, typically monthly. The Life and Health Group's home service operations generated 81% of the Group's premiums in 1996. The major market for home service business generally consists of middle and lower income families. Approximately 3,700 of the Life and Health Group's 5,000 employees are full-time sales representatives and sales management personnel engaged in the home service business. The Life and Health Group also distributes property and casualty insurance products to its home service customers. United also distributes other life and health insurance products to other markets through its Worksite Products Division and The Pyramid Life Insurance Company.


  Based on data compiled by A.M. Best Company ("A.M. Best"), at the end of 1996, Unitrin's Life and Health Group ranked among the 100 largest life and health insurance company groups in the United States, measured by admitted assets (87th), net premiums written (82nd) and capital and surplus (41st).

  Property and Casualty Insurance. Trinity Universal Insurance Company ("Trinity"), together with its subsidiaries and affiliates (collectively, the "Property and Casualty Group"), comprise a network of regional insurers operating in the southern, midwestern and western United States. The Property and Casualty Group provides insurance coverage to over 775,000 policyholders in thirty-two states. Taking the January 1, 1997 acquisition of Union Automobile Indemnity Company into account, the five states providing the largest amount of premium revenues are: Texas (27%), California (13%), Wisconsin (9%), Illinois (8%), and Louisiana (6%).

  The Property and Casualty Group provides automobile, homeowners, commercial multi-peril, motorcycle, boat and watercraft, fire, casualty, workers compensation and other types of property and casualty insurance to individuals and businesses. Automobile insurance accounted for 37%, 33% and 32% of Unitrin's consolidated insurance premiums for the years ended December 31, 1996, 1995 and 1994, respectively. Preferred and standard risk insurance products are marketed exclusively by over 2,600 independent agents. These personal and commercial products are designed and priced for those individuals and businesses that have demonstrated favorable risk characteristics and loss history. Typical customers include "main street" businesses and middle income families. Products are marketed primarily in suburban and rural communities. Specialty products include nonstandard automobile, motorcycle, and specialty watercraft insurance. Nonstandard automobile insurance is provided for individuals and companies that have had difficulty obtaining standard or preferred risk insurance, usually because of their driving record. Nonstandard automobile insurance products are marketed through over 4,600 agents in California and twenty other states.

  Based on the most recent data published by A.M. Best, at the end of 1996 Unitrin's Property and Casualty Group ranked among the 100 largest property and casualty insurance company organizations in the United States, measured by admitted assets (61st), net premiums written (59th) and policyholders' surplus
(47th).

  Consumer Finance. Unitrin is engaged in the consumer finance business through its subsidiary Fireside Thrift Co. ("Fireside Thrift"), which has 38 branches in California and Arizona. Fireside Thrift is organized under California law as an industrial loan company and is a member of the Federal Deposit Insurance Corporation (the "FDIC"). Industrial loan companies are sometimes also referred to as thrift and loan companies, and are distinct from both savings and loan associations and banks. Fireside Thrift's principal business is the financing of used automobiles through the purchase of conditional sales contracts from automobile dealers. Fireside Thrift also makes personal loans, mostly secured by automobiles. The borrowers under these contracts and loans typically have marginal credit histories. Fireside Thrift's financing activities are funded primarily by thrift investment certificates (i.e., interest-bearing instruments that may be redeemed by the owner or repurchased by Fireside Thrift under certain circumstances) ranging from thirty-one days to five years in maturity and money market accounts.

  Regulation. As discussed in the documents incorporated herein by reference, Unitrin is subject to the insurance holding company laws of several states. Unitrin's insurance subsidiaries are subject to regulation in the states in which they do business. In addition, Unitrin's insurance subsidiaries are required under the guaranty fund laws of most states in which they transact business to pay assessments up to prescribed limits to fund policyholder losses or liabilities of insolvent insurance companies. Fireside Thrift is regulated by the California Department of Financial Institutions and is subject to the provisions of the California Industrial Loan Law, which limits dividends and imposes other requirements and restrictions on the business of Fireside Thrift. Fireside Thrift is also subject to regulations imposed by the FDIC and the Federal Reserve Board.

  Additional information about Unitrin is included in documents incorporated by reference into this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                             BUSINESS OF RELIABLE

GENERAL

  Reliable was incorporated on December 28, 1911, as an assessment plan life and accident and health insurance company under Missouri law, with the name "Reliable Life and Accident Insurance Company." It was reincorporated under Missouri law on August 16, 1916, as a stock-stipulated premium life and accident and health insurance company. The charter was amended on January 2, 1923, to make Reliable a legal reserve ("old line") stock life and accident and health insurance company, which it remains today. Reliable's name was changed on December 26, 1936 to "The Reliable Life Insurance Company."

  In December 1993, Reliable organized Clayton Reinsurance, Ltd. ("Clayton Re Mo") as its wholly-owned subsidiary under the insurance laws of the State of Missouri. Clayton Re Mo, in turn, owns Clayton Reinsurance Ltd. ("Clayton Re Bermuda") which was formed as an insurance company in December 1978, under the laws of Bermuda. In June 1994, Reliable organized The Reliable Life Insurance Company of Texas as its wholly-owned subsidiary under the insurance laws of the State of Texas ("Reliable Texas").

BUSINESS

  Reliable is engaged primarily in the business of selling life and accident and health insurance through full-time employee-agents. It conducts its operations on a district office plan and sells its products primarily through the home service or debit system of marketing (as defined in "BUSINESS OF UNITRIN--Life and Health Insurance" above). Reliable had 1,428 employees as of June 1, 1997, of which 1,145 were field personnel.

  Reliable offers a portfolio of life and accident and health plans including whole life, term life, limited pay whole life, interest sensitive whole life, career life and accidental death and limited disability income insurance. All policies are written on a non-participating basis (i.e., the policies do not pay dividends and the policyowner is not entitled to share in any divisible surplus of Reliable; any profits from the excess of the premium over the costs of the insurance accrue to the shareholders, who also absorb any losses) with no maximum policy limit other than a maximum of $50,000 accidental death benefit on any one life.

  Reliable reinsures portions of the larger life insurance risks it has underwritten in order to limit its exposure to loss on any single insured or groups of insureds. The maximum amount retained on any one life (excluding accidental death benefits described above) is $100,000. Reliable cedes excess risks to high quality reinsurers using yearly renewable term reinsurance. This type of reinsurance is primarily intended to increase capacity and provide financial stability, and should not materially affect profit or loss. For Reliable's non-core business, which is group accident and health and group life, the type of reinsurance used is coinsurance. Coinsurance is reinsurance in which the reinsurer participates in the risks and rewards of the policy provisions; the ceding company retains its liability through the contractual relationship with the insured. The reinsurer is liable not only for its portion of the death benefit, but also all the nonforfeiture values. The reinsurer receives its proportionate share of the ceding company's gross premium less a coinsurance allowance for commissions and other expenses. The reinsurer holds the reserve on its portion of the policy and usually retains any excess investment earnings. The percentage of risk retained for such non-core business by Reliable is nominal. In some cases 100% of the risk is ceded; in that type of reinsurance arrangement, the only financial impact is the fee that Reliable realizes for providing the underlying insurance contract. Reinsurance premiums for the years ended December 31, 1996, 1995 and 1994 were $1.3 million, $3.2 million and $6.8 million, respectively. Reinsurance premiums were 1.4%, 3.4% and 7.5% of direct premiums for the years ended December 31, 1996, 1995 and 1994, respectively. The amount of life insurance in force ceded to other companies represented 1.2%, 3.4% and 5.0% of gross life insurance in force at December 31, 1996, 1995 and 1994, respectively. To the extent that any of the reinsuring companies are unable to meet their obligations under the reinsurance agreements, Reliable would be liable for the reinsured risk.

  Reliable is currently licensed to sell insurance in the District of Columbia, Puerto Rico, and all states except Louisiana and New York. However, Reliable operates primarily in Missouri, Texas and Arkansas. Reliable Texas is licensed in Texas only. It was formed for the sole purpose of assumption reinsuring the Texas home service life and accident and health insurance policies of Shannon Life Insurance Company, Fort Worth, Texas effective September 1, 1994. Reliable Texas, in turn, reinsures such business into Reliable on a 100% coinsurance basis.

  In Texas, Reliable's employee-agents market fire and allied lines products for Capitol County Mutual Fire Insurance Company ("Capitol County"). In Missouri and Arkansas, Reliable's employee-agents market fire and allied lines products for Old Reliable Casualty Company, a wholly-owned subsidiary of Capitol County. Capitol County is a mutual company which is owned by its policyholders. Reliable provides sales, data processing and administrative support to Capitol County and its insurance subsidiary. These services are designed to provide Capitol County and its subsidiary the benefit of greater expertise in a broader range of services with greater economies of scale than would otherwise be possible. Common data processing equipment and professional claims, investment, actuarial, auditing, marketing and underwriting services are among the services provided by Reliable to Capitol County and its subsidiary. See Note 9 of Notes to Consolidated Financial Statements.

  Clayton Re Mo is licensed in Missouri only and participates with other insurers in providing catastrophe reinsurance coverage for Capitol County and its insurance subsidiary. Clayton Re Bermuda is licensed in Bermuda only and has outstanding a single legal liability indemnity policy that indemnifies the policyholder against reinsurance claims on policies insuring losses which occurred more than twenty years ago.

  The following tables set forth certain data with respect to Reliable over the last three years:

                                               1996       1995        1994
                                            ---------- ----------  ----------
                                             (DOLLAR AMOUNTS IN THOUSANDS)
      Premiums:
        Life insurance..................... $   80,593 $   78,232  $   74,239
        Accident and health................     13,122     17,869      17,071
        Property and liability.............        290      1,214         731
                                            ---------- ----------  ----------
                                            $   94,005 $   97,315  $   92,041
                                            ========== ==========  ==========
      Net Investment Income................ $   32,348 $   31,422  $   30,726
                                            ========== ==========  ==========
      Service Fees and Other Income........ $   10,567 $    9,223  $   10,038
                                            ========== ==========  ==========
      Policy Claims:
        Life insurance..................... $   38,884 $   37,818  $   37,983
        Accident and health................      7,334     10,416      10,605
        Property and liability.............        --       2,925         --
                                            ---------- ----------  ----------
                                            $   46,218 $   51,159  $   48,588
                                            ========== ==========  ==========
      Increase in Liabilities for Future
       Policy Benefits:
        Life insurance..................... $    9,664 $    9,859  $    8,622
        Accident and health................        118       (152)         (9)
        Property and liability.............        259       (538)        616
                                            ---------- ----------  ----------
                                            $   10,041 $    9,169  $    9,229
                                            ========== ==========  ==========
      Total Other Operating Expenses....... $   62,758 $   60,240  $   56,055
                                            ========== ==========  ==========
      Total Assets......................... $  600,901 $  591,273  $  538,990
                                            ========== ==========  ==========
      Stockholders' Equity................. $  160,044 $  162,808  $  129,654
                                            ========== ==========  ==========
      Insurance Issued During Year......... $  690,025 $  758,010  $  670,432
                                            ========== ==========  ==========
      Life Insurance in Force at Year-end.. $3,534,368 $3,405,884  $3,222,978
                                            ========== ==========  ==========

  Reliable establishes and maintains liabilities for future policy benefits on life insurance and accident and health policies and annuities. Liabilities for future policy benefits for such products are calculated at amounts which, with additions from premiums or annuity considerations to be received on outstanding policies or annuity contracts, and with interest on such amounts compounded annually at certain assumed rates, are deemed to be sufficient to meet the policy obligations at death or maturity or to meet the annuity obligations pursuant to the contract, both in accordance with mortality tables used when the policy or contract was issued. See Note 1G of Notes to Consolidated Financial Statements.

  Management believes that liabilities for future policy benefits for outstanding life insurance policies and annuity contracts as of December 31, 1996 exceed minimum amounts required to cover the ultimate cost of present benefits incurred and the present value of expected future benefits. Liabilities for future policy benefits are necessarily based on estimates and, therefore, it is possible that actual experience may vary from these estimates.

  In addition to its insurance underwriting business, Reliable is engaged in the investment and reinvestment of its funds, from which an important part of its income is derived. Reliable traditionally has invested the major portion of its funds in bonds, primarily mortgage backed securities and private placements, preferred stocks and mortgages on commercial and industrial properties. Minor equity investments are held in convertible securities. In the last three years, most of Reliable's long-term investments have been in bonds backed by mortgages guaranteed by Government National Mortgage Association and in investment-grade corporate bonds and preferred stocks. Most of Reliable's liabilities are long-term, life insurance liabilities (reserves). These reserves, almost all of which relate to traditional forms of life insurance, tend to grow annually at a modest rate (exclusive of acquisitions), and fluctuations in the economy have not materially affected this process. Most of Reliable's liabilities bear interest at relatively low, fixed rates. Because of their steady nature, management of Reliable has not considered the matching of asset and liability durations to be an important consideration in making investments; investment durations have been chosen on the basis of safety and yield, and historically overall durations of four to six years have been targeted as a reasonable compromise between securing acceptable yields and avoiding excessive interest rate risk. Interest rate risk is also managed by the selection of the specific investments within each investment type. In respect of mortgage-backed securities, investments are frequently made in the shorter tranches of collateralized mortgage obligations and in planned amortization class tranches. In respect of mortgages, interest rate risks are generally minimized by short amortization periods, balloon payments and prepayment penalties.

  The following is a summary of investments and investment income for the periods indicated:

                           DECEMBER 31, 1996     DECEMBER 31, 1995     DECEMBER 31, 1994
                          --------------------- --------------------- ---------------------
                                        PERCENT               PERCENT               PERCENT
                                          OF                    OF                    OF
                             AMOUNT      TOTAL     AMOUNT      TOTAL     AMOUNT      TOTAL
                          ------------  ------- ------------  ------- ------------  -------
Fixed maturities........  $399,865,289    84.1% $394,308,637    83.5% $349,327,281    82.3%
Equity securities.......     3,965,156     0.8     4,231,761     0.9     2,662,769     0.6
Mortgage loans on real
 estate.................    22,078,007     4.6    26,748,204     5.7    31,065,451     7.3
Real estate & other.....     8,016,389     1.7     8,077,216     1.7     7,798,355     1.8
Policy loans & premium
 notes..................    28,806,034     6.1    26,669,900     5.6    25,112,710     5.9
Short-term investments..    12,732,926     2.7    12,312,878     2.6     8,296,992     2.0
                          ------------   -----  ------------   -----  ------------   -----
    Total investments...  $475,463,801   100.0% $472,348,596   100.0% $424,263,558   100.0%
                          ============   =====  ============   =====  ============   =====
Total investment income.  $ 34,983,396          $ 34,068,228          $ 33,543,837
Total investment
 expenses...............     2,635,401             2,645,794             2,817,482
                          ------------          ------------          ------------
Net investment income...  $ 32,347,995          $ 31,422,434          $ 30,726,355
                          ============          ============          ============
Average net yield.......          6.83%                 7.01%                 7.25%
                          ============          ============          ============

  For additional information concerning investments and investment income, see Notes 2 and 3 of Notes to Consolidated Financial Statements.

THE LIFE INSURANCE INDUSTRY

  The life insurance industry is highly competitive and consists of a large number of companies of the stock, mutual and other types. Reliable is in competition with numerous life insurers, some of which are substantially larger, offer a number of types of policies and have considerably greater financial resources. The principal methods of meeting this competition are appropriate pricing and personal service to the policyholder.

  Reliable is subject to extensive regulation and supervision by the states in which it is organized and the states in which it transacts business. Such regulation, supervision and administration relate, among other things, to the standards of solvency which must be met and maintained; the licensing of insurers and their agents; the nature of and limitations on investments; deposits of securities for the benefit of policyholders; approval of policy forms; periodic examinations of the affairs of insurance companies; annual and other reports required to be filed on the financial condition of insurers or for other purposes; and requirements regarding legal reserves and other matters. Rates are determined by individual companies based on standard mortality tables and the various investment income and expense factors of individual companies. The purpose of such regulation and supervision is primarily to provide safeguards for policyholders and the public rather than to protect the interests of stockholders. The insurance laws of the various states establish regulatory agencies with broad administrative powers, including the power to grant or revoke licenses to transact business and to regulate trade practices, investments, premium rates, deposits of securities, the form and content of financial statements and policies, accounting practices and the maintenance of specified reserves and capital for the protection of policyholders.

  Reliable is required to file detailed annual reports with the appropriate insurance regulatory agency in each of the states in which it does business. Its business and accounts are subject to examination by such agencies at any time. Reliable and all of its insurance subsidiaries are subject to examination by state insurance departments on a periodic basis as applicable law requires. The last financial examination for Reliable covered the period from January 1, 1992 through December 31, 1994 and was conducted by the Missouri Department of Insurance from approximately September 1995 to February 1996. The examination report was released on August 21, 1996. There were no significant examination adjustments made to the financial statements. The last financial examination for Clayton Re Mo covered the period from January 1, 1994 through December 31, 1994 and was conducted by the Missouri Department of Insurance from approximately September 1995 to February 1996. The examination report was released on August 22, 1996. There were no examination adjustments made to the financial statements. The last financial examination for Reliable Texas covered the period from May 20, 1994 through September 30, 1995 and was conducted by the Texas Department of Insurance from approximately October 1995 to February 1996. The examination report was released on April 10, 1996. There were no examination adjustments made to the financial statements.

  Under insolvency or guaranty laws in most states in which Reliable, Clayton Re Mo and Reliable Texas operate, insurers doing business in those states can be assessed up to prescribed limits for policyholder losses by insolvent insurance companies. Under these laws, the extent of any further assessments against them is not determinable. However, most laws do provide that an assessment may be excused or deferred if it would threaten a solvent insurer's financial strength.

PROPERTIES

  All real properties used by Reliable are owned or leased by it. Reliable owns its home office, which has approximately 83,000 square feet and is located in Webster Groves, Missouri, and five district sales offices in various states with a total of approximately 15,000 square feet. Reliable also owns various investment properties in Missouri and Texas: an office building in Ft. Worth, Texas, which has approximately 16,000 square feet; two office buildings in Spring, Texas, which have approximately 21,000 square feet; and two office buildings located near Reliable's home office in Webster Groves, Missouri, which have approximately 17,500 square feet. Reliable occupies a portion of some of the investment properties for district sales offices, but the majority is leased to outside tenants. Reliable currently leases 46 district sales offices in various states with a total of approximately 93,400 square feet.

LEGAL PROCEEDINGS

  Reliable is a party to various legal actions incidental to its business. Some of these actions seek substantial punitive damages that bear no apparent relationship to the actual damages alleged. Although no assurances can be given and no determination can be made as of the date hereof as to the outcome of any particular action, Reliable believes there are meritorius defenses to these legal actions and is defending them vigorously. Reliable believes that the resolution of these lawsuits will not have a material adverse effect on its financial condition.

                 BENEFICIAL OWNERSHIP OF RELIABLE COMMON STOCK

  The following table shows with respect to each person who is known to be the beneficial owner of more than 5% of Reliable Common Stock: (i) the total number of shares of Reliable Common Stock beneficially owned as of the Record Date; and (ii) the percent of Reliable Common Stock so owned as of that date:

                                                                RELIABLE  % OF
   NAME AND                      RELIABLE       RELIABLE         COMMON  VOTING
    ADDRESS                      A STOCK   %    B STOCK    %     STOCK   POWER
   --------                      -------- ----  -------- -----  -------- ------
Spencer T. Gould................   4,783   *    709,840  12.44% 714,623  10.48%
 10345 N. Orchard Road
 P.O. Box 270
 Ephraim, WI 54211
Mildred L. Mattes & Mercantile    56,071  5.04% 635,350  11.14% 691,421  10.15%
 N/A Trust......................
 c/o Mercantile Bank NA
 Drawer 387 Main Post Office
 St. Louis, MO 63166
Elizabeth T. Gould Trust........  52,654  4.73% 526,540   9.23% 579,194   8.50%
 231 W. Lockwood Avenue
 Webster Groves, MO 63119
Barbara S. Gould................  13,950  1.25% 450,000   7.89% 463,950   6.81%
 10345 N. Orchard Road
 P.O. Box 270
 Ephraim, WI 54211
Bernal T. Chomeau (1)...........  35,894  3.28% 343,540   6.02% 379,434   5.57%
 321 Parkwood
 Kirkwood, MO 63122

--------
*Less than one percent.
(1) Includes shares held by Mr. Chomeau directly and shares placed in a charitable remainder trust.

  The following table shows with respect to each of Reliable's directors and executive officers and all the directors and executive officers as a group, eleven in number: (i) the total number of shares of Reliable Common Stock beneficially owned as of the Record Date; and (ii) the percent of Reliable Common Stock so owned as of that date:

 DIRECTORS AND                                                 RELIABLE   % OF
   EXECUTIVE                 RELIABLE       RELIABLE            COMMON   VOTING
   OFFICERS                  A STOCK   %     B STOCK      %      STOCK   POWER
 -------------               -------- ----  ---------    ----  --------- ------
D.D. Chomeau................   6,050     *    162,500(1)  2.9%   168,550   2.5%
D.B. Chomeau................  26,310   2.4%   253,600     4.4%   279,910   4.1%
S.G. Chomeau (2)............  27,660   2.5%   257,100     4.5%   284,760   4.2%
S.F. Desloge (3)............       0     *          0       *          0     *
J.M. Hecker (4).............     751     *          0       *        751     *
S.C. Myers (3)(5)...........  44,312   4.0%   170,000     3.0%   214,312   3.1%
H.G. Pillow.................       0     *          0       *          0     *
L.B. Shepley (6)............   3,784     *     27,720       *     31,504     *
A.G. Spaulding (3)..........     315     *          0       *        315     *
T.A. Skelton (7)............  29,569   2.7%   197,500     3.5%   227,069   3.3%
All directors and executive
 officers as a group
 (10 persons)............... 138,751  12.5% 1,068,420    18.7% 1,207,171  17.7%

--------
*Less than one percent.
(1) Includes 162,500 shares of Reliable B Stock owned by Mr. Chomeau's wife in a revocable trust.
(2) Includes 520 shares of Reliable A Stock held as custodian for minor children.
(3) Messrs. Desloge, Myers and Spaulding are directors but not executive officers.
(4) Includes 415 shares of Reliable A Stock held in an Individual Retirement Account.
(5) Includes 22,813 shares of Reliable A Stock and 170,000 shares of Reliable B Stock owned by Mr. Myers' wife and 8,186 shares of Reliable A Stock held by Mr. Myers' wife as custodian for their two minor children.
(6) Includes 1,012 shares of Reliable A Stock held in an Individual Retirement Account.
(7) Mr. Skelton is an executive officer but not a director. Shares include 27,275 shares of Reliable A Stock and 197,500 shares of Reliable B Stock owned by his wife and 2,144 shares of Reliable A Stock held as custodian for minor children.

   RELIABLE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

GENERAL

  The following discussion presents an analysis of the results of operations and financial condition of Reliable for the years ended December 31, 1996, 1995 and 1994 and the six months ended June 30, 1997 and 1996. This analysis should be read in conjunction with the consolidated financial statements of Reliable and the notes thereto.

  Reliable is engaged primarily in the business of selling life and accident and health insurance through the home service or debit system of marketing ("core business"). Reliable also participates in several reinsurance pools and/or fronting arrangements produced by non-affiliated managing general agents ("non-core business"). A "fronting arrangement" is a reinsurance arrangement where one insurance company issues policies to specified applicants and reinsures all or substantially all of the risks on the insurance to another insurance company for a fee or portion of the profits. The non-core business consists primarily of group accident and credit life and accident and health insurance. In addition, through its wholly owned subsidiary, Clayton Re Mo, Reliable provides catastrophe reinsurance for Capitol County.

  The majority of Reliable's core business is concentrated in the states of Texas, Missouri and Arkansas.

RESULTS OF OPERATIONS

  1996 Compared to 1995

  Income before provision for income taxes was $18.5 million and $19.2 million for the years ended December 31, 1996 and 1995, respectively. Income before provision for income taxes decreased primarily due to a $1.2 million decrease in net realized investment gains and the $1.1 million write-off of the present value of future profits ("PVFP") on certain cancer policies partially offset by a decrease in catastrophe losses (net of reinstatement premiums) of $1.3 million.

  Net earned premiums were $94.0 million in 1996 and $97.3 million in 1995. Core business premiums increased by $1.6 million due to higher volume. Premiums for non-core business decreased $4.0 million primarily due to the run-off of certain group accident business, a decrease in the premium production related to certain fronting arrangements and the run-off of certain credit business. Catastrophe reinsurance premiums decreased $0.9 million from $1.2 million in 1995 to $0.3 million in 1996.

  Net investment income was $32.3 million in 1996 and $31.4 million in 1995. The increase in investment income was primarily due to an increase in invested assets which is a result of positive cash flow from operations. The average yield on investments, net of expenses, was 6.83% and 7.01% for 1996 and 1995, respectively.

  Service fees and other income increased by $1.3 million. Reliable provides certain administrative, accounting and investment management services to Capitol County. Service fee income for these services was related to the cost of providing those services to Capitol County ("allocated expenses") and the profitability of Capitol County ("service fee profit"). For the years ended December 31, 1996 and 1995, service fee income was $9.7 million and $9.1 million, respectively. The increase of $0.6 million was primarily due to a $0.3 million increase in allocated expenses and a $0.3 million increase in service fee profits.

  Total benefits and claims were $56.2 million in 1996 compared to $60.3 million in 1995. The $4.1 million decrease includes a $2.4 million decrease in benefits related to Reliable's non-core business and a decrease in catastrophic losses of $1.9 million. Benefits and claims related to non-core business decreased primarily due to Reliable's run-off of certain group accident business. The decrease in catastrophic losses is related to a catastrophe loss incurred by Clayton Re Mo during 1995. Clayton Re Mo, which issues catastrophic coverage to Capitol County, paid losses of $2.9 million on a single storm in Fort Worth, Texas during 1995. Related loss reserves released were $1.1 million.

  Commissions related to Reliable's core business were $11.4 million and $11.5 million for the years ended December 31, 1996 and 1995, respectively. Commissions related to Reliable's non-core business increased $0.7 million during 1996 primarily due to production increases related to certain group accident business and a decrease in ceded commissions related to certain fronting arrangements.

  Amortization of PVFP was $3.6 million in 1996 and $2.6 million in 1995. Amortization of PVFP in 1996 included the write-off of $1.1 million of PVFP related to certain cancer policies.

  Net periodic pension cost for the years ended December 31, 1996 and 1995 was $1.1 million and $0.5 million, respectively. The increase of $0.6 million in net periodic pension cost was primarily due to a decrease in the assumed discount rate from 8.0% for 1995 to 7.0% for 1996.

  1995 Compared to 1994

  Income before provision for income taxes was $19.2 million and $16.7 million for the years ended December 31, 1995 and 1994, respectively. Income before income taxes increased primarily due to a $4.0 million increase in net realized investment gains partially offset by catastrophe losses (net of reinstatement premiums) of $1.3 million in 1995.

  Net earned premiums were $97.3 million in 1995 and $92.0 million in 1994. Core business premiums increased by $3.9 million primarily due to higher volume. Premiums earned on non-core business increased $0.9 million. Catastrophe reinsurance premiums increased $0.5 million.

  Net investment income was $31.4 million and $30.7 million for the years ended December 31, 1995 and 1994, respectively. The increase in investment income was primarily due to an increase in invested assets and Reliable's movement of investment funds from tax exempt securities to higher yielding taxable securities.

  Service fees and other income decreased by $0.8 million. Service fee income related to Capitol County was $9.1 million and $10.0 million for 1995 and 1994, respectively. The decrease was primarily due to a $1.6 million decrease in service fee profit from Capitol County offset by a $0.8 million increase in service fee expenses allocated to Capitol County. Service fee profit decreased primarily due to the effect of the Fort Worth, Texas storm in 1995.

  Total benefits and claims were $60.3 million and $57.8 million for the years ended December 31, 1995 and 1994, respectively. Benefits and claims increased by $2.5 million primarily due to the net $1.9 million increase in catastrophe losses.

  Other operating expenses increased $3.3 million in 1995 compared to 1994. Other operating expenses increased primarily due to a $1.1 million increase in conference and conventions expenses and a $0.9 million increase in compensation and other employee benefit expenses.

  Six Months ended June 30, 1997 Compared to Six Months ended June 30, 1996

  Income before provision for income taxes was $10.1 million and $7.7 million for the first six months of 1997 and 1996, respectively. Effective January 1, 1997, Reliable entered into a 100% coinsurance agreement with United. See "THE MERGER--Unitrin-Reliable Transactions." Income before provision for income taxes included $1.0 million of income (excluding any allocation of fixed overhead costs) related to this block of home service business. In addition, the six months ended June 30, 1996 included the $1.1 million write-off of the PVFP on certain cancer policies.

  Net earned premiums were $50.6 million and $47.0 million for the six months ended June 30, 1997 and 1996, respectively. Compared to the first six months of 1996, core business premiums increased by $5.3 million during the first six months of 1997 primarily due to the United coinsurance agreement. Premiums earned on non-core business decreased $1.7 million primarily due to lower volume and the run-off of certain group accident business.

  Net investment income was $17.3 million and $16.1 million for the six months ended June 30, 1997 and 1996, respectively. Investment income increased primarily due to an increase in invested assets. Invested assets increased primarily due to positive cash flow from operations including the United coinsurance agreement.

  Service fees and other income increased by $0.9 million primarily due to an increase in service fee profit.

  Total benefits and claims increased by $2.6 million during the first six months of 1997 compared to the same period in 1996. Benefits for Reliable's core business increased $3.6 million primarily due to the United coinsurance agreement. Benefits and claims in Reliable's non-core business decreased $1.0 million primarily due to favorable experience and the run-off of certain group accident business.

  Amortization of deferred policy acquisition costs decreased $0.4 million during the first six months of 1997 primarily due to the run-off of certain group accident business.

  Amortization of present value of future profits decreased $0.7 million primarily due to the $1.1 million write-off of PVFP related to certain cancer policies during the first six months of 1996.

  Other operating expenses increased by $2.3 million in the first six months of 1997 compared to the same period in 1996 primarily due to the additional operating expenses associated with the United business and expenses related to the Merger and an increase in experience rating refunds related to Reliable's non-core business. Operating expenses related to the United business reflect additional costs associated with temporarily operating district offices in locations already serviced by Reliable.

LIQUIDITY AND CAPITAL RESOURCES

  The nature of Reliable's business requires it to generate sufficient cash flow to meet both short-term and long-term cash obligations. Short-term cash needs consisting primarily of policyholder benefits, policy acquisition expenses and other operating expenses have consistently been met by cash flow from operations. Cash flow from operations for the first six months of 1997 and the years ended December 31, 1996, 1995 and 1994 was $26.9 million, $19.8 million, $15.5 million and $21.0 million, respectively. Cash provided from operations for the six months ended June 30, 1997 includes $13.3 million of cash transferred to Reliable as part of the coinsurance of the United business. A substantial amount of Reliable's portfolio is invested in U.S. Treasuries which provide liquidity. At December 31, 1996 and 1995, U.S. Treasury securities and obligations of U.S. Government corporations and agencies totaled $46.5 million and $64.9 million, respectively, and represented 14.6% and 20.3%, respectively, of the bond portfolio. In addition, the majority of Reliable's investment securities are readily marketable. Cash provided from the sale or maturity of investments for the first six months of 1997 and the years ended December 31, 1996, 1995 and 1994 was $44.0 million, $100.6 million, $107.5 million and $94.6 million, respectively. In addition, Reliable maintains a $15.0 million line of credit with Mercantile Bank of St. Louis, N.A. The interest rate on the Mercantile line of credit is equal to 0.75% over the applicable Fed Funds Rate, as determined by Mercantile Bank. There were no draws on the line of credit during the first half of 1997 or during 1996, 1995 or 1994.

  With respect to its long-term obligations to policyholders and shareholders, Reliable has invested its net positive cash flows from operations in a diversified investment portfolio consisting primarily of investment-grade bonds and preferred stocks. At December 31, 1996 and 1995, approximately 98% and 99% of the bond portfolio had ratings by the National Association of Insurance Commissioners (the "NAIC") of 1 (Highest Quality) or 2 (High Quality). In addition, Reliable's sinking fund preferred stock portfolio is rated investment grade and provides a high after-tax yield.

  Reliable's investment portfolio also includes significant investments in mortgage-backed ("MBS") securities and private placement securities. At December 31, 1996 and 1995, MBS securities represented 30.7% and 27.7% of total investments, respectively, and private placement securities represented 21.1% and 20.4%, respectively. Over 85% of the MBS securities are GNMA backed, and none of the MBS securities are rated less than AAA by Standard & Poor's Corporation or Moody's Investors Service. Reliable's management believes that exposure to interest rate and prepayment risks is minimized by investing in less volatile types of MBS securities such as sequential and Planned Amortization Class collateralized mortgage obligations. Reliable's private placement portfolio has historically provided Reliable with yields higher than publicly traded securities of like kind. At December 31, 1996, the private placement portfolio had a book yield of approximately 8.4% and an average life of 6.5 years. At December 31, 1996, approximately 94% of the private placement securities had NAIC ratings of 1 or 2, and all holdings were current as to principal and interest.

  On March 31, 1997, Reliable issued a $10.0 million, thirty-year surplus note to an unaffiliated lender. The interest rate on the note varies over the term of the note, and all interest and principal payments are subject to the approval of the Missouri Department of Insurance. Reliable believes that the issuance of the note will provide sufficient statutory surplus to maintain its current rating of A ("Excellent") from A.M. Best.

  Reliable's uses of its net cash flow after operating activities include the purchase of investments, payment of dividends to shareholders and the purchase of treasury stock.

  Statutory regulations restrict annual shareholder dividends, without regulatory approval, to the greater of 10% of surplus as regards policyholders as of December 31 of the previous year or statutory gain from operations for the previous year. Under these regulations, the amount of cash dividends that Reliable would be permitted to pay in 1997, without such approval, is $11.6 million. Shareholder dividends paid for the years ended December 31, 1996, 1995 and 1994 were $2.5 million, $2.5 million and $3.1 million, respectively.

  Reliable has in the past purchased its own common stock either through tender offers or private negotiations. On January 23, 1997, Reliable purchased from several shareholders 42,085 shares of Reliable A Stock and 428,500 shares of Reliable B Stock for $6.4 million. During 1996, Reliable announced a tender offer to purchase up to 80,000 shares of its Reliable A Stock. The offer resulted in the purchase of approximately 68,000 shares of Reliable A Stock for an aggregate cost of $4.4 million. In addition, during 1996, Reliable purchased an additional 37,000 shares of Reliable A Stock at an aggregate cost of $2.5 million. During 1994, Reliable announced a tender offer to purchase up to 200,000 shares of its Reliable A Stock. The offer resulted in the purchase of approximately 47,000 shares of Reliable A Stock for an aggregate cost of $2.8 million.

  The NAIC has adopted risk-based capital ("RBC") requirements for life insurance companies in order to evaluate the adequacy of statutory capital and surplus. Regulatory compliance is determined by the ratio of regulatory total adjusted capital, as defined by the NAIC, to the authorized control level RBC, as defined by the NAIC. Reliable's total adjusted capital at December 31, 1996 significantly exceeded the minimum RBC requirements.

  Reliable has no material commitments for capital expenditures.

EFFECTS OF INFLATION

  The effects of inflation on Reliable depend on its severity and duration. Inflation tends to increase policy size and therefore premiums, but also increases the costs associated with the acquisition and maintenance of insurance in force. Inflation should produce an increase in investment income (although the speed at which this would occur would be reduced by the long-term nature of most of Reliable's investments) while Reliable's largest obligation, policy reserves, represents monetary liabilities which are fixed in nature and carry low rates of interest.

                     COMPARISON OF RIGHTS OF SHAREHOLDERS

  As a result of the Merger, the shareholders of Reliable, whose rights are currently governed by Missouri law and the Reliable Articles, will become shareholders of Unitrin, whose rights are governed by Delaware law and the Certificate of Incorporation of Unitrin (the "Unitrin Certificate"). Missouri corporations are formed pursuant to, and their corporate affairs are generally governed by, the Missouri General Business Corporation Law (the "MGBCL"). However, Reliable is formed pursuant to and its corporate affairs are governed by Chapters 374-382 of the Revised Statutes of Missouri (the "Missouri Insurance Code"). In addition, Section 351.690.2 of the MGBCL specifically states that the MGBCL is not applicable to insurance companies, except for certain specified provisions. Notwithstanding the foregoing, Reliable understands that, in the absence of applicable provisions in the Missouri Insurance Code, the Missouri Department of Insurance considers the provisions of the MGBCL generally applicable to Missouri insurance companies such as Reliable. The following summary assumes that, absent a contrary provision in the Missouri Insurance Code, the MGBCL would generally govern the rights of the Reliable shareholders.

  The following discussion is intended only to highlight certain material differences between the rights of corporate shareholders under Missouri law and Delaware law generally and specifically with respect to shareholders of Reliable and Unitrin under the Reliable Articles and the Unitrin Certificate. The discussion does not constitute a complete comparison of the differences between the rights of such holders or the provisions of the Missouri Insurance Code, the MGBCL, the Delaware General Corporation Law (the "DGCL"), the Reliable Articles or the Unitrin Certificate, and is qualified in its entirety by reference to the Missouri Insurance Code, the MGBCL, the DGCL, the Reliable Articles and the Unitrin Certificate.

ELECTION OF DIRECTORS

  Pursuant to Missouri law, directors of Missouri corporations, unless their terms are staggered, are elected at each annual shareholder meeting. The articles of incorporation or the by-laws of a corporation may authorize the election of directors by one or more classes or series of shares, and under Missouri law, shareholders have cumulative voting rights in the election of directors unless the articles of incorporation or by-laws provide otherwise. Reliable shareholders have cumulative voting rights in the election of directors. Moreover, a corporation must have at least three directors, unless the articles of incorporation expressly provide that one or more directors shall constitute the Board of Directors. The Reliable Articles provide that there shall be three classes of directors who will each serve for three years. Further, the Reliable By-Laws restrict the times during which and prescribes the procedures under which shareholders may nominate directors to be voted on at a meeting of shareholders. The Board of Directors of Reliable consists of nine members divided into three equal classes, with three directors elected at each annual meeting of shareholders. The Reliable By-Laws provide that a shareholders' notice in connection with the nomination of directors is timely if received by Reliable not less than 15 or more than 50 days before the date of either an annual meeting or special meeting for the election of directors.

  Under the DGCL, directors, unless their terms are staggered, are elected at each annual shareholder meeting. The certificate of incorporation may authorize the election of certain directors by one or more classes or series of shares, and the certificate of incorporation, an initial by-law or a by-law adopted by a vote of the shareholders may provide for staggered terms for the directors. The certificate of incorporation or by-laws also may allow the shareholders or the Board of Directors to fix or change the number of directors, but a corporation must have at least one director. Under Delaware law, shareholders do not have cumulative voting rights unless the certificate of incorporation so provides. The Unitrin Certificate does not provide for cumulative voting. The Amended and Restated By-Laws of Unitrin (the "Unitrin By-Laws") provide that the number of directors which shall constitute the whole Unitrin Board of Directors shall be not less than three nor more than seven and that the number of directors may be determined by resolution of the Board of Directors or by the shareholders at the annual meeting. The Unitrin Board of Directors presently consists of a single class of seven members. The Unitrin By-Laws also require advance notice of a shareholder's intention to nominate Board members at an annual meeting of shareholders, which notice must generally be given not less than sixty nor more than ninety days prior to the first anniversary of the preceding year's annual meeting.

REMOVAL OF DIRECTORS; FILLING VACANCIES ON THE BOARD OF DIRECTORS

  Missouri law provides that, unless the articles of incorporation or the by-laws provide otherwise, one or more directors or the entire Board of Directors may be removed, with or without cause, by a vote of the holders of a majority of shares then entitled to vote at an election of directors. Where a corporation has cumulative voting in the election of directors, and if less than the entire Board is to be removed, no one director may be removed if the votes cast against his or her removal would be sufficient to elect him or her if then cumulatively voted at an election of the entire Board of Directors, or, if there are classes of directors, at an election of the class of directors of which he is a part. Further, Missouri law provides that vacancies on the Board of Directors may be filled by the Board of Directors, unless the articles of incorporation or by-laws provide otherwise. The Reliable By-Laws provide that vacancies on the Board of Directors shall be filled by the remaining directors. Pursuant to the Reliable Articles, any director, or the entire Board of Directors, may be removed from office at any time prior to the expiration of his, her or their term(s) of office, with or without cause, only by the affirmative vote of the holders of record of outstanding shares representing at least 80% of all of the then outstanding shares of capital stock of Reliable then entitled to vote generally in the election of directors, voting together as a single class at a special meeting of shareholders called expressly for that purpose; provided that if less than the entire Board of Directors is to be removed, no director may be removed if the votes cast against his or her removal would be sufficient to elect him or her if then cumulatively voted at an election of the class of directors of which he or she is a part. Removal under the Reliable Articles can also occur by a vote of a majority of the entire Board of Directors if qualifications as set out in the Reliable By-Laws are not met or if such director is in breach of any agreement between such director and Reliable relating to such director's service as a director or employee of Reliable.

  The Unitrin Certificate and the Unitrin By-Laws provide that the Chairman of the Board may only be removed by a resolution adopted by a majority of the directors then in office. Neither the Unitrin Certificate nor the Unitrin By-Laws otherwise addresses the removal of directors. However, under the DGCL, any director or the entire Board of Directors generally may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors. The Unitrin Certificate and the Unitrin By-Laws provide that, subject to the rights of holders of any class or series of preferred stock, unless the Board of Directors otherwise determines, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled only by a majority of the directors then in office, even though less than a quorum, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify.

ACTION BY WRITTEN CONSENT

  Under the MGBCL, any action may be taken without a meeting if consents in writing, setting forth the action so taken, are signed by all the shareholders entitled to vote with respect to the subject matter thereof. Such consents have the same force and effect as a unanimous vote of the shareholders at a meeting duly held.

  The DGCL provides that, unless limited by the certificate of incorporation, any action that could be taken by shareholders at a meeting may be taken without a meeting if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of record of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The Unitrin Certificate provides that action can be taken by shareholders only at a meeting of shareholders and may not be effected by consent in writing of such shareholders.

AMENDMENTS TO CHARTER

  The Missouri Insurance Code provides that any insurance company may amend its charter if: (1) the Board of Directors or other governing body adopts a resolution setting forth the proposed amendment and directs that it be submitted to a vote at a meeting of the shareholders, or the proposed amendment need not be adopted by the

Board of Directors and may be directly submitted to the shareholders; (2) written and printed notice setting forth the proposed amendment or a summary of changes to be effected is given to each shareholder entitled to vote thereon; and (3) the proposed amendment is adopted by the affirmative vote of a majority of all shares entitled to vote at the meeting either in person or by proxy or by a specified vote if contained in the articles or other provision of law which shall not be less than a majority.

  The Reliable Articles provide that Reliable has the right to amend any provision contained therein with the affirmative vote of the holders of at least 80% of all of the then outstanding shares of capital stock of Reliable entitled to vote generally in the election of directors, voting together as a single class. In addition, the affirmative vote of a majority of the then outstanding shares of any class of stock of Reliable, voting separately as a class, is required to make any significant amendment affecting such class of capital stock.

  Under the DGCL, unless a higher vote is required in the certificate of incorporation, an amendment to the certificate of incorporation of a corporation may be approved by a majority of the outstanding shares entitled to vote upon the proposed amendment. The Unitrin Certificate does not modify the provision contained in the DGCL, except for amendments to Article SIX and Article SEVEN of the Unitrin Certificate, which require the affirmative vote of the holders of at least 75% of the voting power of all outstanding voting stock of Unitrin, voting together as a single class. Article SIX of the Unitrin Certificate provides that: (i) actions required or permitted to be taken by the shareholders may only be effected at an annual or special meeting of shareholders and not by written consents, (ii) special meetings of the shareholders may be called only by the Chairman of the Board or by resolution of a majority of the directors then in office, and (iii) the Chairman of the Board may be removed only by resolution of a majority of the directors then in office. As further described in "--Vote on Extraordinary Corporate Transactions; Business Combinations" below, Article SEVEN of the Unitrin Certificate governs the ability of Unitrin to enter into business combinations with certain shareholders of Unitrin.

AMENDMENTS TO BY-LAWS

  Under the MGBCL, the power to make, amend or repeal by-laws of the corporation is vested in the shareholders unless and to the extent vested in the Board of Directors by the articles of incorporation; provided, however, that the original by-laws of the corporation may be adopted by the directors.

  The Reliable Articles provide for amendments by the Board of Directors by the vote of a majority of the entire Board of Directors or by the shareholders by the affirmative vote of not less than 80% of all the then outstanding shares of capital stock of Reliable then entitled to vote generally in the election of Directors, voting together as a single class.

  Delaware law provides that a corporation's by-laws may be amended by the corporation's shareholders, or, if so provided in the certificate of incorporation, by the corporation's directors. The Unitrin Certificate provides that the Board of Directors may adopt, amend or repeal the Unitrin By-Laws by a vote a majority of the directors then in office, and that the Unitrin shareholders may also adopt, amend or repeal the Unitrin By-Laws by the affirmative vote of the holders of at least a majority of the voting power of all outstanding voting stock of Unitrin, voting together as a single class.

SPECIAL MEETINGS OF SHAREHOLDERS

  Missouri law provides that special meetings of the shareholders may be called by the Board of Directors or by such other person or persons as may be provided in the articles of incorporation or the by-laws. Pursuant to the Reliable By-Laws, special meetings of the shareholders may be called only by
(a) the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the entire Board, (b) the Chairman of the Board, the President, or the Secretary, or (c) by the holders of record of outstanding shares representing at least 25% of all of the shares of capital stock of Reliable entitled to vote generally in the election of directors, acting together as a single class.

  Under Delaware law, special meetings of the shareholders of a corporation may be called by the corporation's Board of Directors or by such other persons as may be authorized in the corporation's certificate of incorporation or by-laws. The Unitrin Certificate and the Unitrin By-Laws provide that a special meeting of the shareholders may be called only by the Chairman of the Board or by a majority of the Board of Directors then in office.

VOTE ON EXTRAORDINARY CORPORATE TRANSACTIONS; BUSINESS COMBINATIONS

  Under Chapter 382 of the Missouri Insurance Code, no person other than the issuer shall attempt to acquire any voting security of a Missouri insurance company if, after the consummation thereof, that person would, directly or indirectly, be in control of the insurer, and no person shall enter into an agreement to merge with or otherwise to acquire control of a domestic insurer without prior approval by the Missouri Director of Insurance pursuant to written notification and the hearing process set forth in the Missouri Insurance Code.

  Pursuant to the Reliable Articles, Reliable may be merged, consolidated or liquidated, or all or substantially all of its assets may be sold, only upon submission of the plan of merger, plan of consolidation, plan of liquidation, or plan of sale to vote at a meeting of shareholders, which may be either an annual or special meeting. Written or printed notice of the meeting to consider such plan, together with a summary of the plan, shall be given to each shareholder entitled to vote thereon. The proposed plan shall be approved upon receiving the affirmative vote of the holders of at least two-thirds of the outstanding shares of capital stock of Reliable entitled to vote at such meeting. In addition, the affirmative vote of a majority of the then outstanding shares of Reliable A Stock, voted separately as a class, shall be necessary to approve any such plan pursuant to which shares of Reliable A Stock or Reliable B Stock are converted into or exchanged for any securities or any other consideration unless each share of Reliable A Stock will receive consideration of a type identical to the type to be received by each share of Reliable B Stock and each share of Reliable A Stock will receive consideration in an amount not less than ten times the amount to be received by each share of Reliable B Stock.

  The DGCL provides that unless otherwise specified in the corporation's certificate of incorporation or unless the provisions of Section 203 of the DGCL relating to "business combinations" are applicable, a sale of all or substantially all of the corporation's assets, a merger or consolidation or a dissolution of the corporation requires an affirmative vote of the Board of Directors (except in certain limited circumstances) plus, with certain exceptions, the affirmative vote of a majority of the outstanding stock entitled to vote thereon.

  Article SEVEN of the Unitrin Certificate provides that Unitrin shall not enter into any "Business Combination" with an "Interested Shareholder" unless
(1) the Business Combination has been approved by a majority of the "Continuing Directors," or (2) the Business Combination has been approved by the affirmative vote of 75% of the voting power of the outstanding voting stock of Unitrin, voting together as a single class, and the consideration to be received by the holders of each class or series of capital stock of Unitrin on consummation of the Business Combination equals the highest price paid by the Interested Shareholder for any shares of such class or series during the preceding 24 months and is either in cash or in the form of consideration previously used by the Interested Shareholder to acquire the largest number of shares of such class or series previously acquired by such Interested Shareholder. For purposes of Article SEVEN of the Unitrin Certificate, "Business Combination" means:

    (i) any merger or consolidation of Unitrin or any subsidiary with any Interested Shareholder or any other person (whether or not itself an Interested Shareholder) which is or after such merger or consolidation would be an affiliate of an Interested Shareholder; or

    (ii) any sale, lease exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any affiliate of any Interested Shareholder of any assets of Unitrin or any subsidiary having an aggregate fair market value of $10,000,000 or more; or

    (iii) the issuance or transfer by Unitrin or any subsidiary (in one transaction or a series of transactions) of any securities of Unitrin or any subsidiary to any Interested Shareholder or any affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value of $10,000,000 or more; or

    (iv) the adoption of any plan or proposal for the liquidation or dissolution of Unitrin proposed by or on behalf of any Interested Shareholder or any affiliate of any Interested Shareholder; or

    (v) any reclassification of securities (including any reverse stock split or recapitalization of Unitrin) or any merger or consolidation of Unitrin with any of its subsidiaries or any other transaction (whether or not with or into or otherwise involving any Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of Unitrin or any subsidiary beneficially owned by any Interested Shareholder or any affiliate of any Interested Shareholder.

  The term "Interested Shareholder" means any person who or which:

    (i) is the beneficial owner, directly or indirectly, of more than 15 percent of the voting power of the outstanding voting stock of Unitrin; or

    (ii) is an affiliate or associate of Unitrin and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 15 percent or more of such voting power; or

    (iii) is an assignee of or has otherwise succeeded to any shares of Unitrin voting stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended;

    provided, however, that Interested Shareholder shall not mean: (i) Unitrin or any subsidiary or (ii) any person whose beneficial ownership or expected beneficial ownership of 15 percent or more of such voting power has been disclosed to the Board of Directors of Unitrin prior to February 19, 1990. Furthermore, in no event shall a person who or which is the beneficial owner of less than 15 percent of such voting power become an Interested Shareholder solely as a result of either of the following: (1) a reduction in the number of shares of outstanding voting stock, including without limitation a reduction caused by repurchases by Unitrin of outstanding shares of voting stock, or (2) an increase of two percent or less in the beneficial ownership of voting stock of such person during any 12-month period, provided that such person shall not have become the beneficial owner of more than two percent of the voting stock of Unitrin in any prior 12-month period except as a result of the original distribution of the common stock of Unitrin to the holders of Teledyne, Inc. common stock or pursuant to clause (1) of this sentence; provided, however, that if any person becomes the beneficial owner of 15 percent or more of such voting power by reason of share repurchases by Unitrin and thereafter becomes the beneficial owner of any additional voting power, except in accordance with clause (2) of this sentence, such person shall be deemed to be an Interested Shareholder. For the purposes of determining whether a person is an Interested Shareholder, the number of shares of voting stock deemed to be outstanding shall include shares deemed owned by such person (or affiliates or associates thereof or others with whom such person has an agreement, arrangement or understanding) through application of Rule 13d-3 under the Exchange Act, but shall not include any other shares of voting stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

  A "Continuing Director" is (i) a member of Unitrin's original Board of Directors, (ii) a person who is unaffiliated with an Interested Shareholder and who was a member of the Board of Directors prior to such person or entity becoming an Interested Shareholder, or (iii) a successor of a Continuing Director who is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the Board.

SECTION 203 OF THE DELAWARE LAW

  Section 203 of the Delaware General Corporation Law ("Section 203") prohibits certain "Business Combination" transactions (as defined in Section
203) between a publicly held Delaware corporation and any "interested stockholder" (as defined in Section 203) for a period of three years after the date the interested stockholder becomes an interested stockholder unless (a) prior to the interested stockholder becoming an interested stockholder, either the proposed Business Combination or the proposed acquisition of stock which would make such interested stockholder an interested stockholder was approved by the corporation's Board of

Directors, (b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or
(c) the interested stockholder obtained the approval of the corporation's Board of Directors and the approval of the holders of at least two thirds of the outstanding shares of the corporation's voting stock other than any shares of voting stock held by the interested stockholder.

RIGHTS PLAN

  Each share of Unitrin Stock, including those to be issued to holders of Reliable A Stock in connection with the Merger, is accompanied by one preferred share purchase right (a "Right"). Unless and until they are triggered, the Rights are redeemable by the Board of Directors, are not represented by separate certificates and are transferable only with the shares of Unitrin Stock to which they attach. The description and terms of the Rights are set forth in a Rights Agreement (the "Plan") between Unitrin and First Chicago Trust Company of New York, as rights agent, dated as of August 3, 1994.

  Under the Plan's "flip-in" feature, if any person or group beneficially acquires 15% or more of Unitrin's voting power without the approval of the Board of Directors, all other shareholders except that non-approved acquiror will be entitled to purchase Unitrin Stock having twice the market value of the exercise price of the Rights, which the Board of Directors has set at $125 (subject to certain adjustment provisions). In addition, under the Plan's "flip-over" feature, after a non-approved person or group becomes a 15%-or-greater beneficial owner, if Unitrin is involved in a business combination with, or sells 50% or more of its assets or earning power to, that beneficial owner (or any other person if the transaction does not treat all shareholders alike), all other Unitrin shareholders will be entitled to purchase voting stock of the other person having twice the market value of the exercise price.

  The Plan will expire on August 3, 2004, and the Rights may be redeemed by the Board of Directors for $0.01 per Right at any time prior to a triggering flip-in or flip-over event.

DIVIDENDS

  Dividends or distributions made by Missouri domiciled insurers may be subject to approval of the Missouri Insurance Department, may be paid only from surplus profits (i.e., earned surplus), which does not include capital or contributed surplus accounts. In addition, Missouri law requires a life insurer to maintain its statutory surplus at no less than $600,000. Under
Section 382.210 of the Missouri Insurance Code, no extraordinary dividend (which includes a dividend which, when aggregated with all other dividends paid during the preceding twelve months, exceeds the greater of ten percent of surplus as regards policyholders at the end of the prior year or the net gain from the operations of the life insurance company for the prior year) may be paid without thirty days' notice to and the receipt of approval from the Director of Insurance.

  Under the Reliable Articles, in the event the Board of Directors declares dividends or other distributions on Reliable Common Stock payable in cash or other property of Reliable at any time shares of Reliable B Stock are outstanding, the amount of any dividend payable on each share of Reliable A Stock shall in all cases be equal to 110% of the aggregate dividend payable on ten shares of Reliable B Stock. If a dividend or distribution payable in shares of Reliable A Stock (including but not limited to any distribution payable as a consequence of a split in the Reliable A Stock) shall be made on the shares of Reliable A Stock, a dividend or distribution payable in shares of Reliable B Stock shall be made simultaneously on the shares of Reliable B Stock and the number of shares of Reliable B Stock payable on each share of Reliable B Stock pursuant to such dividend or distribution shall be equal to the number of shares of Reliable A Stock payable on each share of Reliable A Stock pursuant to such dividend or distribution. If a dividend or distribution payable in shares of Reliable B Stock (including but not limited to any distribution payable as a consequence of a split in the Reliable B Stock) shall be made on the shares of Reliable B Stock, a dividend or distribution payable in shares of Reliable A Stock and the number of shares of Reliable A Stock pursuant to such dividend or distribution shall be equal to the number of shares of Reliable B Stock payable on each share of Reliable B Stock pursuant to such dividend or distribution.

  Subject to any restrictions contained in a corporation's certificate of incorporation, the DGCL generally provides that a corporation may declare and pay dividends out of surplus (defined as the excess, if any, of net assets over capital) or, when no surplus exists, out of the net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Dividends may not be paid out net profits if the capital of the corporation is less than the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. The Unitrin Certificate provides that, subject to the rights of any outstanding preferred stock, the Board of Directors may pay any dividends on the common stock out of any funds legally available therefor.

INDEMNIFICATION AND LIMITATION OF LIABILITY OF DIRECTORS AND OFFICERS

  The MGBCL permits indemnification of officers, directors and employees in certain instances as long as the person acts in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action, the person has no reasonable cause to believe his conduct was unlawful. The Missouri law indemnification provision is not exclusive of any other rights which may be granted in the articles of incorporation, by-laws, a vote of shareholders or disinterested directors, agreement or otherwise. Directors of a corporation who shall knowingly declare and pay any dividend except as permitted by and in accordance with the corporation statute and the articles of incorporation shall be jointly and severally liable for all of the debts of the corporation then existing, and for all that shall be thereafter contracted as long as they shall respectively continue in office; provided, that the amount for which they shall be liable shall not exceed the amount of such dividend. The Reliable Articles provide for indemnification of directors and officers to the fullest extent permitted by the MGBCL.

  To the extent an indemnified director is successful in a defense of an action, he or she shall be indemnified against expenses actually and reasonably incurred in connection with the defense. The determination of the right to indemnification shall be made by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the action, and if not obtainable, by an independent legal counsel, or by the shareholders. Payment of the expenses may be paid by Reliable in advance of the final disposition of the action. The indemnification provided by the above clauses is not exclusive. Reliable has purchased insurance for past or present directors and officers or for directors and officers who served at the request of the corporation. The Board of Directors may also indemnify employees. In addition, Reliable has separate indemnification agreements in place with each of its current directors and various officers.

  Section 145 of the DGCL provides that a corporation may indemnify any of its officers or directors party to any action, suit or proceeding by reason of the fact that such person was a director, officer, or employee of the corporation by, among other things, a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding provided that such officer or director acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation. The Unitrin Certificate provides that Unitrin shall indemnify and hold harmless any person made a party or threatened to be made party to or is involuntarily involved in any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of Unitrin or is or was serving at the request of Unitrin as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent authorized by the DGCL. Section 102 of the DGCL allows a corporation to limit or eliminate the personal liability of directors of the corporation and its shareholders for monetary damages for breach of fiduciary duty as a director. However, this provision excludes any limitation on liability (a) for any breach of the director's duty of loyalty to the corporation or its shareholders, (b) for act or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for intentional or negligent payment of unlawful dividends, stock purchase or redemption, or (d) for any transaction from which the director derived an improper personal benefit. The Unitrin Certificate provides for the limitation of directors' liability as permitted by this statute.

DUTIES OF DIRECTORS

  The MGBCL expressly provides that directors of insurance companies may consider various constituencies (including constituencies whose interests may diverge from the interests of shareholders) in connection with proposals relating to the acquisition of control of the corporation and in other contexts. In addition, the Reliable Articles specifically permit the Board of Directors to consider various constituencies (including policyholders, employees, suppliers, customers and others having similar relationships with them, and the communities in which they conduct their businesses) in connection with transactions such as the Merger.

  The DGCL does not contain a specific provision elaborating the duties of a Board of Directors with respect to the best interests of the corporation. Delaware courts have permitted directors to consider various constituencies provided that there be some rationally related benefit to the shareholders. The Unitrin Certificate specifically permits the Board of Directors to consider various constituencies including employees, suppliers and customers of Unitrin and its subsidiaries and the communities in which offices or facilities of Unitrin are located (whose interests may diverge from the interests of shareholders) in connection with taking any corporate action.

                                 LEGAL MATTERS

  The validity of the Unitrin Stock to be issued in the Merger and certain other legal matters will be passed upon for Unitrin by Scott Renwick, Esq., Counsel of Unitrin. As of August 28, 1997, Mr. Renwick beneficially owned an aggregate of 3,923 shares of Unitrin Stock. Certain legal and tax matters with respect to the Merger will be passed upon for Reliable by Bryan Cave llp, St. Louis, Missouri.

                                    EXPERTS

  The consolidated financial statements and financial statement schedules of The Reliable Life Insurance Company and its subsidiaries as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, which are included in this Proxy Statement/Prospectus, have been included herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given upon the authority of that firm as experts in accounting and auditing. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Special Meeting and are expected to be available to respond to appropriate questions.

  The consolidated financial statements and financial statement schedules of Unitrin and subsidiaries appearing in Unitrin's Annual Report (Form 10-K) for the year ended December 31, 1996 have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements and financial statement schedules are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                 OTHER MATTERS

  The Board of Directors of Reliable does not know of any matter to be presented at the Special Meeting other than as set forth above. Pursuant to the Reliable By-Laws, no other business may be transacted at the Special Meeting.

  CONSOLIDATED FINANCIAL STATEMENTS OF THE RELIABLE LIFE INSURANCE COMPANY AND
                               SUBSIDIARIES

                                   INDEX

Report of Independent Accountants.........................................  F-2
Consolidated Balance Sheets at June 30, 1997 (unaudited) and December 31,
 1996 and 1995............................................................  F-3
Consolidated Statements of Income for the Six Months Ended June 30, 1997
 and 1996 (unaudited) and for the Years Ended December 31, 1996, 1995 and
 1994.....................................................................  F-4
Consolidated Statements of Cash Flows for the Six Months Ended June 30,
 1997 and 1996 (unaudited) and for the Years Ended December 31, 1996, 1995 and 1994.................................................................  F-5
Consolidated Statements of Stockholders' Equity for the Six Months Ended
 June 30, 1997 (unaudited) and for the Years Ended December 31, 1996, 1995 and 1994.................................................................  F-6
Notes to Consolidated Financial Statements................................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
The Reliable Life Insurance Company:

  We have audited the accompanying consolidated balance sheets of The Reliable Life Insurance Company and Subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of income, cash flows and stockholders' equity for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Reliable Life Insurance Company and Subsidiaries as of December 31, 1996 and 1995, and the consolidated results of their operations and cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

  As discussed in Note 1 to the consolidated financial statements, in 1994 the Company changed its method of accounting for investments in accordance with SFAS 115, Accounting for Certain Investments in Debt and Equity Securities.

                                          /s/ Coopers & Lybrand L.L.P.

St. Louis, Missouri
February 20, 1997, except for
 Note 14 for which the
 date is June 20, 1997

              THE RELIABLE LIFE INSURANCE COMPANY AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

         JUNE 30, 1997 (UNAUDITED) AND DECEMBER 31, 1996 AND 1995

                                                             DECEMBER 31
                                          JUNE 30,    --------------------------
                ASSETS                      1997          1996          1995
                ------                  ------------  ------------  ------------
                                        (UNAUDITED)
 Investments:
  Fixed maturities--Available-for-
   sale, at estimated fair value
   (amortized cost of $424,033,374,
   $391,401,536 and $375,126,193 at
   June 30, 1997, December 31, 1996
   and December 31, 1995,
   respectively)......................  $432,034,244  $399,865,289  $394,308,637
  Equity securities--Available-for-
   sale, at estimated fair value (cost
   of $2,657,883, $3,081,861 and
   $3,900,097 at June 30, 1997,
   December 31, 1996 and December 31,
   1995, respectively)................     3,879,899     3,965,156     4,231,761
  Mortgage loans on real estate.......    23,286,744    22,078,007    26,748,204
  Real estate.........................     3,353,514     3,399,280     3,494,680
  Real estate--acquired in
   satisfaction of debt...............     4,540,335     4,617,109     4,582,536
  Policy loans and premium notes......    32,437,556    28,806,034    26,669,900
  Short-term investments..............    12,931,707    12,732,926    12,312,878
                                        ------------  ------------  ------------
    Total investments.................   512,463,999   475,463,801   472,348,596
 Other assets:
  Cash................................           --      5,092,302           --
  Accrued investment income...........     6,245,533     5,316,412     5,229,220
  Accounts and premiums receivable....    12,419,579     7,814,331     6,060,444
  Deferred policy acquisition costs...    74,076,672    70,437,414    65,164,177
  Present value of future profits.....    38,262,255    26,380,950    29,979,298
  Property and equipment, net.........     2,728,751     2,634,073     2,705,615
  Prepaid pension cost................     1,158,195     1,884,192     3,046,022
  Due from reinsurers.................     1,910,970     2,249,093     4,541,884
  Prepaid reinsurance premiums........        18,646       126,932       257,271
  Other assets........................     4,033,985     3,501,508     1,940,011
                                        ------------  ------------  ------------
    Total assets......................  $653,318,585  $600,901,008  $591,272,538
                                        ============  ============  ============
 LIABILITIES AND STOCKHOLDERS' EQUITY
 ------------------------------------
 Insurance liabilities:
  Future policy benefits..............  $413,616,697  $376,287,381  $365,404,827
  Unpaid policy claims................     7,664,601     8,208,872     9,875,713
  Unearned premiums...................     1,181,434     2,924,547     4,743,442
  Other policy liabilities............       877,314       789,220       810,441
                                        ------------  ------------  ------------
                                         423,340,046   388,210,020   380,834,423
 Other liabilities:
  Cash overdraft......................     9,024,141           --         67,251
  Note payable........................    10,000,000           --            --
  Accrued expenses and other
   liabilities........................    17,019,599    22,414,511    14,770,032
  Stockholder dividends declared and
   unpaid.............................       602,495       717,972       724,284
  Amounts withheld by company as
   agent..............................     4,551,725     4,076,748     3,631,336
  Current federal income taxes........     2,655,622     2,706,718     2,229,614
  Deferred federal income taxes.......    26,641,617    22,731,022    26,207,377
                                        ------------  ------------  ------------
    Total liabilities.................   493,835,245   440,856,991   428,464,317
                                        ------------  ------------  ------------
 Stockholders' equity:
  Preferred stock, $1.00 par value:
  Authorized:
   Voting--3,000,000 shares; none
    issued............................           --            --            --
   Nonvoting--3,000,000 shares; none
    issued............................           --            --            --
  Class A common stock, $1.00 par
   value:
  Authorized: 6,000,000 shares........
  1997: 2,237,954 issued and
   1,112,245 outstanding;.............     2,237,954           --            --
  1996: 2,173,378 issued and
   1,132,604 outstanding;.............           --      2,173,378           --
  1995: 2,135,218 issued and
   1,199,217 outstanding..............           --            --      2,135,218
  Class B common stock, $1.00 par
   value:
  Authorized, issued and outstanding:
   5,701,580, 6,347,340 and 6,728,940
   shares at 1997, 1996 and 1995,
   respectively.......................     5,701,580     6,347,340     6,728,940
  Treasury stock: 1,125,709,
   1,040,774 and 936,001 shares of
   Class A common stock, at cost, at
   1997, 1996 and 1995, respectively..   (40,408,359)  (33,995,766)  (27,119,585)
  Additional paid-in capital..........     8,909,138     8,327,954     7,984,514
  Retained earnings...................   177,048,163   171,115,542   160,394,966
  Net unrealized investment gains (net
   of income taxes of $3,228,022,
   $3,271,479 and $6,829,940 at 1997,
   1996 and 1995, respectively).......     5,994,864     6,075,569    12,684,168
                                        ------------  ------------  ------------
    Total stockholders' equity........   159,483,340   160,044,017   162,808,221
                                        ------------  ------------  ------------
     Total liabilities and
      stockholders' equity............  $653,318,585  $600,901,008  $591,272,538
                                        ============  ============  ============

   The accompanying notes are an integral part of the consolidated financial statements.

              THE RELIABLE LIFE INSURANCE COMPANY AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

      FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED) AND
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                SIX MONTHS
                              ENDED JUNE 30,               YEARS ENDED DECEMBER 31,
                          ------------------------  --------------------------------------
                             1997         1996          1996         1995         1994
                          -----------  -----------  ------------ ------------ ------------
                          (UNAUDITED)  (UNAUDITED)
Net premiums earned.....  $50,575,118  $47,007,671  $ 94,004,740 $ 97,315,292 $ 92,041,371
Investment income.......   17,263,039   16,140,015    32,347,995   31,422,434   30,726,335
Net realized investment
 gains (losses).........      878,849     (420,392)      608,291    1,800,387   (2,210,324)
Service fees and other
 income.................    5,738,601    4,887,448    10,566,603    9,223,423   10,037,755
                          -----------  -----------  ------------ ------------ ------------
                           74,455,607   67,614,742   137,527,629  139,761,536  130,595,137
                          -----------  -----------  ------------ ------------ ------------
Benefits and claims:
  Policy claims.........   25,037,815   22,943,369    46,217,632   51,158,737   48,587,930
  Increase in future
   policy benefits......    5,719,615    5,197,684    10,040,726    9,168,597    9,228,612
                          -----------  -----------  ------------ ------------ ------------
                           30,757,430   28,141,053    56,258,358   60,327,334   57,816,542
Commissions.............    5,778,576    5,279,073    11,265,708   10,637,683   10,293,093
Taxes, licenses and
 fees...................    2,617,832    2,544,165     4,376,009    4,284,147    4,221,315
Amortization of deferred
 policy acquisition
 costs..................    4,142,372    4,553,035    10,100,524   10,037,532    9,541,536
Amortization of present
 value of future
 profits................    1,555,720    2,293,490     3,598,348    2,623,402    2,492,423
Net periodic pension
 cost...................      725,997      580,915     1,161,830      543,262      681,306
Other operating costs
 and expenses...........   18,817,616   16,525,386    32,255,221   32,113,871   28,825,338
                          -----------  -----------  ------------ ------------ ------------
                           64,395,543   59,917,117   119,015,998  120,567,231  113,871,553
                          -----------  -----------  ------------ ------------ ------------
    Income before
     provision for
     income taxes.......   10,060,064    7,697,625    18,511,631   19,194,305   16,723,584
                          -----------  -----------  ------------ ------------ ------------
Provision for income
 taxes:
  Current...............     (965,073)   2,440,192     5,180,710    3,162,920    5,564,109
  Deferred..............    3,954,052     (307,617)       82,122    2,423,858   (1,286,626)
                          -----------  -----------  ------------ ------------ ------------
                            2,988,979    2,132,575     5,262,832    5,586,778    4,277,483
                          -----------  -----------  ------------ ------------ ------------
    Net income..........  $ 7,071,085  $ 5,565,050  $ 13,248,799 $ 13,607,527 $ 12,446,101
                          ===========  ===========  ============ ============ ============
Earnings per share,
 based on weighted
 average number of
 shares of common stock
 outstanding............  $      4.18  $      3.01  $       7.32 $       7.23 $       6.54
                          ===========  ===========  ============ ============ ============

   The accompanying notes are an integral part of the consolidated financial statements.

              THE RELIABLE LIFE INSURANCE COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

      FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED) AND
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                             SIX MONTHS ENDED
                                 JUNE 30,                  YEAR ENDED DECEMBER 31,
                          ------------------------  ----------------------------------------
                             1997         1996          1996          1995          1994
                          -----------  -----------  ------------  ------------  ------------
                          (UNAUDITED)  (UNAUDITED)
Operating activities:
 Net income.............  $ 7,071,085  $ 5,565,050  $ 13,248,799  $ 13,607,527  $ 12,446,101
 Adjustments to
  reconcile net income
  to net cash provided
  by operating
  activities:
 Amortization and
  depreciation..........    5,048,045    7,012,735    14,042,046    13,230,892    12,226,540
 Policy acquisition
  costs deferred........  (20,411,329)  (7,866,760)  (15,373,761)  (17,040,413)  (17,302,370)
 Provision for deferred
  income taxes..........    3,954,052     (307,617)       82,122     2,423,858    (1,286,626)
 Net realized
  investment (gains)
  losses................     (878,849)     420,392      (608,291)   (1,800,387)    2,210,324
 Changes in:
  Accounts and premiums
   receivable, unearned
   premiums and other
   policy liabilities...   (5,160,781)  (4,495,744)   (3,463,664)   (2,148,190)   (1,388,347)
  Accrued investment
   income...............     (929,121)    (282,879)      (87,192)      567,208      (289,411)
  Future policy
   benefits, unpaid
   policy claims and
   due from reinsurers..   36,650,255    5,512,652    10,666,240     6,708,541    10,065,464
  Accrued expenses and
   other liabilities....      910,226    1,278,816     1,765,348       (50,129)    3,548,832
  Other, net............      641,340    1,134,234      (499,424)       31,021       812,906
                          -----------  -----------  ------------  ------------  ------------
   Net cash provided by
    operating
    activities..........   26,894,923    7,970,879    19,772,223    15,529,928    21,043,413
                          -----------  -----------  ------------  ------------  ------------
Investing activities:
 Investments in:
 Fixed maturities:
  Available-for-sale....  (75,205,045) (49,725,833) (103,967,610)  (94,133,706)  (90,824,906)
  Held-to-maturity......          --           --            --    (14,373,487)  (11,734,967)
                          -----------  -----------  ------------  ------------  ------------
   Total fixed
    maturities..........  (75,205,045) (49,725,833) (103,967,610) (108,507,193) (102,559,873)
 Equity securities......     (485,833)      (3,502)   (3,095,570)   (1,290,272)          --
 Mortgage loans.........   (1,975,000)         --     (2,360,000)   (2,360,000)  (10,266,300)
 Real estate............      (73,493)    (240,490)     (325,679)     (675,720)     (358,539)
 Short-term
  investments, net of
  maturities............   (6,186,241)   3,858,278     5,567,412    (4,015,886)      808,447
 Policy loans and
  premium notes.........   (3,631,522)    (795,659)   (2,136,134)   (1,557,190)   (1,403,221)
 Investment repayments
  and sales:
 Fixed maturities:
  Available-for-sale--
   Sales................   23,246,706   26,724,589    59,138,899    75,780,555    43,167,082
  Available-for-sale--
   Maturities...........   18,919,092   15,081,296    29,699,056    17,374,360    40,284,890
  Held-to-maturity--
   Maturities...........          --           --            --      7,549,454     3,846,376
                          -----------  -----------  ------------  ------------  ------------
   Total fixed
    maturities..........   42,165,798   41,805,885    88,837,955   100,704,369    87,298,348
                          -----------  -----------  ------------  ------------  ------------
 Equity securities......    1,047,427          --      4,066,898           --            --
 Mortgage loans.........      786,613    3,254,759     7,647,666     6,750,060     6,453,999
 Real estate............          --           --            --            --        835,684
Net purchases of
 property and equipment.     (260,449)    (136,510)     (279,156)     (472,880)     (570,233)
Acquisitions of
 insurance in force.....          --           --            --            --      2,615,080
                          -----------  -----------  ------------  ------------  ------------
   Net cash used in
    investing
    activities..........  (43,817,745)  (1,983,072)   (6,044,218)  (11,424,712)  (17,146,608)
                          -----------  -----------  ------------  ------------  ------------
Financing activities:
 Note payable proceeds..  $10,000,000  $       --   $        --   $        --   $        --
 Receipts credited to
  policyholder account
  balance...............    1,522,428    1,529,719     3,050,226     3,070,301     3,277,336
 Return of policyholder
  account balances......   (1,049,515)  (1,078,181)   (2,207,962)   (2,282,268)   (2,395,520)
 Stockholder dividends
  paid..................   (1,253,941)  (1,335,588)   (2,534,535)   (2,521,200)   (3,113,191)
 Acquisition of treasury
  stock.................   (6,412,593)  (6,385,660)   (6,876,181)     (909,534)   (2,921,325)
 Change in cash
  overdraft.............    9,024,141    1,281,903       (67,251)   (1,462,515)    1,255,895
                          -----------  -----------  ------------  ------------  ------------
   Net cash used in
    financing
    activities..........   11,830,520   (5,987,807)   (8,635,703)   (4,105,216)   (3,896,805)
                          -----------  -----------  ------------  ------------  ------------
    Net change in cash..   (5,092,302)         --      5,092,302           --            --
Cash, beginning of year.    5,092,302          --            --            --            --
                          -----------  -----------  ------------  ------------  ------------
Cash, end of year.......  $       --   $       --   $  5,092,302  $        --   $        --
                          ===========  ===========  ============  ============  ============
Interest paid...........  $   146,482  $    70,036  $    372,517  $    172,255  $     94,371
                          ===========  ===========  ============  ============  ============
Income taxes paid, net..  $    33,500  $ 2,000,000  $  5,668,050  $  8,962,477  $  5,406,210
                          ===========  ===========  ============  ============  ============

  The Company has defined cash as cash on hand and on deposit in demand accounts.

   The accompanying notes are an integral part of the consolidated financial statements.

              THE RELIABLE LIFE INSURANCE COMPANY AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

          FOR THE SIX MONTHS ENDED JUNE 30, 1997 (UNAUDITED) AND
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                                 NET
                                                                              UNREALIZED
                                                    ADDITIONAL                INVESTMENT
                            COMMON      TREASURY     PAID-IN     RETAINED       GAINS
                            STOCK        STOCK       CAPITAL     EARNINGS      (LOSSES)       TOTAL
                          ----------  ------------  ---------- ------------  ------------  ------------
Stockholders' equity,
 December 31, 1993......  $8,993,209  $(23,288,726) $7,855,463 $139,397,346  $     39,941  $132,997,233
Adjustment to beginning
 balance for change in
 accounting principle,
 net of income taxes of
 $3,417,518.............         --            --          --           --      6,346,819     6,346,819
Net income..............         --            --          --    12,446,101           --     12,446,101
Stock conversions.......    (128,223)          --      128,223          --            --            --
Treasury stock acquired.         --     (2,921,325)        --           --            --     (2,921,325)
Dividends (per share):
 ($1.3365--Class A).....         --            --          --    (1,629,180)          --     (1,629,180)
 ($.1215--Class B)......         --            --          --      (814,354)          --       (814,354)
Change in net unrealized
 investment losses, net
 of income taxes of
 $(9,042,246)...........         --            --          --           --    (16,771,244)  (16,771,244)
                          ----------  ------------  ---------- ------------  ------------  ------------
Stockholders' equity,
 December 31, 1994......   8,864,986   (26,210,051)  7,983,686  149,399,913   (10,384,484)  129,654,050
Net income..............         --            --          --    13,607,527           --     13,607,527
Stock conversions.......        (828)          --          828          --            --            --
Treasury stock acquired.         --       (909,534)        --           --            --       (909,534)
Dividends (per share):
 ($1.4395--Class A).....         --            --          --    (1,731,958)          --     (1,731,958)
 ($.1309--Class B)......         --            --          --      (880,516)          --       (880,516)
Change in net unrealized
 investment gains, net
 of income taxes of
 $12,433,166............         --            --          --           --     23,068,652    23,068,652
                          ----------  ------------  ---------- ------------  ------------  ------------
Stockholders' equity,
 December 31, 1995......   8,864,158   (27,119,585)  7,984,514  160,394,966    12,684,168   162,808,221
                          ----------  ------------  ---------- ------------  ------------  ------------
Net income..............         --            --          --    13,248,799           --     13,248,799
Stock conversions.......    (343,440)          --      343,440          --            --            --
Treasury stock acquired.         --     (6,876,181)        --           --            --     (6,876,181)
Dividends (per share):
 ($1.47--Class A).......         --            --          --    (1,680,088)          --     (1,680,088)
 ($.1336--Class B)......         --            --          --      (848,135)          --       (848,135)
Change in net unrealized
 investment losses, net
 of income taxes of
 $(3,558,461)...........         --            --          --           --     (6,608,599)   (6,608,599)
                          ----------  ------------  ---------- ------------  ------------  ------------
Stockholders' equity,
 December 31, 1996......   8,520,718   (33,995,766)  8,327,954  171,115,542     6,075,569   160,044,017
Net income..............         --            --          --     7,071,085           --      7,071,085
Stock conversions.......    (581,184)          --      581,184          --            --            --
Treasury stock acquired.         --     (6,412,593)        --           --            --     (6,412,593)
Dividends (per share):
 ($.70--Class A)........         --            --          --      (753,738)          --       (753,738)
 ($.06362--Class B).....         --            --          --      (384,726)          --       (384,726)
Change in net unrealized
 investment losses, net
 of income taxes of
 $(43,457)..............         --            --          --           --        (80,705)      (80,705)
                          ----------  ------------  ---------- ------------  ------------  ------------
Stockholders' equity,
 June 30, 1997..........  $7,939,534  $(40,408,359) $8,909,138 $177,048,163  $  5,994,864  $159,483,340
                          ==========  ============  ========== ============  ============  ============

   The accompanying notes are an integral part of the consolidated financial statements.

             THE RELIABLE LIFE INSURANCE COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  The Reliable Life Insurance Company ("Reliable") is a home service insurance company with the vast majority of its business concentrated in Texas, Missouri and Arkansas.

  The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and include the following significant accounting policies which vary in certain respects from practices prescribed or permitted by the Department of Insurance of the State of Missouri (see Note
11). Generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

  A. Principles of Consolidation: The consolidated financial statements include the accounts of Reliable and all of its wholly-owned subsidiaries (collectively, the "Company"). Intercompany transactions have been eliminated in consolidation.

  B. Investments: On January 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 115 ("SFAS 115"). The adoption of SFAS 115 resulted in an increase in stockholders' equity of approximately $6,347,000, net of income taxes of $3,418,000.

  Under SFAS 115, fixed maturities and equity securities classified as available for sale are carried at market value (with the unrealized gains and losses, net of tax, reflected as a separate component of stockholders' equity). At December 31, 1996 and 1995, the Company did not have a fixed maturity or equity security trading portfolio.

  At December 31, 1995, the Company reclassified all of its fixed maturities classified as held-to-maturity to available-for-sale. This reclassification was a one-time transfer of securities from held-to-maturity in accordance with the provisions provided by the FASB special report entitled A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities. The amortized cost of fixed maturities held-to-maturity transferred to fixed maturities available-for-sale was $86,126,899 and the related unrealized gain, net of tax (reflected as a separate component of stockholders' equity), was $4,899,885.

  Mortgage loans on real estate are carried at the aggregate unpaid balance, net of unearned discount of $123,834 in 1996 and $178,304 in 1995. Real estate is stated at cost, less accumulated depreciation of $3,748,809 in 1996 and $3,346,983 in 1995. Depreciation on investment real estate for the years ended December 31, 1996, 1995 and 1994 was $401,826, $391,786 and $367,578,
respectively. All other investments are carried at cost or equity, which generally approximates market.

  Fixed maturities, mortgage loans and real estate reflect provisions for losses considered to be other than temporary on investments where there is evidence of the issuers' inability to meet the obligation in full at maturity, where there is insufficient underlying collateral on delinquent loans or where projected revenues are considered to be insufficient.

  Realized investment gains and losses, including any provisions for losses arising from impairments in the value of investments, are included in the determination of net income. The cost of securities sold is based upon specific identification.

  C. Fair Values of Financial Instruments: Fair value disclosures have been made for the Company's invested assets in Note 2 of the "Notes to Consolidated Financial Statements."

             THE RELIABLE LIFE INSURANCE COMPANY AND SUBSIDIARIES

  The fair values for fixed maturities and equity securities are based on quoted market prices, where available. For fixed maturities not actively traded, fair values are based upon estimated values obtained from independent pricing services. The fair values for mortgage loans are developed based on internal estimates of discounted future cash flows.

  Other financial instruments, exclusive of those which are related to policy contracts, are generally short-term in nature. It is assumed that cost approximates fair value.

  D. Deferred Policy Acquisition Costs: Commissions and other expenses relating to policy issue and underwriting, which vary with and are primarily related to the production of new business, are deferred. For noninterest sensitive products, deferred policy acquisition costs are amortized over the premium-paying period of the related policies in proportion to the ratio of the annual earned premium to the total anticipated premium using the same assumptions as used for computing liabilities for future policy benefits. On interest sensitive products, deferred policy acquisition costs are amortized in relation to anticipated gross profits.

  E. Present Value of Future Profits: The present value of future profits ("PVFP") represents the present value of anticipated profits to be realized from future premiums on insurance in force at the respective dates of acquisition and is amortized over the years that such premiums are collected. Generally, the same assumptions applied in estimating liabilities for future policy benefits were used and discounted to provide an appropriate rate of return.

  F. Property and Equipment: Depreciation on property and equipment has been provided principally using straight-line and accelerated methods on the basis of estimated useful lives. When assets are retired or otherwise disposed of, the costs and related accumulated depreciation are removed from the accounts and the resulting gain or loss is reflected in income. Expenditures for repairs and maintenance are charged to income as incurred.

  G. Liabilities for Future Policy Benefits and Unpaid Policy Claims: For non-interest sensitive products, liabilities for future policy benefits have been estimated using the net level premium method utilizing assumptions as to investment yields, withdrawals and mortality, including provisions for the risk of adverse deviations from the estimates, which were appropriate at the time the policies were issued or acquired. The more material assumptions are as follows:

      YEAR OF ISSUE OR ACQUISITION                   INTEREST RATES
      ----------------------------       ---------------------------------------
      To 1969........................... 4 1/2%
      1969 to 1980...................... 6% graded to 4 1/2%
      1981 to 1991...................... 7 1/2% or 8% graded to 6% over 20 years
      1992 to 1996...................... 7% or 8% graded to 6% over 20 years

  Mortality rate assumptions are based on various published tables which approximate the Company's experience.

  Withdrawal rate assumptions are based on the Company's experience.

  For interest sensitive products, liabilities for future policy benefits are set equal to the policyholder balances, which represent payments received plus interest earned and reduced by withdrawals, mortality and expense charges based on contract provisions.

  Liabilities for unpaid policy claims (including estimates of costs for claims related to insured events that have occurred but have not been reported) are accrued when the insured events occur.

             THE RELIABLE LIFE INSURANCE COMPANY AND SUBSIDIARIES

  H. Federal Income Taxes: The Company adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS 109"). SFAS 109 requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based upon the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. No deferred taxes are provided on policyholders' surplus as defined by the Internal Revenue Code.

  I. Premiums and Expense Recognition: Premiums on policies other than limited payment and interest sensitive contracts are recognized as revenues when due under the terms of the contracts. Benefits and expenses for life policies are matched with earned premiums to result in the recognition of profits over the life of the contracts. This matching is accomplished through the provision of liabilities for future policy benefits and the deferral and amortization of policy acquisition costs. Revenues on limited payment contracts and mortality and expense charges on interest sensitive contracts are recognized over the period during which benefits are provided under the contract.

  J. Reinsurance Arrangements: The Company is involved in various reinsurance transactions and participates in various reinsurance pools and fronting arrangements.

  The Company reports reinsurance transactions in accordance with Financial Accounting Standard No. 113, Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts ("SFAS 113"). SFAS 113 requires separate reporting of assets and liabilities related to reinsurance contracts.

  K. Common Stock and Earnings Per Share: Class B common stock may be converted to Class A common stock at a 10:1 ratio at the option of the stockholder. During 1996, 1995 and 1994, 381,600, 920 and 142,470 shares, respectively, of Class B common stock were converted to 38,160, 92 and 14,247 shares, respectively, of Class A common stock. The Company acquired 104,773, 15,944 and 48,782 shares, respectively, of treasury stock during 1996, 1995 and 1994. Earnings per share are presented under the "if-converted" method. The weighted average shares outstanding used to calculate earnings per share for the years ended December 31, 1996, 1995 and 1994 are 1,810,131, 1,881,135
and 1,904,058, respectively.

  L. Interim Consolidated Financial Statements (Unaudited): The unaudited consolidated balance sheet as of March 31, 1997, the unaudited consolidated statements of income and cash flows for the three months ended March 31, 1997 and 1996, and the unaudited consolidated statement of stockholders' equity for the three months ended March 31, 1997, in the opinion of management, have been prepared on the same basis as the audited consolidated financial statements and include all significant adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the results of the interim periods. The data disclosed in these notes to the financial statements for these periods are also unaudited. Operating results for the three months ended March 31, 1997 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1997.

             THE RELIABLE LIFE INSURANCE COMPANY AND SUBSIDIARIES

2. INVESTMENTS:

  The amortized cost and estimated fair value of investments all classified as available-for-sale at December 31, 1996 and 1995, were as follows:

                                               GROSS      GROSS
                                AMORTIZED   UNREALIZED  UNREALIZED  ESTIMATED
             1996                  COST        GAINS      LOSSES    FAIR VALUE
             ----              ------------ ----------- ---------- ------------
U.S. Treasury securities and
 obligations of U.S.
 Government corporations and
 agencies..................... $ 44,663,984 $ 1,924,250 $   38,479 $ 46,549,755
Obligations of states,
 territories and possessions..   31,583,199     751,754     35,803   32,299,150
Corporate securities..........   91,004,849   4,524,077    698,979   94,829,947
Mortgage-backed securities....  143,434,286   3,190,616    862,219  145,762,683
Other debt securities.........   80,715,218   1,268,992  1,560,456   80,423,754
                               ------------ ----------- ---------- ------------
  Total fixed maturities......  391,401,536  11,659,689  3,195,936  399,865,289
Equity securities.............    3,081,861     903,422     20,127    3,965,156
                               ------------ ----------- ---------- ------------
                               $394,483,397 $12,563,111 $3,216,063 $403,830,445
                               ============ =========== ========== ============
             1995
             ----
U.S. Treasury securities and
 obligations of U.S.
 Government corporations and
 agencies..................... $ 61,088,140 $ 3,821,065 $    2,784 $ 64,906,421
Obligations of states,
 territories and possessions..   36,019,751   1,095,143        --    37,114,894
Corporate securities..........   78,818,821   7,648,642    418,692   86,048,771
Mortgage-backed securities....  125,125,381   6,080,049    259,331  130,946,099
Other debt securities.........   74,074,100   2,124,727    906,375   75,292,452
                               ------------ ----------- ---------- ------------
  Total fixed maturities......  375,126,193  20,769,626  1,587,182  394,308,637
Equity securities.............    3,900,097     338,940      7,276    4,231,761
                               ------------ ----------- ---------- ------------
                               $379,026,290 $21,108,566 $1,594,458 $398,540,398
                               ============ =========== ========== ============

  The amortized cost and estimated fair value of available-for-sale securities at December 31, 1996, by contractual maturity, are show below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                       AMORTIZED    ESTIMATED
      AVAILABLE-FOR-SALE SECURITIES                       COST      FAIR VALUE
      -----------------------------                   ------------ ------------
      Due in one year or less........................ $  6,011,953 $  6,011,719
      Due after one year through five years..........   41,152,689   42,206,845
      Due after five years through ten years.........   78,007,000   81,635,144
      Due after ten years............................  185,514,676  189,587,827
      Redeemable preferred stock.....................   80,715,218   80,423,754
                                                      ------------ ------------
        Total fixed maturities....................... $391,401,536 $399,865,289
                                                      ============ ============

             THE RELIABLE LIFE INSURANCE COMPANY AND SUBSIDIARIES

  Net realized gains (losses) reflected in the results of operations for the years ended December 31, 1996, 1995 and 1994, were as follows:

                                                1996      1995        1994
                                              -------- ----------  -----------
      Fixed maturities....................... $422,048 $1,804,705  $(2,222,066)
      Equity securities......................  153,092        --           --
      Real estate............................   15,320     (5,074)      25,086
      Mortgage loans and other...............   17,831        756      (13,344)
                                              -------- ----------  -----------
                                              $608,291 $1,800,387  $(2,210,324)
                                              ======== ==========  ===========

  Proceeds from sales of available-for-sale securities totaled $59,138,899, $75,780,555 and $43,167,082 for 1996, 1995 and 1994, respectively. Gross realized gains and losses on such sales were $878,045 and $131,586 during 1996, respectively, $2,791,418 and $1,225,956 during 1995, respectively, and $399,121 and $2,219,710 during 1994, respectively. The additional net realized gains and losses on fixed maturities in 1996 and 1995 consist primarily of gains recognized on involuntary bond conversions. During 1994 the additional net realized losses on fixed maturities consisted primarily of valuation adjustments.

  The estimated fair value of mortgage loans on real estate at December 31, 1996 and 1995 is approximately $22,600,000 and $28,000,000.

  At December 31, 1996 and 1995, bonds and first mortgage loans on real estate with an aggregate estimated fair value of $10,598,950 and $14,689,593, respectively, were on deposit with various regulatory authorities.

  At December 31, 1996 and 1995, approximately 41% and 36%, respectively, of the outstanding mortgage loans were located in the State of Texas.

3. INVESTMENT INCOME:

  Investment income and related expenses for the years ended December 31, 1996, 1995 and 1994, were as follows:

                                                1996        1995        1994
                                             ----------- ----------- -----------
      Investment income:
        Fixed maturities.................... $28,231,501 $26,856,169 $26,897,323
        Equity securities...................      48,904     288,980     234,324
        Mortgage loans on real estate.......   2,396,485   2,778,611   2,725,520
        Policy loans and premium notes......   1,583,687   1,465,236   1,364,896
        Short-term investments..............     403,226     405,226     404,970
        Real estate and other...............   2,319,593   2,274,006   1,916,784
                                             ----------- ----------- -----------
          Total investment income...........  34,983,396  34,068,228  33,543,817
        Total investment expenses...........   2,635,401   2,645,794   2,817,482
                                             ----------- ----------- -----------
          Total net investment income....... $32,347,995 $31,422,434 $30,726,335
                                             =========== =========== ===========

             THE RELIABLE LIFE INSURANCE COMPANY AND SUBSIDIARIES

4. DEFERRED POLICY ACQUISITION COSTS AND PRESENT VALUE OF FUTURE PROFITS:

  Changes in deferred policy acquisition costs are summarized as follows:

                                            1996         1995         1994
                                         -----------  -----------  -----------
      Balance, January 1................ $65,164,177  $58,161,296  $50,400,462
        Additions--Commissions and
         expenses.......................  15,373,761   17,040,413   17,302,370
        Amortization.................... (10,100,524) (10,037,532)  (9,541,536)
                                         -----------  -----------  -----------
      Balance, December 31.............. $70,437,414  $65,164,177  $58,161,296
                                         ===========  ===========  ===========

  Changes in present value of future profits are summarized as follows:

                                             1996         1995         1994
                                          -----------  -----------  -----------
      Balance, January 1................  $29,979,298  $32,602,700  $34,577,091
        Additions--Acquisitions of
         insurance in force.............          --           --       518,032
        Amortization, net of interest of
         $3,591,450, $3,908,360 and
         $4,199,898, respectively.......   (2,500,525)  (2,623,402)  (2,492,423)
        Write-off due to impairment.....   (1,097,823)         --           --
                                          -----------  -----------  -----------
      Balance, December 31..............  $26,380,950  $29,979,298  $32,602,700
                                          ===========  ===========  ===========

  The interest accrual rate ranges from 6.5% to 15.0%. During each of the next five years the present value of future profits at the beginning of the year is expected to decrease at a rate of approximately 10.0%.

             THE RELIABLE LIFE INSURANCE COMPANY AND SUBSIDIARIES

5. REINSURANCE:

  In the normal course of business, the Company cedes insurance in order to limit its exposure to loss on any single insured or groups of insureds. The Company also participates in reinsurance and fronting arrangements in order to take advantage of business opportunities which are consistent with the Company's objectives and to utilize its available resources. To the extent that any reinsuring companies are unable to meet obligations under reinsurance agreements, the Company would be liable for the reinsured risk. The Company evaluates the financial condition of its reinsurers and utilizes various security arrangements to minimize its exposure to significant loss from reinsurer insolvenices.

  The effect of reinsurance on premiums written and earned in 1996, 1995 and 1994 is as follows:

                                             SHORT DURATION        LONG DURATION
                                         ------------------------  -------------
                                                                    WRITTEN AND
                     1996                  WRITTEN      EARNED        EARNED
                     ----                -----------  -----------  -------------
      Direct............................ $ 6,229,706  $ 7,098,786   $85,903,806
      Assumed...........................   1,383,866    2,310,451           --
      Ceded.............................  (1,063,915)  (1,194,254)     (114,049)
                                         -----------  -----------   -----------
        Net Premiums.................... $ 6,549,657  $ 8,214,983   $85,789,757
                                         ===========  ===========   ===========
                     1995
                     ----
      Direct............................ $ 7,903,338  $ 9,538,934   $84,354,714
      Assumed...........................   4,795,607    6,609,014           --
      Ceded.............................  (2,564,265)  (3,063,717)     (123,653)
                                         -----------  -----------   -----------
        Net Premiums.................... $10,134,680  $13,084,231   $84,231,061
                                         ===========  ===========   ===========
                     1994
                     ----
      Direct............................ $10,201,192  $10,955,319   $80,331,448
      Assumed...........................   7,519,051    7,256,927       345,515
      Ceded.............................  (5,843,242)  (6,687,178)     (160,660)
                                         -----------  -----------   -----------
        Net Premiums.................... $11,877,001  $11,525,068   $80,516,303
                                         ===========  ===========   ===========

  Reinsurance recoveries on benefits and claims incurred amounted to approximately $(64,180), $2,088,000 and $2,800,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

6. PROPERTY AND EQUIPMENT:

  Property and equipment as of December 31, 1996 and 1995 consisted of the following:

                                           EXPECTED USEFUL
                                            LIFE (YEARS)      1996       1995
                                           --------------- ---------- ----------
      Land................................         N/A     $  621,075 $  621,075
      Buildings and improvements..........     7 to 39      3,886,620  3,848,972
      Business machines and equipment.....      5 to 7      2,469,782  2,254,993
      Furniture and fixtures..............           7        258,615    251,501
      Transportation equipment............           5         77,289     77,289
                                                           ---------- ----------
                                                            7,313,381  7,053,830
      Less accumulated depreciation.......                  4,679,308  4,348,215
                                                           ---------- ----------
                                                           $2,634,073 $2,705,615
                                                           ========== ==========

             THE RELIABLE LIFE INSURANCE COMPANY AND SUBSIDIARIES

  Related depreciation expense for the years ended December 31, 1996, 1995 and 1994 was $350,698, $359,643 and $385,905, respectively.

7. RETIREMENT BENEFITS:

  The Company sponsors a defined benefit retirement plan for eligible employees. The benefits are based on years of service and the employee's final average compensation. The Company's funding policy is to contribute annually no less than the minimum amount required by government funding standards, but not more than that which can be deducted for federal income tax purposes. The Company has not made contributions to the plan during 1996, 1995 and 1994. Plan assets consist principally of listed stocks and bonds, corporate obligations, real estate and mortgages.

  The discount rate is evaluated at the beginning of each pension period. The rate in effect during the year is used to calculate the net periodic pension cost. The rate established for the upcoming year is used to calculate the future pension obligations. The weighted average discount rate used to calculate the net periodic pension cost, the rate of increase in future compensation levels and the expected long-term rate of return on plan assets for plan years 1996, 1995 and 1994 were as follows:

                                                                  1996 1995 1994
                                                                  ---- ---- ----
      Discount rate.............................................. 7.0% 8.0% 7.0%
      Compensation increase...................................... 5.5% 5.5% 5.5%
      Investment return rate..................................... 7.0% 7.0% 7.0%

  The calculation of the actuarial present value of benefit obligations was based on a discount rate of 7.25% at December 31, 1996 and 7.00% at December 31, 1995. The increase in discount rate resulted in a decrease in the vested benefit obligation at December 31, 1996 of approximately $1,561,000, a decrease in the accumulated benefit obligation of approximately $1,584,000 and a decrease in the projected benefit obligation of approximately $2,440,000.

  Net periodic pension cost for 1996, 1995 and 1994 included the following components:

                                            1996          1995         1994
                                         -----------  ------------  -----------
      Service cost--Benefits earned
       during the period...............  $ 3,229,324  $  2,680,899  $ 2,882,808
      Interest cost on projected
       benefit obligation..............    4,448,451     4,027,447    3,725,920
      Actual return on plan assets.....   (8,968,987)  (14,865,175)   1,545,854
      Deferred gain (loss) on assets...    3,675,091     9,921,246   (6,252,861)
      Amortization of:
        Unrecognized net asset existing
         at initial application of SFAS
         87............................   (1,626,472)   (1,626,472)  (1,626,472)
        Unrecognized prior service
         cost..........................      404,423       405,317      406,057
                                         -----------  ------------  -----------
          Net periodic pension cost....  $ 1,161,830  $    543,262  $   681,306
                                         ===========  ============  ===========

             THE RELIABLE LIFE INSURANCE COMPANY AND SUBSIDIARIES

  The plan's funded status and amounts recognized in the Company's consolidated balance sheets at December 31, 1996 and 1995 were as follows:

                                                        1996          1995
                                                    ------------  ------------
      Actuarial present value of benefit
       obligations:
        Vested..................................... $(50,489,642) $(49,020,596)
        Nonvested..................................     (320,560)     (318,323)
                                                    ------------  ------------
          Accumulated benefit obligation........... $(50,810,202) $(49,338,919)
                                                    ============  ============
      Projected benefit obligation for service to
       date (PBO).................................. $(65,749,475) $(64,727,842)
      Plan assets at fair value....................   89,724,870    83,165,228
                                                    ------------  ------------
          Plan assets in excess of PBO.............   23,975,395    18,437,386
      Unrecognized net asset existing at initial
       application of SFAS 87......................  (11,385,296)  (13,011,768)
      Unrecognized net gains.......................  (14,697,166)   (6,786,597)
      Unrecognized prior service cost..............    3,991,259     4,407,001
                                                    ------------  ------------
          Prepaid pension cost..................... $  1,884,192  $  3,046,022
                                                    ============  ============

  Unrecognized gains and losses are being amortized over the expected future service period of employees expected to receive benefits. Prior service cost is being amortized on a straight-line basis over eighteen years.

  The plan provides a $5,000 death benefit in addition to the vested benefits.

  Accumulated plan benefits of certain retirees and vested terminated participants amounting to $1,733,363 and $1,821,791 at December 31, 1996 and 1995, respectively, are covered by nonparticipating annuity contracts issued by the Company.

  The Company sponsors a profit-sharing plan for all eligible employees. The plan provides for weekly employer contributions based upon percentages of employee contributions. Employer contributions of $917,099, $917,427 and $980,848 were charged to expense for the years ended December 31, 1996, 1995 and 1994, respectively.

  The Company provides postretirement health benefits and life insurance to employees and their dependents. The health care plan is contributory with retiree contributions adjusted from time to time. Health care benefits are provided from retirement until age 65. Deductibles and coinsurance provisions are assumed to escalate reflective of increases in the costs of the plan. The total cost of the life insurance plan is borne by the Company. The amount of insurance in force at retirement is reduced by 20% each year after retirement down to zero after 5 years.

  The following sets forth the plan's status reconciled with the amounts recognized in the Company's balance sheets for the years ended December 31, 1996 and 1995:

                                                        1996         1995
                                                     -----------  -----------
      Accumulated postretirement benefits
       obligation:
        Retirees...................................  $(1,119,000) $(1,208,000)
        Fully eligible active employees............     (669,000)    (522,000)
        Active employees not yet fully eligible....   (3,518,000)  (3,368,000)
        Unrecognized net gain from past experience.   (1,156,000)    (930,000)
        Prior service cost not yet recognized......      354,000      377,000
                                                     -----------  -----------
          Total accrued obligation.................  $(6,108,000) $(5,651,000)
                                                     ===========  ===========

             THE RELIABLE LIFE INSURANCE COMPANY AND SUBSIDIARIES

  Net periodic postretirement benefits cost for 1996, 1995 and 1994 included the following components:

                                                    1996      1995       1994
                                                  --------  --------  ----------
      Service cost............................... $480,000  $389,000  $  577,000
      Interest cost..............................  357,000   347,000     462,000
      Net amortization and deferral..............  (16,000)  (33,000)    117,000
                                                  --------  --------  ----------
          Total postretirement benefit cost...... $821,000  $703,000  $1,156,000
                                                  ========  ========  ==========

  The annual assumed rate of increase in the per capita cost of covered benefits is 9% in 1996. The rate is assumed to decrease gradually to 4.5% by the year 2006 and remain at that level thereafter. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefits obligation as of December 31, 1996 by $552,000 and increase the aggregate service and interest cost components of net periodic postretirement benefits cost for 1996 by $111,000.

  The weighted average discount rate used in determining the accumulated postretirement benefits obligation was 7.25% in 1996 and 7% in 1995.

8. FEDERAL INCOME TAXES:

  Reliable and its subsidiaries file a consolidated federal income tax return. Reliable's federal income tax returns have been examined by the Internal Revenue Service (IRS) through 1990.

  The following table accounts for the differences between the actual tax provision and the amounts obtained by applying the statutory U.S. federal income tax rate to income before income taxes:

                                  1996                   1995                   1994
                          ---------------------- ---------------------- ----------------------
                            INCOME     EFFECTIVE   INCOME     EFFECTIVE   INCOME     EFFECTIVE
                             TAXES     TAX RATE     TAXES     TAX RATE     TAXES     TAX RATE
                          -----------  --------- -----------  --------- -----------  ---------
Income taxes calculated
 at statutory tax rates.  $ 6,479,071    35.0%   $ 6,718,007    35.0%   $ 5,853,254     35.0%
Effects of differences
 in tax reporting:
  Dividends received
   deduction and tax
   exempt interest......   (1,141,508)   (6.2)    (1,196,330)   (6.2)    (1,666,193)   (10.0)
  Special life insurance
   deductions...........      (35,854)   (0.2)           --      --          (9,891)     --
  Other.................       44,696     0.3         54,152     0.3        121,154      0.7
  Revision of prior
   years' tax estimates.      (32,874)   (0.2)        28,943     0.1        (17,311)    (0.1)
  Effect of graduated
   tax rates and
   environmental tax....      (50,699)   (0.3)       (17,994)   (0.1)        (3,530)     --
                          -----------    ----    -----------    ----    -----------    -----
    Provision for income
     taxes..............  $ 5,262,832    28.4%   $ 5,586,778    29.1%   $ 4,277,483     25.6%
                          ===========    ====    ===========    ====    ===========    =====

             THE RELIABLE LIFE INSURANCE COMPANY AND SUBSIDIARIES

  The components of the net deferred tax liability at December 31, 1996, were as follows:

                                                                      DEFERRED
                                                           DEFERRED      TAX
                                                          TAX ASSETS LIABILITIES
                                                          ---------- -----------
      Investments........................................            $ 2,651,874
      Accounts and premiums receivable...................                305,741
      Deferred policy acquisition costs..................             17,831,991
      Present value of future profits....................              9,233,333
      Prepaid pension cost...............................                659,467
      Reinsurance recoverable............................                215,836
      Prepaid reinsurance premiums.......................                 44,426
      Future policy benefits............................. $4,534,265
      Unpaid policy claims...............................    192,224
      Unearned premiums and other policy liabilities.....    705,314
      Accrued expenses and other liabilities.............  2,779,843
                                                          ---------- -----------
        Totals........................................... $8,211,646 $30,942,668
                                                          ---------- -----------
          Net deferred federal income taxes..............            $22,731,022
                                                                     ===========

  The components of the net deferred tax liability at December 31, 1995, were as follows:

                                                                      DEFERRED
                                                           DEFERRED      TAX
                                                          TAX ASSETS LIABILITIES
                                                          ---------- -----------
      Investments........................................            $ 5,406,462
      Accounts and premiums receivable...................                357,650
      Deferred policy acquisition costs..................             16,499,275
      Present value of future profits....................             10,265,903
      Prepaid pension cost...............................              1,066,108
      Reinsurance recoverable............................                416,263
      Prepaid reinsurance premiums.......................                 90,045
      Future policy benefits............................. $3,974,565
      Unpaid policy claims...............................    319,996
      Unearned premiums and other policy liabilities.....    714,205
      Accrued expenses and other liabilities.............  2,885,563
                                                          ---------- -----------
        Totals........................................... $7,894,329 $34,101,706
                                                          ---------- -----------
          Net deferred federal income taxes..............            $26,207,377
                                                                     ===========

  The Life Insurance Company Income Tax Act of 1959 provided for a "Policyholders' Surplus Account" under which certain items of income included in the account were not subject to current federal income taxes. No deferred tax liability has been recognized on the Policyholders' Surplus Account balance. Beginning in 1984 additions to this account were no longer allowable. Any direct or indirect shareholder distribution in excess of the "Shareholders' Surplus Account" or certain other events would trigger the effect of the tax. The balance of the Policyholders' Surplus Account at December 31, 1996 is approximately $32,500,000. The related unrecognized deferred tax liability would be approximately $11,375,000. The Company does not anticipate that any events will occur which would cause this amount to become taxable.

             THE RELIABLE LIFE INSURANCE COMPANY AND SUBSIDIARIES

9. TRANSACTIONS WITH RELATED COMPANIES:

  Substantially all of the home service agents of the Company sell insurance policies for the Company and for Capitol County Mutual Fire Insurance Company or its subsidiary (together herein called "Capitol"). In addition, certain officers of Capitol also serve in similar capacities with Reliable or its subsidiaries.

  For the service of processing the policies and providing the related accounting and claims services required, the Company furnishes Capitol necessary personnel, data processing services, and investment portfolio management and charges Capitol a fee. For the years ended December 31, 1996, 1995 and 1994, the fees aggregated $9,698,276, $9,096,366 and $9,991,848, respectively.

  Clayton Reinsurance, Ltd. (Clayton Re), a wholly-owned subsidiary of Reliable, issues catastrophic coverage to Capitol. Catastrophic premiums paid to Clayton Re were $289,755, $1,213,712 and $731,000 for 1996, 1995 and 1994,
respectively. During 1995, Clayton Re paid Capitol $2,925,000 for catastrophic losses. Related loss reserves established by Clayton Re were approximately $791,000 and $531,000 at December 31, 1996 and 1995, respectively.

10. COMMITMENT AND CONTINGENCIES:

  At December 31, 1996, the Company was committed or contingently liable with respect to the following:

    A. The Company is party to a number of lawsuits arising in the normal course of business. While the results of litigation cannot be predicted with certainty, management, based upon advice of Company's counsel, believes that the final outcome of such litigation will not have a material adverse effect on the consolidated financial position, results of operations or cash flows of the Company.

    B. The Company leases district offices, equipment and software under noncancelable operating leases which expire at various dates through 2001. At December 31, 1996, the leases require the following minimum annual rentals:

      YEAR ENDING
      DECEMBER 31
      -----------
      1997.......................................................... $  628,272
      1998..........................................................    457,183
      1999..........................................................    282,959
      2000..........................................................    172,315
      2001..........................................................     61,801
                                                                     ----------
        Total remaining annual rentals.............................. $1,602,530
                                                                     ==========

    Total rental expense for all operating leases was $753,363, $777,925 and $839,172 for the years ended December 31, 1996, 1995 and 1994, respectively.

    The Company has renewal options ranging from 1 to 5 years on several of the district offices at essentially the same terms as the leases currently in effect.

    C. The Company participates in certain state guaranty associations which provide certain protection to policyholders of insolvent insurers doing business in those states. Due to insolvencies of certain insurers, the Company may be assessed additional amounts by the state guaranty associations. Management does not expect such assessments to have a material effect on the consolidated financial position, results of operations or cash flows of the Company.

             THE RELIABLE LIFE INSURANCE COMPANY AND SUBSIDIARIES

11. STATUTORY DISCLOSURES:

  Reliable and its insurance subsidiaries are subject to regulation based, in part, on accounting methods prescribed by regulatory authorities.

  On an unconsolidated basis, Reliable's statutory assets were $509,011,561 and $488,586,323 at December 31, 1996 and 1995, respectively, and its statutory capital and surplus was $60,754,174 and $56,572,284 at those dates, respectively. On an unconsolidated basis, Reliable's statutory net income was $10,822,293, $9,821,710 and $9,942,555 for the years ended December 31, 1996,
1995 and 1994, respectively.

  On an unconsolidated basis, statutory net income (loss) of Reliable's insurance subsidiaries for the years ended December 31, 1996, 1995 and 1994, aggregated $480,707, ($671,227) and $545,838, respectively. Statutory capital and surplus of Reliable's insurance subsidiaries at December 31, 1996 and 1995 was $9,374,666 and $8,811,757, respectively.

  Statutory regulations restrict annual stockholder dividends, without regulatory approval, to the higher of gain from operations or a stipulated percentage of statutory net worth. Under these regulations, the amount of cash dividends the Company would be permitted to pay in 1997, without such approval, is approximately $11,622,000.

12. LINE OF CREDIT:

  The Company has established a line of credit for $15,000,000 with Mercantile Bank, N.A., St. Louis. There were no draws on the line of credit as of December 31, 1996 or 1995.

13. ACQUISITIONS OF INSURANCE IN FORCE:

  On March 14, 1994, the Company acquired a block of home service insurance in force in an assumption reinsurance transaction. The acquisition is recorded in the 1994 consolidated financial statements as follows:

      Present value of future profits.............................. $ (518,032)
      Policy loans.................................................   (243,815)
      Future policy benefits.......................................  3,376,488
      Other, net...................................................        439
                                                                    ----------
        Cash received.............................................. $2,615,080
                                                                    ==========

14. SUBSEQUENT EVENTS:

  On January 23, 1997, the Company purchased from several stockholders 42,085 shares of its Class A common stock and 428,500 shares of its Class B common stock for $6.4 million.

  On January 27, 1997, the Company agreed to reinsure a block of home service life and accident and health business for approximately $15 million from United Insurance Company of America, a subsidiary of Unitrin, Inc. ("Unitrin"), subject to certain regulatory requirements, which were met on February 4, 1997. The reinsurance agreement is retroactive to January 1, 1997. The business, which involves annual premium in force of $11 million, is located in Arkansas and Missouri, with small amounts in adjoining areas of some neighboring states. The Company has also hired the sales force which serviced the business, and expects to add about 130 permanent employees.

  As a result of the transactions described above, the Company issued on March 31, 1997 a $10 million, thirty-year surplus note to an unaffiliated local lender. The note was approved by the Missouri Department of Insurance.

             THE RELIABLE LIFE INSURANCE COMPANY AND SUBSIDIARIES

  On June 20, 1997, the Company entered into a definitive agreement providing for the acquisition of the Company by Unitrin. Shareholders of the Company's Class A common stock will be entitled to convert each share to 2.235 shares of Unitrin common stock or, at the shareholders election, $119 in cash, provided that no less than 81% of the Company's Class A common stock will be converted into Unitrin common stock. The agreement provides that all outstanding Class B common shares will be converted into Class A shares prior to closing. The transaction is intended to be a tax-free reorganization and is subject to approvals by certain insurance and other regulatory authorities, the Company's shareholders and other customary closing conditions.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                   APPENDIX A

                      AGREEMENT AND PLAN OF REORGANIZATION

                                     AMONG

                                 UNITRIN, INC.,

                        UNITRIN ACQUISITION CORPORATION

                                      AND

                      THE RELIABLE LIFE INSURANCE COMPANY

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                   ARTICLE I

                                   THE MERGER

 1.1  The Merger..........................................................   A-1
 1.2  Effective Time......................................................   A-1
 1.3  Effects of the Merger...............................................   A-2
 1.4  Articles of Incorporation...........................................   A-2
 1.5  By-Laws.............................................................   A-2
 1.6  Directors and Officers..............................................   A-2
 1.7  Conversion of Company B Stock.......................................   A-2
 1.8  Conversion of Shares................................................   A-2
 1.9  Election Procedures.................................................   A-3
 1.10 Allocation Procedures...............................................   A-3
 1.11 Designation of Exchange Agent.......................................   A-4
 1.12 Transmittal Materials; Surrender of Shares..........................   A-4
 1.13 Termination of Exchange Agent's Duties..............................   A-5
 1.14 Issuance, Voting and Dividends......................................   A-5
 1.15 Dissenting Reliable Shares..........................................   A-5
 1.16 Adjustments.........................................................   A-6
 1.17 Fractional Shares...................................................   A-6
 1.18 Closing of Company's Transfer Books.................................   A-6

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

 2.1  Organization, Standing and Qualification of Company.................   A-6
 2.2  Company Subsidiaries................................................   A-6
 2.3  Capital Stock.......................................................   A-7
 2.4  Authorization.......................................................   A-7
 2.5  Articles of Incorporation and By-laws...............................   A-7
 2.6  Consents and Approvals..............................................   A-8
 2.7  Defaults and Conflicts..............................................   A-8
 2.8  GAAP Financial Statements...........................................   A-8
 2.9  Statutory Financial Statements......................................   A-8
 2.10 Changes Since December 31, 1996.....................................   A-9
 2.11 Real Estate and Mortgages...........................................   A-9
 2.12 Title to Property...................................................   A-9
 2.13 Investment Securities...............................................  A-10
 2.14 Environmental Laws..................................................  A-10
 2.15 Proprietary Rights..................................................  A-11
 2.16 [Intentionally left blank]..........................................  A-11
 2.17 Agreements..........................................................  A-11
 2.18 Litigation..........................................................  A-11
 2.19 Compliance with Laws................................................  A-12
 2.20 Taxes...............................................................  A-12
 2.21 Related Party Transactions..........................................  A-13
 2.22 Employee Benefit Plans..............................................  A-13
 2.23 Insurance Protection................................................  A-14

 2.24 Insurance Business..................................................  A-14
      2.24.1 Policies and Rates...........................................  A-14
      2.24.2 Producers....................................................  A-14
      2.24.3 Assessments..................................................  A-14
      2.24.4 Regulatory Matters...........................................  A-14
 2.25 Regulatory Filings and Reports......................................  A-15
 2.26 Agents..............................................................  A-15
 2.27 Reserves and Reinsurance............................................  A-15
 2.28 Information in Proxy Statement......................................  A-15
 2.29 Information in Registration Statement...............................  A-16
 2.30 Other Filings.......................................................  A-16
 2.31 Third Party Discussions.............................................  A-16
 2.32 Disclosure..........................................................  A-16
 2.33 Fairness Opinion....................................................  A-16
 2.34 Finder and Investment Bankers.......................................  A-16

                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF UNITRIN

 3.1  Organization of Unitrin and Acquisition Sub.........................  A-16
 3.2  Capital Stock.......................................................  A-17
 3.3  Authorization.......................................................  A-17
 3.4  Consents and Approvals..............................................  A-17
 3.5  Defaults and Conflicts..............................................  A-17
 3.6  SEC Reports; Financial Statements...................................  A-17
 3.7  Changes Since March 31, 1997........................................  A-18
 3.8  Registration Statement..............................................  A-18
 3.9  Information in Proxy Statement......................................  A-18
 3.10 Litigation..........................................................  A-18
 3.11 Compliance with Laws................................................  A-18
 3.12 Disclosure..........................................................  A-19
 3.13 Unitrin Rights Plan.................................................  A-19

                                   ARTICLE IV

                              RIGHT TO INVESTIGATE

                                   ARTICLE V

                            COVENANTS OF THE COMPANY

 5.1  Conduct of Business Pending the Merger..............................  A-19
 5.2  Consents............................................................  A-20
 5.3  Notice..............................................................  A-21
 5.4  Shareholder Meeting.................................................  A-21
 5.5  Conversion of Company B Stock.......................................  A-21
 5.6  No Solicitation of Acquisition Proposals............................  A-21
 5.7  Affiliates..........................................................  A-21
 5.8  Phantom Stock Plan..................................................  A-22

 5.9  Cooperation.........................................................  A-22
 5.10 Comfort Letters.....................................................  A-22
 5.11 Conditions Precedent................................................  A-22

                                   ARTICLE VI

                              COVENANTS OF UNITRIN

 6.1  Consents............................................................  A-22
 6.2  Cooperation.........................................................  A-22
 6.3  Conditions Precedent................................................  A-22
 6.4  Director and Officer Liability......................................  A-22
 6.5  Registration Statement..............................................  A-23
 6.6  Inclusion on Nasdaq.................................................  A-23
 6.7  Notice..............................................................  A-23
 6.8  Comfort Letters.....................................................  A-23

                                  ARTICLE VII

                         CLOSING AND CLOSING DOCUMENTS

 7.1  Closing.............................................................  A-23
 7.2  Company Closing Documents...........................................  A-23
 7.3  Unitrin Closing Documents...........................................  A-24

                                  ARTICLE VIII

                    CONDITIONS TO THE OBLIGATIONS OF UNITRIN

 8.1  Validity of Representation and Warranties...........................  A-24
 8.2  Performance of Obligations..........................................  A-24
 8.3  Consents............................................................  A-24
 8.4  Material Adverse Change.............................................  A-24
 8.5  Company Closing Documents...........................................  A-24
 8.6  Approval of Company Shareholders....................................  A-24
 8.7  Resignations........................................................  A-25
 8.8  Affiliates..........................................................  A-25
 8.9  Licenses............................................................  A-25
 8.10 Private Placement Securities........................................  A-25

                                   ARTICLE IX

                  CONDITIONS TO THE OBLIGATIONS OF THE COMPANY

 9.1  Validity of Representations and Warranties..........................  A-25
 9.2  Performance of Obligations..........................................  A-25
 9.3  Tax Opinion.........................................................  A-25
 9.4  Consents............................................................  A-25
 9.5  Unitrin Closing Documents...........................................  A-25
 9.6  Material Adverse Change.............................................  A-26

 9.7  Fairness Opinion....................................................  A-26
 9.8  Inclusion on Nasdaq.................................................  A-26
 9.9  No Change of Control................................................  A-26

                                   ARTICLE X

                CONDITIONS APPLICABLE TO UNITRIN AND THE COMPANY

 10.1 Hart-Scott-Rodino Act...............................................  A-26
 10.2 Governmental Approvals..............................................  A-26
 10.3 Injunction..........................................................  A-26
 10.4 Shareholder Approval................................................  A-26
 10.5 Conversion of Company B Stock.......................................  A-26
 10.6 Registration Statement; Blue Sky....................................  A-26
 10.7 Dissenting Reliable Shares..........................................  A-27
 10.8 Effective Time......................................................  A-27

                                   ARTICLE XI

                        TERMINATION AND TERMINATION FEE

 11.1 Termination.........................................................  A-27
 11.2 Termination Fee.....................................................  A-27
 11.3 Survival of Rights..................................................  A-27

                                  ARTICLE XII

             SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

                                  ARTICLE XIII

                                 MISCELLANEOUS

 13.1 Payment of Expenses.................................................  A-28
 13.2 Entire Agreement....................................................  A-28
 13.3 Modifications, Amendments and Waivers...............................  A-28
 13.4 Assignment; Governing Law...........................................  A-28
 13.5 Schedules...........................................................  A-28
 13.6 Press Releases......................................................  A-28
 13.7 Notices.............................................................  A-28
      AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF REORGANIZATION.............  A-30

                     AGREEMENT AND PLAN OF REORGANIZATION

  AGREEMENT AND PLAN OF REORGANIZATION, dated as of June 20, 1997 (the "Agreement"), by and among The Reliable Life Insurance Company, a Missouri life insurance company (the "Company"), Unitrin Acquisition Corporation, a Missouri corporation ("Acquisition Sub"), said two corporations referred to herein as the "Constituent Corporations", and Unitrin, Inc., a Delaware corporation ("Unitrin").

  The authorized common stock of the Company consists of 6,000,000 shares of Class A Common Stock, $1.00 par value ("Company A Stock"), of which 1,111,845 are outstanding as of the date hereof, and 15,000,000 shares of Class B Common Stock, $1.00 par value ("Company B Stock"), of which 5,705,580 shares are outstanding as of the date hereof (Company B Stock and Company A Stock are hereinafter collectively referred to as "Company Common Stock");

  The authorized common stock of Unitrin consists of 100,000,000 shares of common stock, par value $.10 per share ("Unitrin Common Stock"), of which 37,335,245 shares were outstanding as of March 31, 1997;

  The authorized capital stock of Acquisition Sub consists of 1,000 shares of Common Stock, par value $1.00 per share, all of which shares are issued and outstanding and are owned by Unitrin;

  The respective Boards of Directors of the Company, Unitrin and Acquisition Sub deem the merger provided for herein (the "Merger") desirable and in the best interests of their respective shareholders;

  It is the intent of the parties that the merger and reorganization provided for herein shall be pursuant to the applicable laws of the State of Missouri and shall qualify as a reorganization as defined in Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"); and

  The respective Boards of Directors of the Company, Unitrin and Acquisition Sub have duly adopted resolutions approving the Agreement, and the Board of Directors of the Company has directed that the Agreement be submitted for approval by the Company's shareholders.

  In consideration of the premises and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                                  THE MERGER

  1.1 The Merger. Subject to the receipt of all regulatory approvals listed on the Company Consent Schedule and the Unitrin Consent Schedule (as each term is defined below) and in accordance with the provisions of this Agreement, the Amended and Restated Articles of Incorporation of the Company (the "Company Articles") and Chapters 351 and 382 of the Revised Statutes of Missouri (the "Missouri Laws"), at the Effective Time (as herein defined), Acquisition Sub shall be merged with and into the Company and the separate existence of Acquisition Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the "Surviving Corporation").

  1.2 Effective Time. The Merger shall become effective upon the issuance of a Certificate of Merger by the Secretary of State of Missouri after properly executed Articles of Merger have been filed with the Secretary of State of Missouri, which filing shall be made upon the closing of the transactions contemplated by this Agreement in accordance with Article VII hereof. As used herein, the term "Effective Time" shall mean the date and time at which such Certificate of Merger is so issued.

  1.3 Effects of the Merger. At the Effective Time the Surviving Corporation shall possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature, of both of the Constituent Corporations; and all property, real, personal and mixed, and all debts due on whatever account; including subscriptions to shares, and all other choses in action, and all and every other interest, of or belonging to or due to either of the Constituent Corporations, shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate, or any interest therein, under the laws of Missouri vested in either of the Constituent Corporations shall not revert or be impaired in any way by reason of the Merger. After the Effective Time, the Surviving Corporation shall be responsible and liable for all the liabilities and obligations of each of the Constituent Corporations; and any claim existing or action or proceeding pending by or against any of such corporations may be prosecuted to judgment as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place. Neither the rights of creditors nor any liens upon the property of either of the Constituent Corporations shall be impaired by the Merger.

  1.4 Articles of Incorporation. The Articles of Incorporation of the Company in effect at the time of the Merger shall be the Articles of Incorporation of the Surviving Corporation until amended in accordance with applicable law.

  1.5 By-Laws. The By-Laws of Acquisition Sub in effect at the time of the Merger shall be the By-Laws of the Surviving Corporation until amended in accordance with applicable law.

  1.6 Directors and Officers. The directors of the Surviving Corporation at the Effective Time shall be individuals designated by Unitrin to serve, in each case, until their successors shall have been elected and shall qualify. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation at the Effective Time. If at the Effective Time a vacancy shall exist on the Board of Directors or in any of the offices of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by the By-Laws of the Surviving Corporation.

  1.7 Conversion of Company B Stock. Subject to approval by a majority of the holders of Company B Stock, immediately prior to the Effective Time each issued and outstanding share of Company B Stock shall be converted into one-tenth ( 1/10) of a share of Company A Stock in accordance with the provisions of the Company's Articles of Incorporation and applicable law (the shares of Company A Stock, including those shares of Company A Stock issued upon conversion of the Company B Stock, are referred to hereinafter collectively as the "Shares" and individually as a "Share"). No fractional shares of Company A Stock shall be issued upon such conversion. In lieu of any fractional share of Company A Stock that a holder of Company B Stock would otherwise be entitled to receive as a result of such conversion, such holder shall be entitled to receive from the Company, upon surrender of stock certificates for exchange pursuant to the Merger as provided in this Article I, an amount in cash determined by multiplying the fraction of a share of Company A Stock to which such holder would otherwise have been entitled by $119.00. No interest shall be paid with respect to such cash payment. Upon conversion of the Company B Stock to Company A Stock, certificates representing outstanding shares of Company B Stock shall thereafter be deemed to represent the number of shares of Company A Stock into which such shares of Company B Stock have been converted.

  1.8 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto or any shareholder of the Constituent Corporations:

    (i) each Share held by the Company as treasury stock or owned by Unitrin or any subsidiary of Unitrin immediately prior to the Effective Time shall be canceled, retired, and shall be deemed to be authorized but unissued shares of the Company, and no payment shall be made with respect thereto;

    (ii) all shares of common stock of Acquisition Sub issued and outstanding at the Effective Time shall be converted into and exchanged for 4,000,000 shares of Class A common stock of the Surviving Corporation which shall constitute all the outstanding shares of capital stock of the Surviving Corporation; and

    (iii) each Share which is issued and outstanding immediately prior to the Effective Time, except as otherwise provided in Section 1.8(i) above and other than Dissenting Reliable Shares (as defined below), shall be converted into the right to receive, subject to the election and allocation procedures set forth in Sections 1.9 and 1.10 below, either (i) $119.00 in cash without interest (the "Per Share Cash Amount"), or (ii) 2.235 shares of Unitrin Common Stock (the "Per Share Stock Amount", which, together with the Per Share Cash Amount, is hereinafter referred to as the "Merger Consideration"), together with the associated preferred share purchase rights issued under the Rights Agreement between Unitrin and First Chicago Trust Company of New York, as Rights Agent, dated as of August 3, 1994 (the "Unitrin Rights Agreement").

  1.9 Election Procedures. Unitrin and the Company shall prepare a form (the "Election Form") pursuant to which each record holder of Shares may elect in accordance with the provisions of this Section 1.9 (hereinafter called an "Election"), and subject to the allocation provisions of Section 1.10, to receive for each Share owned by such holder (i) the Per Share Cash Amount (a "Cash Election") or (ii) the Per Share Stock Amount (a "Stock Election"). A holder of shares of Company B Stock shall be entitled to make Elections, with respect to the number of shares of Company B Stock owned by such holder, for the number of Shares equal to the number of shares of Company A Stock into which such shares of Company B Stock are to be converted as provided in
Section 1.7 above. The Company shall mail the Election Form to each of its shareholders of record as of the record date for the Company Shareholder Meeting (as defined in Section 2.4 herein). A shareholder's Election shall have been properly made only if the Exchange Agent (as defined in Section 1.11 below) shall have received, by 5:00 p.m., Central Time, on the date of the Company Shareholders' Meeting (the "Election Date"), an Election Form properly completed and signed. Any shareholder of the Company who fails to properly make the required election shall be deemed to have made a Stock Election with respect to all Shares (other than Dissenting Reliable Shares) owned by such holder. Dissenting Reliable Shares shall not be converted into the Merger Consideration and shall be treated as provided in Section 1.15 below.

  Any shareholder may at any time prior to the Election Date change his Election by written notice received by the Exchange Agent at or prior to the Election Date accompanied by a properly completed, later dated Election Form. Any shareholder may at any time prior to the Election Date revoke his Election by written notice received by the Exchange Agent at or prior to the Election Date. Any Election relating to Shares which become Dissenting Reliable Shares shall be deemed automatically revoked as of the Election Date. Any Election that has been revoked and not otherwise replaced by a later dated Election Form prior to the Election Date (other than an Election relating to Shares which become Reliable Dissenting Shares) shall be deemed to be a Stock Election. Any such revoked Election, together with all other Elections that are deemed to be Stock Elections as provided in the penultimate sentence in the immediately preceding paragraph, are hereinafter referred to as "Default Stock Elections."

  Unitrin will have the reasonable discretion, which it may delegate in whole or in part to the Exchange Agent, (i) to determine whether any Election Form has been properly completed, signed and submitted or revoked and (ii) to disregard immaterial defects in any Election Form. The decision of Unitrin (or the Exchange Agent) in such matters shall be conclusive and binding. Neither Unitrin nor the Exchange Agent will be under any obligation to notify any person of any defect in an Election Form submitted to the Exchange Agent. The Exchange Agent shall also make all computations under the allocation procedures described below to determine any allocation of the Merger Consideration under this Agreement and all such computations shall be conclusive and binding on the Company and its shareholders.

  1.10 Allocation Procedures. If the number of Shares covered by Stock Elections and Default Stock Elections is equal to or greater than 81% of the number of Shares outstanding immediately prior to the Merger (after giving effect to the conversion of the Company B Stock as provided in Section 1.7 above and before payment in cash for any fractional shares in connection therewith), then all Shares covered by Stock Elections and Default Stock Elections shall be converted into the right to receive shares of Unitrin Common Stock, and all Shares covered by Cash Elections shall be converted into the right to receive cash.

  If the number of Shares covered by Stock Elections and Default Stock Elections is less than 81% of the number of Shares outstanding immediately prior to the Effective Time (after giving effect to the conversion of the Company B Stock as provided in Section 1.7 above and before payment in cash for any fractional shares in connection therewith), then all Shares covered by Stock Elections and Default Stock Elections shall be converted into the right to receive shares of Unitrin Common Stock, and the Shares covered by Cash Elections shall be allocated by the Exchange Agent for conversion into the right to receive either cash or Unitrin Common Stock in the following manner: the Exchange Agent shall select by lot (or by such other method as is deemed reasonable by Unitrin and the Company) from among such Shares a sufficient number of Shares to be converted into the right to receive Unitrin Common Stock so that the number of Shares so selected, together with the Shares already covered by Stock Elections and Default Stock Elections, are sufficient to cause the total number of Shares to be converted into the right to receive Unitrin Common Stock to be equal to or greater than 81% of the number of Shares outstanding immediately prior to the Effective Time (after giving effect to the conversion of the Company B Stock as provided in Section 1.7 above and before payment in cash for any fractional shares in connection therewith); any such Shares not so selected by the Exchange Agent shall be converted into the right to receive cash.

  After giving effect to the foregoing allocations, if the payment of cash in lieu of fractional shares of Unitrin Common Stock pursuant to Section 1.17 would result in fewer than 81% of the number of Shares outstanding immediately prior to the Effective Time being converted into whole shares of Unitrin Common Stock, then the Exchange Agent shall select by lot (or such other method as is deemed reasonable by Unitrin and the Company) additional Shares covered by Cash Elections for conversion into the right to receive Unitrin Common Stock in order to ensure that not less than 81% of the number of Shares outstanding immediately prior to the Effective Time is converted into whole shares of Unitrin Common Stock.

  1.11 Designation of Exchange Agent. Not more than three business days following the Effective Time, Unitrin shall make available to First Chicago Trust Company of New York as exchange agent (the "Exchange Agent") (i) the number of shares of Unitrin Common Stock issuable in respect of Shares that have been converted into the right to receive the Per Share Stock Amount and
(ii) an amount in cash equal to the sum of (A) the amount of cash payable in respect of Shares that have been converted into the right to receive the Per Share Cash Amount and (B) the amount of cash payable in respect of fractional Shares as provided in Sections 1.7 and 1.17 hereof. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to Unitrin Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto.

  1.12 Transmittal Materials; Surrender of Shares. As promptly as practicable following the Effective Time, Unitrin shall cause the Exchange Agent to mail appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing Shares shall pass, only upon proper delivery of such certificates to the Exchange Agent) to the former holders of Shares for use in surrendering their certificate or certificates in exchange for the Merger Consideration. Each holder of a certificate formerly representing Shares who surrenders or has surrendered such certificate (or customary affidavits and indemnification regarding the loss or destruction of such certificate), together with duly executed transmittal materials, to the Exchange Agent shall, upon acceptance thereof, be entitled to a certificate representing the Unitrin Common Stock or cash into which the Shares shall have been converted pursuant hereto. Each certificate which represented Shares immediately prior to the Effective Time (other than Dissenting Reliable Shares) shall be deemed canceled at the Effective Time and shall represent only the right to receive the Merger Consideration for each Share represented by such certificate. In no event shall the holder of any such surrendered certificates be entitled to receive interest on the Per Share Cash Amount to be received in the Merger.

  To the extent provided by Section 1.17 of this Agreement, each holder of Shares also shall receive, upon surrender of the certificate or certificates representing such Shares, cash in lieu of any fractional shares of Unitrin Common Stock to which such holder would otherwise be entitled. Unitrin shall not be obligated to deliver the consideration to which any former holder of Shares is entitled as a result of the Merger until such holder surrenders the certificate or certificates representing such Shares for exchange as provided in this Section

1.12. In addition, certificates surrendered for exchange by any person identified on the letter delivered by the Company to Unitrin pursuant to
Section 5.7 hereof shall not be exchanged for certificates representing whole shares of Unitrin Common Stock until Unitrin has received a written agreement from such person as provided in Section 5.7.

  1.13 Termination of Exchange Agent's Duties. Promptly following the date which is one hundred and eighty days after the Effective Time, the Exchange Agent shall deliver to Unitrin all cash and other documents in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a certificate formerly representing Shares who has not previously surrendered such certificate may surrender such certificate to Unitrin and (subject to applicable abandoned property, escheat and similar laws and Sections 1.09 and
1.10 hereof) receive in exchange therefor the Merger Consideration. Notwithstanding anything in this Agreement to the contrary, neither Unitrin, Acquisition Sub, the Surviving Corporation nor the Exchange Agent shall be liable to a holder of Shares, for Unitrin Common Stock, dividends or distributions thereon, the Cash Amount Per Share, or cash in lieu of fractional Shares, delivered to a public official pursuant to applicable escheat laws.

  1.14 Issuance, Voting and Dividends. The shares of Unitrin Common Stock constituting the Merger Consideration shall be deemed to have been issued at the Effective Time. No holder of any unsurrendered certificates representing Shares shall have the right to vote the Unitrin Common Stock receivable in exchange for such certificates until such certificates are surrendered as provided in Sections 1.12 and 1.13. Following such surrender, such holder shall have the right to vote the Unitrin Common Stock at any meeting the record date of which is after the date of such surrender. No dividends or other distributions with respect to the Unitrin Common Stock constituting part of the Merger Consideration shall be paid to the holder of any unsurrendered certificates representing Shares until such certificates are surrendered as provided in Sections 1.12 and 1.13. Upon such surrender, there shall be paid, without interest, to the person in whose name the certificates representing the shares of Unitrin Common Stock into which such Shares were converted are registered, all dividends and other distributions payable in respect of such shares of Unitrin Common Stock on a date subsequent to, and in respect of a record date after, the Effective Time and prior to such surrender. Such holder shall be also entitled to receive, on the payment date therefor, any dividend or distribution the record date for which occurs prior to such surrender and the payment date for which occurs following such surrender. In no event shall any holder be entitled to receive interest on the Cash Amount Per Share to be received in the Merger.

  1.15 Dissenting Reliable Shares. Each outstanding share of Company Common Stock for which written notice of intent to demand payment therefor is delivered in accordance with Article XIV of the Company Articles and is not voted in favor of the Merger shall not be converted into or represent a right to receive the Merger Consideration hereunder unless and until the holder thereof shall have failed to perfect or shall have withdrawn or otherwise lost his right to demand payment under Article XIV of the Company Articles, at which time his shares shall be converted into the right to receive the Merger Consideration in the same manner and subject to the same conditions as provided for other outstanding Shares in this Article I. All such Shares for which such a written notice of intent to demand payment is so delivered and which are not voted in favor of the Merger, and for which a demand for payment is perfected in accordance with Article XIV of the Company Articles and not withdrawn or waived, are herein called "Dissenting Reliable Shares." The Company shall give Unitrin and Acquisition Sub prompt notice upon receipt by the Company of any such written notice of intent to demand payment for Shares. The Company agrees that prior to the Effective Time it will not, except with the prior written consent of Unitrin, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. Each holder of Shares who demands payment in accordance with Article XIV of the Company Articles shall retain all other rights as a shareholder of the Company until the Effective Time whereupon such shares shall be canceled and represent only the right to receive the payment provided for under Article XIV of the Company Articles. Each holder of Dissenting Reliable Shares who becomes entitled, pursuant to Article XIV of the Company Articles, to receive payment for the fair value of his shares shall receive payment therefor from the Company as the Surviving Corporation (but only after the amount thereof shall have been agreed upon or finally determined pursuant to such provisions).

  1.16 Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Unitrin shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any dividend (whether in cash, stock or other property) to shareholders of Unitrin as to which the record date is before the Effective Time (other than (i) Unitrin's regular quarterly dividends in an amount consistent with prior practice, and (ii) the Unitrin Fourth Quarter Dividend as described in Section 5.1(ii), regardless of amount), the Per Share Stock Amount shall be appropriately adjusted.

  1.17 Fractional Shares. No fractional shares of Unitrin Common Stock shall be issued in the Merger. All fractional shares of Unitrin Common Stock that a holder of Shares would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive from Unitrin, in lieu thereof, upon surrender of stock certificates for exchange pursuant to this
Article I, an amount in cash determined by multiplying $119.00 (subject to appropriate adjustment by reason of an occurrence as cited in Section 1.16) by the fraction of a share of Unitrin Common Stock to which such holder would otherwise have been entitled. No interest shall be paid with respect to such cash payment.

  1.18 Closing of Company's Transfer Books. At the Effective Time, the stock transfer records of the Company shall be closed and no transfer of Shares shall thereafter be made or recognized.

                                  ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  The Company represents and warrants to Unitrin and Acquisition Sub as follows:

  2.1 Organization, Standing and Qualification of Company. The Company is an insurance company duly organized, validly existing and in good standing under the laws of the State of Missouri and has the corporate power to own or lease its properties and to carry on its business as now being conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not individually or in the aggregate have a material adverse effect on the business, prospects, assets, liabilities, results of operations or financial condition of the Company and the Company Subsidiaries (as hereinafter defined), taken as a whole, or adversely affect the ability of the Company to consummate the transactions contemplated by this Agreement in any material respect (a "Company Material Adverse Effect"). The Company has all requisite power and authority to carry on an insurance business pursuant to and to the extent of the certificates of authority issued under the laws of the states listed in Section 2.1 of a schedule delivered by the Company to Unitrin concurrently with the execution of this Agreement (the "Company Disclosure Schedule"). The Company Disclosure Schedule specifies the line or lines of insurance which is permitted to be written with respect to each certificate of authority listed. No certificate of authority identified on such Schedule has been revoked, restricted, suspended, limited or modified nor is any certificate of authority the subject of, nor to the knowledge of the Company is there a basis for, a proceeding for revocation, restriction, suspension, limitation or modification, nor is the Company operating under any formal or informal agreement or understanding with the licensing authority of any state which restricts its authority to do business or requires the Company to take, or refrain from taking, any action. Except as set forth on such Schedule, the Company has not issued any surplus notes or similar instruments.

  2.2 Company Subsidiaries. Section 2.2 of the Company Disclosure Schedule sets forth a list of all of the Company's subsidiaries (hereinafter separately called a "Company Subsidiary" and collectively called the "Company Subsidiaries"). Such Schedule sets forth the authorized capital stock, the number of shares duly issued and outstanding, the number so owned by the Company and the jurisdiction of incorporation of each Company Subsidiary. The shares of capital stock of the Company Subsidiaries owned directly or indirectly by the Company are validly issued, fully paid and non-assessable, and are owned free and clear of any liens, claims, charges or encumbrances except as set forth on the Company Disclosure Schedule. Except as set forth on such Schedule, neither the Company nor any of the Company Subsidiaries has any investment in any subsidiary or any investment in any partnership, joint venture, limited liability company or similar entity, all of which investments are owned free and clear of any liens, claims, charges or encumbrances except as set forth thereon. Each of the Company Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power to own or lease its properties and carry on its business as now being conducted. Each of the Company Subsidiaries is duly qualified or otherwise authorized to transact business as a foreign corporation and is in good standing in every jurisdiction in which such qualification or authorization is required by law to carry on its business as now being conducted, except where the failure to qualify or to be authorized would not have a Company Material Adverse Effect. Each of the Company Subsidiaries which is an insurance company as specified on the Company Disclosure Schedule (hereinafter separately called an "Insurance Subsidiary" and collectively called the "Insurance Subsidiaries"), has all requisite power and authority to carry on an insurance business pursuant to and to the extent of the certificates of authority issued under the laws of the states listed in such Schedule. The Company Disclosure Schedule specifies the line or lines of insurance which is permitted to be written with respect to each certificate of authority listed. No certificate of authority identified on such Schedule has been revoked, restricted, suspended, limited or modified nor is any certificate of authority the subject of, nor to the knowledge of the Company is there a basis for, a proceeding for revocation, restriction, suspension, limitation or modification, nor is any Insurance Subsidiary operating under any formal or informal agreement or understanding with the licensing authority of any state which restricts its authority to do business or requires such Insurance Subsidiary to take, or refrain from taking, any action. Except as set forth on such Schedule, none of the Insurance Subsidiaries has issued any surplus notes or similar instruments.

  2.3 Capital Stock. The authorized capital stock of the Company consists of 3,000,000 shares of Voting Preferred Stock, $1.00 par value, none of which have been issued, 3,000,000 shares of Nonvoting Preferred Stock, $1.00 par value, none of which have been issued, 6,000,000 shares of Company A Stock, of which 1,111,845 shares are issued and outstanding as of the date hereof, and 15,000,000 shares of Company B Stock, of which 5,705,580 shares are issued and outstanding as of the date hereof. All of the issued and outstanding shares of Company Common Stock have been validly issued and are fully paid and non-assessable and free of preemptive rights. Except for shares specified above and as reflected in Section 2.3 of the Company Disclosure Schedule, the Company is not a party to any contract, understanding, restriction or agreement, including any voting trust or other agreement or understanding with respect to the voting of any of the capital stock of the Company or any Company Subsidiary, or any convertible, exchangeable or exercisable security, option, warrant, call, or commitment on the part of the Company or any Company Subsidiary of any character relating to issued or unissued shares of the capital stock of the Company or any Company Subsidiary.

  2.4 Authorization. The Board of Directors of the Company has adopted resolutions approving the Agreement and the transactions contemplated hereby, including without limitation the conversion of the Company B Stock to Company A Stock to be effective immediately preceding the Merger, and has authorized the execution and delivery of the Agreement and has directed by resolution that the Agreement be submitted to a vote of the shareholders of the Company taken at a meeting called for the purpose of considering and acting upon this Agreement (the "Company Shareholder Meeting"). The Company has full power and authority to enter into this Agreement and, upon appropriate consent of its shareholders in accordance with law, subject to obtaining all required regulatory approvals, to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes the valid and legally binding obligation of the Company, enforceable against it in accordance with its terms, subject to bankruptcy, receivership, insolvency, reorganization, moratorium or similar laws affecting or relating to creditors rights generally and subject to general principles of equity. Other than the approval by a majority of the holders of Company B Stock, in accordance with the Company's Articles of Incorporation and applicable law, no other action or authorization is required to effect such conversion of Company B Stock to Company A Stock.

  2.5 Articles of Incorporation and By-laws. The Company has delivered to Unitrin true and complete copies of its and each of the Company Subsidiaries' Articles of Incorporation and By-Laws as in effect as of the date hereof. Neither the Company nor any Company Subsidiary is or immediately prior to the Effective Time will be in default under its Articles of Incorporation or By-Laws.

  2.6 Consents and Approvals. Except for the consents and approvals listed on the schedule attached hereto (the "Company Consent Schedule"), no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by the Company of the transactions contemplated by this Agreement.

  2.7 Defaults and Conflicts. Subject to the receipt of all consents and approvals contemplated by this Agreement, neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or the fulfillment of and compliance with the terms and provisions hereof, will
(i) violate any judicial, administrative or arbitral order, writ, award, judgment, injunction or decree involving the Company or any of the Company Subsidiaries, (ii) conflict with the terms, conditions or provisions of the Articles of Incorporation or By-Laws of the Company or any Company Subsidiary,
(iii) conflict with, result in a breach of, constitute a default under or accelerate or permit the acceleration of the performance required by, any indenture or any agreement or other instrument to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound, including without limitation any agreement listed in
Section 2.17 of the Company Disclosure Schedule, (iv) result in the creation of any lien, charge or encumbrance upon any of the assets of the Company or any Company Subsidiary under any such agreement or instrument, or (v) terminate or give any party thereto the right to terminate any such indenture, agreement or instrument, other than, with respect to (iii), (iv) and (v) above, any such conflict, lien or termination that would not result in a Company Material Adverse Effect. Except as set forth in Section 2.7 of the Company Disclosure Schedule, no consent of any third party to any indenture, agreement or other instrument to which the Company or any Company Subsidiary is a party is required in connection with the Merger, except for such consent or consents that, if not obtained, would not result in a Company Material Adverse Effect.

  2.8 GAAP Financial Statements. The Company has delivered to Unitrin (i) audited consolidated balance sheets of the Company and the Company Subsidiaries as of December 31, 1992, 1993, 1994, 1995 and 1996, and the related audited consolidated statements of income, cash flows and stockholders' equity and the notes thereto for the years ended on each of those dates, and (ii) an unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of March 31, 1997 and the related statements of income, cash flows and stockholders' equity and any notes thereto for the period then ended (hereinafter referred to as the "Company March 31, 1997 Financial Statements"). All such financial statements, together with the notes thereto, present fairly, in all material respects, the consolidated financial position of the Company and the Company Subsidiaries as of the dates thereof, and its consolidated results of operations and cash flows for the periods then ended, in conformity with generally accepted accounting principles ("GAAP") applied on a basis consistent with prior periods (except as may be indicated therein or in the notes thereto, and, in the case of any unaudited interim financial statements, subject to (i) normal year-end adjustments and (ii) standard limitations on the application of GAAP), provided that financial statements for Clayton Reinsurance Ltd. (Bermuda) are prepared in accordance with Canadian generally accepted accounting principles.

  Except as and to the extent reflected in the Company March 31, 1997 Financial Statements or in Section 2.8 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary had as of March 31, 1997 any liability or obligation (absolute, contingent or otherwise) except for liabilities arising in the ordinary course, none of which, individually or in the aggregate, would have a Company Material Adverse Effect. Except as and to the extent set forth in Section 2.8 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has incurred any liability or obligation (absolute, contingent or otherwise) since March 31, 1997 other than liabilities incurred in the ordinary course of business, none of which, individually or in the aggregate, would have a Company Material Adverse Effect.

  2.9 Statutory Financial Statements. The Company has furnished to Unitrin copies of the statutory financial statements and the annual audited financial reports (collectively, the "Statutory Financial Statements") for the Company and each of the Insurance Subsidiaries (provided that such financial reports for The Reliable Life

Insurance Company of Texas and Clayton Reinsurance Ltd. (Missouri) are not audited) for the years ended December 31, 1992, 1993, 1994, 1995 and 1996 and the quarter ended March 31, 1997 as filed with the Missouri Director of Insurance and the applicable insurance department or comparable regulatory authority of each of such Insurance Subsidiaries' jurisdiction of organization (each such department or authority, as applicable, is hereinafter referred to as the "Insurance Department"), provided that the Statutory Financial Statements of Clayton Reinsurance Ltd. (Bermuda) are not filed with the Missouri Director of Insurance and have not been audited as of the date hereof with respect to 1996 and the quarter ended March 31, 1997. The Statutory Financial Statements, including, without limitation, the provisions made therein for investments and the valuation thereof, reserves, policy and contract claims, together with the notes, exhibits and schedules thereto, fairly present the statement of admitted assets, liabilities and capital and surplus of the Company and each of the Insurance Subsidiaries as of the dates thereof and the related statutory basis statements of income, changes in capital and surplus, and cash flows for the periods indicated in conformity with the statutory accounting practices prescribed or permitted by the applicable Insurance Department or by the National Association of Insurance Commissioners ("SAP"), applied on a basis consistent with prior periods, except as set forth therein. Section 2.9 of the Company Disclosure Schedule describes each such permitted statutory accounting practice and the effect such practice has on the surplus of the Company and each of the Insurance Subsidiaries. Each such Statutory Financial Statement was in compliance with applicable law and correct in every material respect when filed and there were no material omissions therefrom. Except for liabilities and obligations disclosed or provided for in the Statutory Financial Statements, neither the Company nor any of the Insurance Subsidiaries had, as of the respective dates of each such Statutory Financial Statements, any liabilities or obligations (whether absolute or contingent and whether due or to become due) except for liabilities arising in the ordinary course which are not required to be reflected in statutory financial statements prepared in accordance with SAP, none of which, individually or in the aggregate, would have a Company Material Adverse Effect. All books of account of the Company and such Insurance Subsidiary fully and fairly disclose all the transactions, properties, assets, investments, liabilities and obligations of the Company and such Insurance Subsidiary and all such books of account are in the possession of the Company or such Insurance Subsidiary and are complete in all material respects.

  2.10 Changes Since December 31, 1996. Since December 31, 1996 there has been no event or condition which has had (or is reasonably likely to result in) a Company Material Adverse Effect, and except as set forth in Section 2.10 of the Company Disclosure Schedule, the Company and the Company Subsidiaries have conducted their businesses in the ordinary course consistent with past practices and have not taken any action which, if taken after the date hereof, would violate Section 5.1 hereof.

  2.11 Real Estate and Mortgages. Section 2.11 of the Company Disclosure Schedule sets forth a list and summary description of (i) all real property currently owned or sold or disposed of within the past three (3) years by the Company or any Company Subsidiary and all buildings and other structures located on such real property, (ii) all leases, subleases or other agreements under which the Company or any Company Subsidiary is or was within the past three (3) years the lessor or lessee of any real property (such list being current as of June 1, 1997 with respect to properties where the Company is the lessor, and such list being current as of June 10, 1997 with respect to properties where the Company is the lessee), (iii) all unexpired options held by the Company or any Company Subsidiary or contractual obligations on its part to purchase or acquire any interest in real property, (iv) all unexpired options granted by the Company or any Company Subsidiary or contractual obligations on its part to sell or dispose of any interest in real property,
(v) all mortgages (other than mortgages which are Company Investments, as defined in Section 2.13) held by the Company or any Company Subsidiary, identifying all such mortgages, if any, for which deficiency notices have been issued or that are otherwise not current. Except as set forth in Section 2.11 of the Company Disclosure Schedule, as of the date hereof such leases, subleases and other agreements are in full force and effect and neither the Company nor any Company Subsidiary has received any notice of any default thereunder. Each of the options set forth in Section 2.11 of the Company Disclosure Schedule is in full force and effect.

  2.12 Title to Property. Except as set forth in Section 2.12 of the Company Disclosure Schedule, the Company and each Company Subsidiary has good and marketable title to all assets and properties shown as owned by it on the Company March 31, 1997 Financial Statements or acquired since that date (except properties disposed of in the ordinary course of business subsequent to said date), in each case free of all mortgages, liens, charges and encumbrances of any nature whatsoever, other than (i) liens for Taxes (as defined below) not yet due and payable and (ii) such minor liens, charges and encumbrances as, in the aggregate, do not and would not if asserted have a Company Material Adverse Effect ("Permitted Company Liens").

  2.13 Investment Securities.

    (i) The Company has provided to Unitrin a list of all securities, mortgages and other investments owned by the Company, the Insurance Subsidiaries and The Reliable Life Insurance Company and Associates Retirement Plan (the "Plan") (all such investments collectively are hereinafter referred to as the "Company Investments"), together with the cost basis book or amortized value, as the case may be, as of March 31, 1997. Section 2.13 of the Company Disclosure Schedule sets forth a list of all acquisitions and dispositions of the Company Investments by the Company, the Insurance Subsidiaries and the Plan from March 31, 1997 to May 31, 1997. All acquisitions and dispositions of Company Investments by the Company, the Insurance Subsidiaries and the Plan from May 31, 1997 to the date hereof have complied with the investment policies of the Company, such Insurance Subsidiaries and the Plan and all applicable insurance laws and regulations.

    (ii) Section 2.13 of the Company Disclosure Schedule separately identifies all of the Company Investments that are securities or interests therein acquired in private placement transactions by the Company, each Insurance Subsidiary and the Plan and are owned by the Company, each Insurance Subsidiary and the Plan as of the date hereof (such Schedule may omit principal payments or prepayments made in respect of such Company Investments after March 31, 1997).

    (iii) Except as set forth in Section 2.13 of the Company Disclosure Schedule, the Company, the Insurance Subsidiaries and the Plan have good and marketable title to the Company Investments other than with respect to those Company Investments which have been disposed of in the ordinary course of business or as contemplated by this Agreement or redeemed in accordance with their terms since such date and other than Permitted Company Liens or with respect to statutory deposits which are subject to certain restrictions on transfer.

    (iv) Section 2.13 of the Company Disclosure Schedule identifies the Company Investments which to the best knowledge of the Company, are in default in the payment of principal or interest as of May 31, 1997.

    (v) Except as set forth in Section 2.13 of the Company Disclosure Schedule, there are no liens, claims or encumbrances on any of the Company Investments, other than Permitted Company Liens, and none of the Company Investments consist of securities loaned to third parties.

  2.14 Environmental Laws. Except as set forth in Section 2.14 of the Company Disclosure Schedule, the Company and each Company Subsidiary has conducted and is conducting its business in compliance in all material respects with all applicable federal, state, and local laws, regulations and requirements currently in force relating to the protection of the environment ("Environmental Laws"). Except as set forth in Section 2.14 of the Company Disclosure Schedule, there is no pending, or to the knowledge of the Company or any Company Subsidiary, threatened, civil or criminal litigation, written notice of violation, or administrative proceeding relating to such Environmental Laws involving the Company or any Company Subsidiary or any previously or presently owned property or asset of the Company or any Company Subsidiary, including without limitation any insurance policy assumed, reinsured or issued by the Company or any Insurance Subsidiary that asserts coverage for any alleged violation of Environmental Laws. There are no conditions existing with respect to the release, emission, discharge or presence of hazardous substances in connection with the business of the Company or any Company Subsidiary which conditions could, individually or in the aggregate, have a Company Material Adverse Effect. The Company and each Company Subsidiary has received all approvals, consents, licenses, and permits with respect to environmental matters necessary to carry on its business as currently conducted, the failure of which to obtain could, individually or in the aggregate, have a Company Material Adverse Effect.

  2.15 Proprietary Rights. Section 2.15 of the Company Disclosure Schedule sets forth all the trademarks, trade names, service marks (and all registrations and applications with respect thereto), computer software, programs and similar systems (other than "off-the-shelf" software programs) (collectively the "Proprietary Rights") owned or used by the Company or any Company Subsidiary. Except as otherwise set forth in such Schedule, each of the Company and the Company Subsidiaries owns or is duly authorized to use all of its Proprietary Rights, including "off-the-shelf" software programs. The Proprietary Rights owned by the Company or a Company Subsidiary do not violate or infringe upon the proprietary rights of any third party, and there is no claim, action, proceeding or investigation pending or, to the best of the Company's knowledge, threatened against the Company or any of the Company Subsidiaries with respect to any of the Proprietary Rights.

  2.16 [Intentionally left blank].

  2.17 Agreements. Except as set forth in Section 2.17 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to nor is the Company or any Company Subsidiary bound by any oral or written
(i) contract for the employment of any officer or employee which pursuant to its terms is not terminable without liability on 30 days' (or less) notice or which provides for any further payments following such termination, or contract with a former officer or employee pursuant to which payments are required to be made at any time following the date hereof, or contract with any labor union or association representing any employee, (ii) stock ownership, profit-sharing, bonus, deferred compensation, phantom stock, stock option, severance pay, pension, retirement or similar plan or agreement, (iii) mortgage, indenture, note or installment obligation the unpaid balance of which exceeds $50,000, or other instrument for or relating to any borrowing of money by the Company or any of the Company Subsidiaries, the unpaid balance of which exceeds $50,000, (iv) guaranty of any obligation for borrowings or otherwise which in the aggregate exceed $50,000, (v) agreement or arrangement for the sale or lease of any material amount of its assets or part of its business other than in the ordinary course of business or for the grant of preferential rights to purchase or lease any material amount of its assets or part of its business, (vi) agreement or arrangement obligating it to register any of its outstanding shares or other securities with the Securities and Exchange Commission (the "SEC"), (vii) agreement or arrangement with any officer or director of the Company, any Company Subsidiary, or any other affiliate of the Company, (viii) reinsurance or retrocession treaty or agreement (including terminated treaties or agreements containing residual or unexpired liabilities), (ix) agreement or contract with any insurance agent or producer other than pursuant to the forms of agreement included in such Schedule, (x) agreement or arrangement with any investment advisor, (xi) agreement or arrangement pursuant to which the Company or any Company Subsidiary has agreed to acquire or dispose of any Company Investments or
(xii) contract, agreement or other instrument which is material to the business, prospects, assets, liabilities, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole. All contracts, plans, mortgages, indentures, guaranties and other agreements set forth in Section 2.17 of the Company Disclosure Schedule are in full force and effect as of the date hereof, neither the Company nor any Company Subsidiary or to the knowledge of the Company or any Company Subsidiary any other party thereto is in default as to any provision thereof, except for defaults which individually or in the aggregate would not have a Company Material Adverse Effect, and no party thereto may terminate any of such agreements by reason of the transactions contemplated by this Agreement.

  2.18 Litigation. Section 2.18 of the Company Disclosure Schedule sets forth a description of (i) each lawsuit in which punitive, exemplary or other extra-contractual damages are sought against Company or any Company Subsidiary, (ii) each lawsuit not involving insurance policies issued by the Company or any Insurance Subsidiary in which the Company or any Company Subsidiary is a party, (iii) each lawsuit involving a life or health insurance policy issued by the Company or any Insurance Subsidiary, and (iv) each lawsuit involving a property or casualty insurance policy issued or reinsured by the Company or any Insurance Subsidiary where the reserve established by the Company or such Insurance Subsidiary exceeds $50,000. Except as set forth in Section 2.18 of the Company Disclosure Schedule, and except for insurance claims litigation arising in the ordinary course of business for which reserves have been established in accordance with Section 2.27 hereof, there is no action, suit, arbitration, mediation, investigation or proceeding pending against, or to the knowledge of the Company or any Company Subsidiary threatened against or affecting the Company or any Company Subsidiary or its properties or businesses, at law or in equity, or before any governmental or administrative body or agency or before any arbitrator which, alone or in the aggregate, could have a Company Material Adverse Effect or which challenges the validity of this Agreement or any action taken or to be taken by the Company pursuant to this Agreement in connection with the Merger. Except as may be set forth on such Schedule, there are no unresolved disputes under any contract to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound involving in the aggregate an amount in excess of $50,000. Neither the Company nor any Company Subsidiary is in default with respect to any order, writ, award, judgment, injunction or decree of any court, governmental or administrative body or agency, or arbitrator applicable to it.

  2.19 Compliance with Laws. The Company and each of the Company Subsidiaries has complied with all laws, regulations, orders, ordinances, judgments or decrees of all governmental authorities (federal, state, local, foreign or otherwise) applicable to its businesses, except where the failure to have so complied would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as set forth in Section 2.19 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has received any notification of any asserted failure by it to comply with any of such laws.

  2.20 Taxes.

    2.20.1 Except as set forth in Section 2.20.1 of the Company Disclosure
  Schedule: (i) all Tax Returns (as defined below) required to be filed with the appropriate taxing authorities have been filed by or on behalf of the Company or any Company Subsidiary and all Taxes (as defined below) shown to be due on such Tax Returns have been paid or provided for in full; (ii) there are no liens for Taxes upon the assets of the Company or any Company Subsidiaries except statutory liens for Taxes not yet due; (iii) there are no outstanding deficiencies in respect of Taxes asserted or threatened or assessments of Taxes made or threatened, nor any administrative or judicial proceedings pending or threatened concerning Taxes, with respect to the Company or any Company Subsidiary and any deficiencies, assessments or proceedings shown in the Company Disclosure Schedule are being contested in good faith through appropriate proceedings; (iv) the Company has established on the financial statements described in Section 2.8 of this Agreement reserves and accruals adequate for the payment of all Taxes accruing with respect to or payable by Company and each Company Subsidiary for all periods reflected therein; (v) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Returns required to be filed with respect to the Company or any Company Subsidiary; and (vi) neither the Company nor any Company Subsidiary has requested any extension of time within which to file any Tax Return, which Tax Return has not been filed.

    2.20.2 The appropriate income Tax Returns of the Company and each Company Subsidiary have been examined by (i) the Internal Revenue Service or the statute of limitations has expired for all periods up to and including December 31, 1988 and (ii) the taxing authorities of all of the states set forth in Section 2.2 of the Company Disclosure Schedule or the statute of limitations has expired for all periods up to and including December 31, 1988, respectively, and there are no outstanding or unresolved proposed adjustments.

    2.20.3 The consummation of the transactions contemplated by this Agreement will not give rise to any payment by the Company or any Company Subsidiary which payment will not be deductible (in whole or in part) by reason of Section 280G of the Code, as amended, and the regulations promulgated thereunder.

    2.20.4 Except as set forth in Section 2.20.4 of the Company Disclosure Schedule, no power of attorney has been granted by the Company or any Company Subsidiary with respect to any matter relating to Taxes which is currently in force.

  For purposes of this Agreement, the term "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including without limitation, all net income, gross income, premium or privilege, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees or assessments, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority

(domestic or foreign) upon the Company or any Company Subsidiary and the term "Tax Returns" shall mean all returns, declarations, reports, estimates, and statements, regarding Taxes, required to be filed under United States federal, state, local or any foreign laws.

  2.21 Related Party Transactions. Except as set forth in Section 2.21 of the Company Disclosure Schedule and other than transactions exclusively between or among the Company and/or any of the Company Subsidiaries, neither the Company nor any Company Subsidiary has made any loan to any director, officer or other affiliate of the Company or a Company Subsidiary which remains outstanding nor has the Company or any Company Subsidiary entered into any agreement, other than an agreement referred to in Section 2.17 hereof, for the purchase or sale of any property or services from or to any director, officer or other affiliate of the Company or a Company Subsidiary.

  2.22 Employee Benefit Plans.

    2.22.1 Section 2.22.1 of the Company Disclosure Schedule sets forth a true and complete list of each employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and each other plan, arrangement and agreement providing employee benefits (collectively the "Plans"), that covers current or former employees of the Company or any Company Subsidiary or affiliate and is presently maintained by the Company or any Company Subsidiary or any affiliate thereof or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), which together with the Company would be deemed a "single employer" within the meaning of Section 4001 of ERISA. None of the Plans is a "multi-employer plan," as defined in Section 3(37) of ERISA. The Company has delivered or made available to Unitrin copies of all such Plans; any related trust agreements, group annuity contracts, insurance policies or other funding agreements or arrangements relating thereto; the most recent determination letter, if any, from the Internal Revenue Service with respect to each of the Plans which is subject to ERISA ("ERISA Plans"); actuarial valuations, if applicable, for the most recent plan year for which such valuations are available; the current summary plan descriptions; and the annual return/report on Form 5500 and summary annual reports for each of the Plans for each of the last three years.

    2.22.2 Each of the ERISA Plans is in substantial compliance with all applicable provisions of law, including the Code and ERISA. Except as set forth in Section 2.22.2 of the Company Disclosure Schedule, neither the Company nor any ERISA Affiliate currently maintains or sponsors a defined benefit pension plan as defined in Section 414(j) of the Code and neither the Company nor any ERISA Affiliate has ever maintained or sponsored any such plan that could give rise to a liability against the Company or any Company Subsidiary.

    2.22.3 The written terms of each of the Plans, and any related trust agreement, group annuity contract, insurance policy or other funding arrangement are in substantial compliance with all applicable laws including ERISA, the Code, and the Age Discrimination in Employment Act, as applicable, and each of such Plans has been administered in substantial compliance with such requirements.

    2.22.4 Except with respect to income taxes on benefits paid or provided, no income, excise or other tax or penalty (federal or state) has been waived or excused, has been paid or is owed by any person (including, but not limited to, any Plan, any Plan fiduciary, the Company and ERISA Affiliates) with respect to the operations of, or any transactions with respect to, any Plan. No action has been taken, nor has there been any failure to take any action, nor is any action or failure to take action contemplated, that would subject any person or entity to any liability for any tax or penalty in connection with any Plan. No reserve for any taxes or penalties has been established with respect to any Plan, nor has any advice been given to any person with respect to the need to establish such a reserve.

    2.22.5 There are no (i) actions, suits, arbitrations or claims (other than routine claims for benefits), (ii) legal, administrative or other proceedings or governmental investigations or audits, or (iii) complaints to or by any governmental entity, which are pending, anticipated or threatened, against the Plans or their assets.

    2.22.6 The present value of the future cost to the Company and ERISA Affiliates of post-retirement medical benefits that the Company or any ERISA Affiliate is obligated to provide, calculated on the basis of actuarial assumptions the Company considers reasonable estimates of future experience and which have been provided to Unitrin, does not exceed the amount specified in Section 2.22.6 of the Company Disclosure Schedule.

    2.22.7 Neither the Company nor any ERISA Affiliate, nor any of the ERISA Plans, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which the Company or any ERISA Affiliate, any of the ERISA Plans, any such trust, or any trustee or administrator thereof, or any party dealing with the ERISA Plans or any such trust could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to
  Section 4975 or 4976 of the Code, which civil penalty or tax would, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any ERISA Affiliate is, or, as a result of any actions, omissions, occurrences or state of facts existing prior to the Effective Time, may become liable for any tax imposed under Section 4978 of the Code, which tax would, individually or in the aggregate, have a Company Material Adverse Effect.

  2.23 Insurance Protection. All material tangible and real properties of the Company and each Company Subsidiary are covered by valid and currently effective insurance policies issued in favor of the Company or a Company Subsidiary. Set forth in Section 2.23 of the Company Disclosure Schedule is a list of all insurance policies covering the Company and the Company Subsidiaries. The Company or a Company Subsidiary is included as an insured party under all such policies or has full rights as a loss payee. No notice of cancellation or termination has been received with respect to any such policy. Such policies will not be terminable or cancelable by reason of this Agreement and the consummation of the transactions contemplated hereby.

  2.24 Insurance Business.

    2.24.1 Policies and Rates. Except as set forth in Section 2.24.1 of the Company Disclosure Schedule, all policies of insurance issued by the Company or any of the Insurance Subsidiaries as now in force are, to the extent required under applicable law, on forms approved by applicable insurance regulatory authorities or which have been filed and not objected to by such authorities within the period provided for objection. Any premium rates required to be filed with or approved by insurance regulatory authorities have been so filed or approved and premiums charged conform thereto and to any related actuarial memoranda and documents required to be filed with such authorities. Any such actuarial memoranda comply in all material respects with applicable standard valuation and non-forfeiture laws.

    2.24.2. Producers. Each of the contracts between the Company or any of the Insurance Subsidiaries and its agents, managers, brokers or producers is in full force and effect. Neither the Company nor any of the Insurance Subsidiaries is and to the knowledge of the Company none of the agents are in default in any material respect thereunder, and no such party thereto may terminate any such agreements by reason of the transactions contemplated by this Agreement.

    2.24.3 Assessments. The Company and each of the Insurance Subsidiaries has paid in full or properly reserved for all guaranty fund and residual market assessments required by any regulatory authority to be paid by the Company or such Insurance Subsidiary.

    2.24.4 Regulatory Matters. All life insurance policies issued by the Company or any Insurance Subsidiary which is a life insurance company (a "Life Company") satisfy the tax definition of life insurance policies in
  Section 7702 or 101(f) of the Code. All annuity contracts issued by a Life Subsidiary satisfy the provisions of Sections 817(h) and 72(s) of the Code, as applicable, and amounts credited to such contracts are not subject to current taxation under Section 72(a) of the Code. Except as set forth in
  Section 72(a) of the Company Disclosure Schedule, none of the policies or contracts offered or sold by a Life Company (i) has been registered under any Federal or state (including blue sky and insurance) securities laws, and such policies and contracts were not, when offered or sold, required to be registered or qualified under such laws; and (ii) has been issued in connection with any separate account established and maintained by a Life Company.

  2.25 Regulatory Filings and Reports. The Company has made available for inspection by Unitrin all registrations, filings or submissions made by the Company and all Company Subsidiaries with any Insurance Department since 1992, including without limitation all annual and quarterly statutory financial statements filed with or submitted to any Insurance Department, and any state insurance reports of examination issued by any such Insurance Department or other state insurance governmental or regulatory body since December 31, 1992. The Company and each Company Subsidiary has filed all reports, statements, documents, registrations, filings or submissions required to be filed by it with any governmental or regulatory body, except (i) those with respect to which the imposition, levy or collection of all fines, penalties, assessments, taxes, forfeitures, money judgments or sanctions of any type are barred by statute of limitations, (ii) with respect to which the failure to so file individually and in the aggregate would not cause a Company Material Adverse Effect, (iii) except as may be required for the transactions contemplated by this Agreement, and (iv) as otherwise agreed to in writing by the applicable governmental or regulatory body. Except as set forth in Section 2.25 of the Company Disclosure Schedule, (A) all such registrations, filings and submissions were in material compliance with applicable law when filed, and
(B) no material deficiencies have been asserted by any such governmental or regulatory body with respect to such registrations, filings and submissions that have not been satisfied. Except as may be required for the transactions contemplated by this Agreement, the Company and each of the Insurance Subsidiaries has duly filed with appropriate insurance authorities, to the extent that filing of the same is required by laws, rules or regulations, all annual and quarterly statements and other statements, documents and reports (including, without limitation, any filings required under applicable state insurance holding company systems acts) required by the insurance and other laws of its state of domicile and in each of the states in which it is licensed to conduct an insurance business. All such statements and filings are substantially correct as filed, and there are no material omissions therefrom, except as set forth in Section 2.25 of the Company Disclosure Schedule.
Section 2.25 of the Company Disclosure Schedule sets forth all financial, market conduct or other reports of examination issued by any department of insurance or regulatory body with respect to the Company or any of its Insurance Subsidiaries since December 31, 1992. Except as set forth in Section
2.25 of the Company Disclosure Schedule, the Company and its Insurance Subsidiaries have resolved all issues raised in such reports to the satisfaction of the issuer of such reports.

  2.26 Agents. Set forth in Section 2.26 of the Company Disclosure Schedule is a true and correct summary description of the compensation arrangements of the Company and each Insurance Subsidiary with its agents and general agents.

  2.27 Reserves and Reinsurance. Except as set forth in Section 2.27 of the Company Disclosure Schedule, the insurance reserves and liabilities reflected in the Company's and each of the Insurance Subsidiaries' Statutory Financial Statements and established on the books of the Company or such Insurance Subsidiary for all future insurance policy benefits, dividends, losses, claims and expenses make a sufficient provision for all reasonably anticipated matured and unmatured liabilities and obligations of the Company and such Insurance Subsidiary, under all insurance policies and reinsurance and coinsurance agreements or other similar contracts pursuant to which the Company or such Insurance Subsidiary had or has any liability or obligation. All such reserves are computed in accordance with applicable SAP loss reserving practices, consistently applied, are fairly stated in accordance with sound loss reserving and actuarial principles, are based on factors and assumptions relevant to the provisions in the related insurance contracts, and are in compliance with the requirements of the insurance laws of the applicable jurisdiction. Except as set forth in Section 2.27 of the Company Disclosure Schedule, neither the Company nor any of the Insurance Subsidiaries is involved in any dispute with or inquiry initiated by its outside accountants or any Insurance Department with respect to its actuarial or reserving practices. The Company and each Insurance Subsidiary owns assets which qualify as admitted assets under applicable state insurance laws in an amount at least equal to all of its required insurance reserves. All reinsurance recoverables reflected or otherwise included, either as assets or contra-liabilities, in the Statutory Financial Statements are fairly stated in accordance with applicable SAP.

  2.28 Information in Proxy Statement. The proxy statement required to be filed by the Company with the Missouri Department of Insurance in connection with the transactions contemplated by this Agreement (the

"Company Proxy Statement"), and any amendments or supplements thereto will, when filed, comply in all material respects with the applicable requirements of the Missouri Insurance Code. The Company Proxy Statement and amendments thereof or supplements thereto will not, at the time of (i) the first mailing thereof to the shareholders of the Company and (ii) the meeting of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 2.28 will not apply to statements in, or omissions from, the Company Proxy Statement based upon information furnished to the Company by Unitrin specifically for use therein.

  2.29 Information in Registration Statement. The information with respect to the Company and the Merger that the Company furnishes to Unitrin in writing expressly for inclusion in the Registration Statement (as defined in Section 3.8) will not contain at the time the Registration Statement becomes effective or at the Effective Time any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein not misleading.

  2.30 Other Filings. The Company and each Company Subsidiary has made all required filings with the SEC, the National Association of Securities Dealers, Inc., the Nasdaq Stock Market, any state securities commission and all other governmental or regulatory filings required to be made by the Company or any Company Subsidiary.

  2.31 Third Party Discussions. Other than pursuant to this Agreement, the Company is not currently entertaining discussions with any third party regarding a possible sale or merger of the Company or any Company Subsidiary or a substantial portion of their assets or business.

  2.32 Disclosure. No representation or warranty of the Company and no statement or information relating to the Company or any Company Subsidiary or their respective businesses or properties contained in (i) this Agreement,
(ii) the Company Disclosure Schedule, or (iii) in any certificate furnished to Unitrin or Acquisition Sub pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made herein or therein not misleading.

  2.33 Fairness Opinion. The Company's Board of Directors has received from Societe Generale Securities Corporation, a written opinion (the "Fairness Opinion") to the effect that the consideration to be paid by Unitrin in the Merger is fair to the shareholders of the Company from a financial point of view.

  2.34 Finder and Investment Bankers. Except as set forth in Section 2.34 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has retained any broker, finder or other agent or incurred any liability for any brokerage fees, commissions or finders' fees with respect to the Merger.

                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF UNITRIN

  Unitrin represents and warrants to the Company as follows:

  3.1 Organization of Unitrin and Acquisition Sub. Unitrin is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri. Acquisition Sub is a wholly-owned subsidiary of Unitrin. Unitrin is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not individually or in the aggregate have a material adverse effect on the business, prospects, assets, liabilities, results of operations or financial condition of Unitrin and its subsidiaries, taken as a whole, or adversely affect the ability of Unitrin to consummate the transactions contemplated by this Agreement in any material respect (a "Unitrin Material

Adverse Effect"). Unitrin's insurance subsidiaries (the "Unitrin Subsidiaries") have all requisite power and authority to carry on an insurance business pursuant to and to the extent of the certificates of authority issued under the laws of all applicable states. No such certificate of authority has been revoked, restricted, suspended, limited or modified nor is any certificate of authority the subject of a proceeding for revocation, restriction, suspension, limitation or modification, except where such revocation, restriction, suspension, limitation or modification would not result in a Unitrin Material Adverse Effect. Neither Unitrin nor any Unitrin Subsidiary is operating under any formal or informal agreement or understanding with the licensing authority of any state which restricts its authority to do business or requires the Unitrin Subsidiaries to take, or refrain from taking, any action, except where such restriction or requirement would not result in a Unitrin Material Adverse Effect.

  3.2 Capital Stock. The authorized capital stock of Unitrin consists of 20,000,000 shares of Preferred Stock, par value $.10 per share, none of which is issued and outstanding, and 100,000,000 shares of Unitrin Common Stock, of which 37,335,245 shares were issued and outstanding as of March 31, 1997. All of the shares of Unitrin Common Stock issuable at the Effective Time in exchange for Shares covered by Stock Elections or Default Stock Elections in accordance with this Agreement, when so issued, will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights.

  3.3 Authorization. The Board of Directors of each of Unitrin and Acquisition Sub has adopted resolutions approving the transactions contemplated by this Agreement and has authorized the execution and delivery of this Agreement by Unitrin and Acquisition Sub, respectively. Unitrin and Acquisition Sub each has full power and authority to enter into this Agreement and subject to obtaining all required regulatory approvals, to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Unitrin and Acquisition Sub and constitutes the valid and legally binding obligation of each of them, enforceable against them in accordance with its terms, subject to bankruptcy, receivership, insolvency, reorganization, moratorium or similar laws affecting or relating to creditors rights generally and subject to general principles of equity.

  3.4 Consents and Approvals. Except for consents and approvals listed in the schedule attached hereto (the "Unitrin Consent Schedule"), no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by Unitrin or Acquisition Sub of the transactions contemplated by this Agreement.

  3.5 Defaults and Conflicts. Subject to the receipt of all consents and approvals contemplated by this Agreement, neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or the fulfillment of and compliance with the terms and provisions hereof will
(i) violate any judicial, administrative or arbitral order, writ, award, judgment, injunction or decree involving Unitrin, (ii) conflict with the terms, conditions or provisions of the Certificate of Incorporation or By-Laws of Unitrin, (iii) conflict with, result in a breach of, constitute a default under or accelerate or permit the acceleration of the performance required by, any indenture or any agreement or other instrument to which Unitrin is a party or by which Unitrin is bound, (iv) result in the creation of any lien, charge or encumbrance upon any of the assets of Unitrin under any such agreement or instrument, or (v) terminate or give any party thereto the right to terminate any such indenture, agreement or instrument, other than, with respect to
(iii), (iv) and (v) above, any such conflict, lien or termination that would not result in a Unitrin Material Adverse Effect. Except as set forth in
Section 3.5 of the schedule delivered by Unitrin to the Company concurrently with the execution of this Agreement (the "Unitrin Disclosure Schedule"), no consent of any third party to any indenture, agreement or other instrument to which Unitrin is a party is required in connection with the execution and delivery of this Agreement, except for such consent or consents that, if not obtained, would not result in a Unitrin Material Adverse Effect.

  3.6 SEC Reports; Financial Statements. Unitrin has filed all reports required to be filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended, since December 31, 1993 (collectively, the "SEC Reports"). As of their respective dates, none of the SEC Reports, including, without limitation, any financial statements or schedules included therein, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements of Unitrin and its subsidiaries included in its Annual Report on Form 10-K for the years ended December 31, 1994, 1995 and 1996, and the unaudited consolidated interim financial statements included in its Quarterly Report on Form 10-Q for its quarter ended March 31, 1997, present fairly in all material respects in conformity with generally accepted accounting principles (except as may be indicated therein or in the notes thereto) the consolidated financial position of Unitrin and its subsidiaries as of the dates thereof and its consolidated statements of operations, shareholders' equity, and cash flows for the periods then ended (in the case of any unaudited interim financial statements, subject to (i) normal year-end adjustments and (ii) standard limitations on the application of generally accepted accounting principles).

  Except as and to the extent reflected in the interim consolidated statement of financial position of Unitrin and its subsidiaries as of March 31, 1997, and notes thereto included in its Quarterly Report on Form 10-Q for its quarter ended March 31, 1997, neither Unitrin nor any of its subsidiaries had as of March 31, 1997 any liability or obligation (absolute, contingent or otherwise) other than liabilities incurred in the ordinary course of business, none of which, individually or in the aggregate, would have a Unitrin Material Adverse Effect. Except as and to the extent set forth in Section 3.6 of the Unitrin Disclosure Schedule, neither Unitrin nor any of its subsidiaries has incurred any liability or obligation (absolute, contingent or otherwise) since March 31, 1997 other than liabilities incurred in the ordinary course of business, none of which, individually or in the aggregate, would have a Unitrin Material Adverse Effect.

  3.7 Changes Since March 31, 1997. Since March 31, 1997, there has been no event or condition which has had (or is reasonably likely to result in) a Unitrin Material Adverse Effect, and except as set forth in Section 3.7 of the Unitrin Disclosure Schedule, Unitrin and its subsidiaries have conducted their businesses in the ordinary course consistent with past practices.

  3.8 Registration Statement. The registration statement on Form S-4 to be filed by Unitrin with the SEC with respect to the offering of Unitrin Common Stock in connection with the transactions contemplated by this Agreement (the "Registration Statement") and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), and will not contain, at the time the Registration Statement becomes effective or at the Effective Time, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein, not misleading; provided that the foregoing representation shall not apply to statements or omissions in the Registration Statement based upon information furnished to Unitrin or Acquisition Sub by the Company specifically for use therein.

  3.9 Information in Proxy Statement. None of the information supplied or to be supplied by Unitrin or Acquisition Sub in writing expressly for inclusion in the Company Proxy Statement to be mailed to the shareholders of the Company in connection with the Merger or in any amendments thereof or supplements thereto will, at the time of (i) the first mailing thereof and (ii) the meeting of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

  3.10 Litigation. There is no action, suit, arbitration, mediation, investigation or proceeding pending against, or to the knowledge of Unitrin threatened against or affecting, Unitrin or any of the Unitrin Subsidiaries or its properties or businesses, at law or in equity, or before any governmental or administrative body or agency or before any arbitrator, which (i) challenges the validity of this Agreement or any action taken or to be taken by Unitrin or Acquisition Sub pursuant to this Agreement in connection with the Merger, or (ii) except as set forth in Section 3.10 of the Unitrin Disclosure Schedule, would result in a Unitrin Material Adverse Effect.

  3.11 Compliance with Laws. Unitrin and each of its subsidiaries has complied with all laws, regulations, orders, ordinances, judgments or decrees of all governmental authorities (federal, state, local, foreign or otherwise) applicable to its businesses, except where the failure to have so complied would not, individually or in the aggregate, have a Unitrin Material Adverse Effect.

  3.12 Disclosure. No representation or warranty of Unitrin and no statement or information relating to Unitrin or any of the Unitrin Subsidiaries or their respective businesses or properties contained in (i) this Agreement, (ii) the Unitrin Disclosure Schedule, or (iii) in any certificate furnished to the Company pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made herein or therein not misleading.

  3.13 Unitrin Rights Plan. Neither the approval, execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will cause the rights outstanding under the Unitrin Rights Plan to become exercisable provided that the Company's shareholders do not, either individually or in the aggregate, own a sufficient number of shares of Unitrin Common Stock which, when added to the number of shares Unitrin Common Stock issuable to such shareholders in the Merger, would cause any such shareholders or group thereof to become an Acquiring Person within the meaning of the Unitrin Rights Plan.

                                  ARTICLE IV

                             RIGHT TO INVESTIGATE

  The Company shall afford to the officers and authorized representatives of Unitrin reasonable access to the offices, properties, books and records of the Company in order that Unitrin may have full opportunity to make such investigations as it shall desire of the affairs of the Company and the Company Subsidiaries, and the officers of the Company shall furnish Unitrin with such additional financial, actuarial and operating data and other information as to the assets, properties, liabilities and business of the Company and the Company Subsidiaries as Unitrin shall from time to time reasonably request. The Company and the Company Subsidiaries shall consent to the review by the officers and authorized representatives of Unitrin of the reports and working papers of the Company's independent auditors and actuarial consultants and to discussions by the officers and authorized representatives of Unitrin with parties with which Company and the Company Subsidiaries have business relationships. All such information shall be held confidential in accordance with the Confidentiality Agreement delivered by Unitrin to the Company dated March 31, 1997.

                                   ARTICLE V

                           COVENANTS OF THE COMPANY

  5.1 Conduct of Business Pending the Merger. From the date hereof until the Effective Time, unless Unitrin shall otherwise agree in writing, or except as set forth in Section 5.1 of the Company Disclosure Schedule or as otherwise contemplated by this Agreement, the Company and the Company Subsidiaries shall conduct their respective businesses in the ordinary course consistent with past practice and shall use all reasonable efforts to preserve intact their licenses, permits and certificates of authority, business organizations and relationships with third parties (including but not limited to their respective relationships with policyholders and agents) and to keep available the services of their officers and key employees. Except as set forth in
Section 5.1 of the Company Disclosure Schedule or as otherwise provided in this Agreement, from the date hereof until the Effective Time, without the prior written consent of Unitrin, the Company shall not, and shall not permit any Company Subsidiary to:

    (i) adopt or propose any change in its Articles of Incorporation or By-
  Laws;

    (ii) (A) make any change in its authorized capital stock, (B) issue any stock options, or issue any warrants, or other rights calling for the issue, transfer, sale or delivery of its capital stock or other securities,
  (C) pay any stock dividend or split, combine or reclassify its outstanding shares of capital stock, (D) other than the conversion of Company B Stock into Company A Stock, issue, sell, exchange or deliver any shares of its capital stock (or securities convertible into or exchangeable, with or without additional consideration, for such capital stock), (E) purchase or otherwise acquire for a consideration any outstanding shares of its capital stock, or (F) declare, set aside or pay any dividend or other distribution with respect to any shares of its capital stock except for regular quarterly dividends with respect to Company A Stock in an amount not greater than $.35 per share and regular quarterly dividends with respect to Company B Stock in an amount not greater than $.03181 per share, provided that, in the event the record date (the "Unitrin Record Date") for the regular quarterly dividend for the fourth quarter of 1997 payable to holders of Unitrin Common Stock (the "Unitrin Fourth Quarter Dividend") which has historically been declared on or about November 1 of each year is established to be a date prior to the Effective Time, then the Company shall be entitled to pay, in lieu of the Company's own regular quarterly dividend for the fourth quarter of 1997 (the "Reliable Fourth Quarter Dividend"), a special dividend to the holders of the Company Common Stock in an amount not to exceed the amount such holders would have received in connection with the Unitrin Fourth Quarter Dividend on the shares of Unitrin Common Stock such holders would have received in the Merger had the Effective Time occurred prior to the Unitrin Record Date and assuming such holders had made Stock Elections, and provided further, that the Company shall not declare or pay the Reliable Fourth Quarter Dividend to holders of Company Common Stock if the Effective Time occurs prior to the Unitrin Record Date;

    (iii) merge or consolidate with any other person or acquire a material amount of assets of any other person;

    (iv) except pursuant to existing contracts or commitments identified in
  Section 2.17 of the Company Disclosure Schedule, or in the ordinary course of business consistent with past practice, sell, lease, license or otherwise surrender, relinquish or dispose of (A) any material facility owned or leased by the Company or any Company Subsidiary or (B) any assets or property which are material to the Company and the Company Subsidiaries, taken as a whole;

    (v) settle any material audit, make or change any material Tax election or file amended tax returns;

    (vi) except in the ordinary course of business consistent with past practice or as otherwise permitted by this Agreement, (A) incur any material indebtedness except in the ordinary course of business pursuant to existing credit facilities or arrangements, (B) amend or otherwise increase, accelerate the payment or vesting of the amounts payable or to become payable under or fail to make any required contribution to, or withdraw any amounts from, any employee benefit plan maintained by the Company or any Company Subsidiary, or (C) materially increase any non-salary benefits payable to any employee or former employee;

    (vii) grant any increase in the compensation of any director, officer, employee, consultant or agent of the Company or any Company Subsidiary, except in the ordinary course of business consistent with past practice, or enter into any Indemnity Agreements as defined in Section 6.4(i) with any such person;

    (viii) except, in any case, in the ordinary course of business consistent with past practice, enter into, terminate or amend any (A) employment agreement or other employment arrangement with any employee of the Company or any Company Subsidiary, (B) any reinsurance or retrocession agreement or treaty, or (C) any other contract or agreement of the Company or any Company Subsidiary of the type described in Section 2.17 hereof, including without limitation any employee benefit plan;

    (ix) change any method of accounting or accounting practice by the Company or any Company Subsidiary, except for any such change required by GAAP or SAP;

    (x) conduct transactions in Company Investments except in compliance with the investment policies of the Company or such Company Subsidiary and all applicable insurance laws and regulations, provided that neither the Company nor any Company Subsidiary shall acquire any securities or other investments other than investments in U.S. Treasury bonds with maturities of five years or less except pursuant to existing contracts or commitments identified in Section 2.17(xi) of the Company Disclosure Schedule; or

    (xi) agree or commit to do any of the foregoing.

  5.2 Consents. The Company shall, as soon as reasonably practicable, prepare or cause to be prepared and made all necessary filings with all governmental or regulatory bodies or other entities and shall use its best efforts to obtain all consents, waivers, approvals, authorizations, rulings or orders from all governmental or regulatory bodies or other entities listed on the Company Consent Schedule and furnish true, correct and complete copies of each to Unitrin. The Company agrees that prior to the Effective Time it will use its best efforts to obtain all required consents of parties to any indenture, agreement or other instrument referred to in Section 2.7 of the Company Disclosure Schedule.

  5.3 Notice. The Company shall give prompt notice to Unitrin of (i) any notice of, or other communication relating to, a default or event which with notice or lapse of time or both would become a default, received by the Company or any Company Subsidiary subsequent to the date of this Agreement and prior to the Effective Time, under its Articles of Incorporation or By-laws or any indenture, or material instrument or agreement, to which the Company or any Company Subsidiary is a party, by which it or any of its properties is bound or to which it or any of its properties is subject, (ii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated hereby and (iii) any matter which, if it had occurred prior to the date hereof, would have been required to be included in the Company Disclosure Schedule.

  5.4 Shareholder Meeting. The Company shall duly call the Company Shareholder Meeting to be held at the earliest practicable date for the purpose of voting on the Agreement and the conversion of the Company B Stock, and in connection therewith, Company shall prepare and file with the Missouri Department of Insurance, as soon as is reasonably practicable, the required proxy materials with respect thereto and shall use its best efforts to obtain clearance by the Missouri Department of Insurance of the mailing of such material to the Company shareholders. Unless otherwise required in connection with the exercise of its fiduciary duties to the Company's shareholders under applicable law, the Board of Directors of the Company shall recommend the approval of this Agreement and the conversion of the Company B Stock to Company A Stock as contemplated hereby to the Company shareholders.

  5.5 Conversion of Company B Stock. Subject to approval by a majority of the holders of Company B Stock, the Company shall take all necessary actions to cause the Company B Stock to be converted into Company A Stock in accordance with the provisions of the Company's Articles of Incorporation and applicable law, such conversion to be effective immediately prior to the Effective Time.

  5.6 No Solicitation of Acquisition Proposals. The Company shall not, nor shall it permit any of the Company Subsidiaries, or authorize or permit any of their officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative or agent retained by the Company or any Company Subsidiary, to, directly or indirectly, make, solicit, initiate, encourage or take any other action to facilitate any inquiry or proposal, or, subject to the provisos to this sentence, provide any information to or participate in any negotiations with, any corporation, partnership, agent, attorney, financial advisor, person, or other entity or group (other than Unitrin and its affiliates) ("Third Parties") relating to any (i) merger or consolidation or other business combination of the Company or any of the Company Subsidiaries, (ii) sale of a significant amount of assets of the Company or any of its Subsidiaries outside the ordinary course of business, (iii) purchase or sale of shares of capital stock of the Company or any of its Subsidiaries or (iv) any similar action or transaction involving the Company or any of its Subsidiaries other than the transactions contemplated by this Agreement ("Extraordinary Transaction"), or, subject to the provisos to this sentence, agree to or consummate any Extraordinary Transaction; provided, however, that the Company may provide information at the request of, or enter into negotiations with a, third party or agree to or consummate any Extraordinary Transaction if the Board of Directors of the Company determines, in good faith, at a meeting of the Board of Directors, that the exercise of its fiduciary duties to the Company's shareholders under applicable law, as advised in writing by Bryan Cave LLP (or other firm with a national reputation in transactions of this nature), requires it to take any such action, and, provided further, that the Company may not, in any event, provide to such third party any information which it has not provided to Unitrin. The Company shall immediately inform Unitrin in writing of any inquiry, proposal or request for information (including the terms thereof and the person making such inquiry) which it may receive in respect of such a transaction and provide Unitrin with a copy of any such written inquiries, proposals and offers, including without limitation any Acquisition Proposal.

  5.7 Affiliates. At least 30 days prior to the Closing, the Company shall deliver to Unitrin a letter identifying all persons who are, at the time this Agreement is submitted for approval to the shareholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use all reasonable efforts to cause each person named in such letter to deliver to Unitrin prior to the Closing a written "Affiliates" agreement, in the form previously agreed to by the parties, providing that such person shall dispose of the Unitrin Common Stock to be received by such person in the Merger only in accordance with applicable law.

  5.8 Phantom Stock Plan. The Company shall take all actions necessary to terminate The Reliable Life Insurance Company Phantom Stock Bonus Plan at or prior to the Effective Time so that the Company has no liability following the Effective Time to any participant thereunder.

  5.9 Cooperation. The Company shall, and shall cause each of the Company Subsidiaries to, execute such documents and other papers, provide such information, and take such further actions as may be reasonably requested by Unitrin to carry out the provisions hereof and to consummate the transactions contemplated hereby.

  5.10 Comfort Letters. Upon the request of Unitrin, the Company shall use all reasonable efforts to provide to Unitrin "comfort letters" from the independent certified public accountants for the Company and the Company Subsidiaries, dated the date on which the Registration Statement, or last amendment thereto, shall become effective, and dated the date of the Closing, addressed to the Board of Directors of each of Unitrin and the Company, covering such matters as Unitrin shall reasonably request with respect to facts concerning the financial condition of the Company and the Company Subsidiaries and customary for such certified public accountants to deliver in connection with a transaction similar to the Merger.

  5.11 Conditions Precedent. The Company shall, and shall cause each of the Company Subsidiaries to, use its best efforts to cause all of the conditions precedent to the consummation of the Merger applicable to them to be met.

                                  ARTICLE VI

                             COVENANTS OF UNITRIN

  6.1 Consents. Unitrin shall, and shall cause Acquisition Sub to, as soon as practicable, prepare and make all necessary filings with all governmental or regulatory bodies or other entities and shall use its best efforts to obtain all consents, waivers, approvals, authorizations, rulings or orders from all governmental or regulatory bodies or other entities listed on the Unitrin Consent Schedule and furnish true, correct and complete copies of each to the Company.

  6.2 Cooperation. Unitrin shall, and shall cause Acquisition Sub to, execute such documents and other papers, provide such information, and take such further actions as may be reasonably requested by the Company to carry out the provisions hereof and to consummate the transactions contemplated hereby.

  6.3 Conditions Precedent. Unitrin shall, and shall cause Acquisition Sub to, use its best efforts to cause all of the conditions precedent to the consummation of the Merger applicable to it to be met.

  6.4 Director and Officer Liability.

    (i) For six years after the Effective Time, Unitrin shall cause the Company to indemnify and hold harmless each person who is or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company, in respect of acts or omissions occurring prior to the Effective Time (the "Indemnified Parties") (including but not limited to the transactions contemplated by this Agreement) to the extent provided under the Company Articles and the Bylaws of the Company and indemnity agreements between the Company and any of its officers or directors ("Indemnity Agreements") in effect on the date hereof, provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

    (ii) For six years after the Effective time, Unitrin shall or shall cause the Company to provide, if available, officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time, including but not limited to the transactions contemplated by this Agreement, covering each such person currently covered by the Company's officers' and directors' liability insurance policy, or who becomes covered by such policy prior to the Effective Time, on terms with respect to coverage and amount comparable to those of such policy in effect on the date hereof, provided that such coverage may be obtained by Unitrin at a cost that does not exceed the current cost of the Company's insurance.

  6.5 Registration Statement. Unitrin will file the Registration Statement with the SEC and, if required, appropriate materials with applicable state securities agencies as promptly as practicable and will use all reasonable efforts to cause the Registration Statement to become effective under the Securities Act and all such state filed materials to comply with applicable state securities laws. The Company authorizes Unitrin to utilize in the Registration Statement and in all such state filed materials the information concerning the Company and its subsidiaries provided to Unitrin in connection with, or contained in, the Registration Statement. Unitrin will advise the Company promptly when the Registration Statement has become effective and of any supplements or amendments thereto, and Unitrin will furnish the Company with copies of all such documents. Except for the Company Proxy Statement and related prospectus of Unitrin, Unitrin shall not distribute any written material that would constitute a "prospectus" relating to the Merger other than in compliance with the Securities Act or any applicable state securities law.

  6.6 Inclusion on Nasdaq. Unitrin shall use its best efforts to cause the shares of Unitrin Common Stock issuable in exchange for Shares to be included on the National Market Tier of the Nasdaq Stock Market prior to the Effective Time.

  6.7 Notice. Unitrin shall give prompt notice to the Company of (i) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated hereby and (ii) any matter which, if it had occurred prior to the date hereof, would have been required to be included in the Unitrin Disclosure Schedule.

  6.8 Comfort Letters. Upon the request of the Company, Unitrin shall use all reasonable efforts to provide to the Company "comfort letters" from the independent certified public accountants for Unitrin and its subsidiaries, dated the date on which the Registration Statement, or last amendment thereto, shall become effective, and dated the date of the Closing, addressed to the Board of Directors of each of the Company and Unitrin, covering such matters as the Company shall reasonably request with respect to facts concerning the financial condition of Unitrin and its subsidiaries and customary for such certified public accountants to deliver in connection with a transaction similar to the Merger.

                                  ARTICLE VII

                         CLOSING AND CLOSING DOCUMENTS

  7.1 Closing. The closing (the "Closing") under this Agreement shall be held at the offices of Lord, Bissell & Brook, 115 S. LaSalle Street, Chicago, Illinois at 10:00 a.m., Central Time, as promptly as practicable after the fulfillment or waiver of all the terms and conditions contained in Articles VII, VIII, IX and X of this Agreement, or at such other place and time as shall be mutually agreeable to the parties. The Articles of Merger shall be filed upon the Closing with the Secretary of State of Missouri.

  7.2 Company Closing Documents. At the Closing, the Company shall deliver, or cause to be delivered, to Unitrin:

    (i) a certificate of the Company, signed by its Chief Executive Officer, which shall confirm that the conditions to Unitrin's obligations set forth in Sections 8.1 and 8.2 have been satisfied;

    (ii) the opinion of Bryan Cave LLP, counsel for the Company, dated the Effective Time, and in form and substance satisfactory to Unitrin, covering the matters set forth in Exhibit 7.2 hereto;

    (iii) a certificate of the Company's inspector of elections as to the vote taken at the Company Shareholders' Meeting with respect to the Merger and the conversion of Company B Stock into Company A Stock to be effective immediately prior to the Merger;

    (iv) written resignations, effective the Effective Time, of those directors of the Company and the Company Subsidiaries specified on a schedule to be delivered by Unitrin to the Company prior to the Closing (the "Directors Schedule");

    (v) Articles of Incorporation of the Company and each of the Company Subsidiaries certified by the Secretary of State or Insurance Department of their respective States of incorporation dated as of a date within five (5) days prior to the Closing; and

    (vi) certificates of Good Standing of the Company and each of the Company Subsidiaries certified by the Secretary of State or Insurance Department of their respective States of incorporation and qualification dated the date of the Closing or as close thereto as practicable.

  7.3 Unitrin Closing Documents. At the Closing, Unitrin and Acquisition Sub shall deliver, or cause to be delivered, to the Company:

    (i) a certificate of Unitrin, signed by its President or a Vice President, which shall confirm that the conditions to the Company's obligations set forth in Sections 9.1 and 9.2 have been satisfied; and

    (ii) the opinion of Scott Renwick, Esq., counsel of Unitrin, dated the Effective Time, and in form and substance satisfactory to the Company, covering the matters set forth in Exhibit 7.3 hereto.

                                 ARTICLE VIII

                   CONDITIONS TO THE OBLIGATIONS OF UNITRIN

  The obligations of Unitrin under this Agreement to cause this Agreement to become effective and have the transactions contemplated hereby be consummated are, at its option, subject to the conditions that:

  8.1 Validity of Representation and Warranties. The representations and warranties of the Company herein contained that are qualified as to materiality shall be true and correct, and the representations and warranties of the Company herein contained that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Effective Time as though made on and at the Effective Time, except as contemplated or permitted by this Agreement.

  8.2 Performance of Obligations. The Company shall have performed in all material respects all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed and complied with by it at or prior to the Effective Time.

  8.3 Consents. All consents, waivers, approvals, authorizations or orders listed on the Company Consent Schedule shall have been obtained by the Company in form and substance reasonably acceptable to Unitrin and copies of the same shall have been delivered to Unitrin.

  8.4 Material Adverse Change. Since the date of this Agreement, no facts, events or circumstances shall have occurred which, in the reasonable judgment of Unitrin, could have a Company Material Adverse Effect.

  8.5 Company Closing Documents. The Company shall have delivered or caused to be delivered to Unitrin at the Closing all of the documents listed in Section
7.2 hereof.

  8.6 Approval of Company Shareholders. This Agreement, and the conversion of the Company B Stock to Company A Stock to be effective immediately prior to the Merger, shall have been approved and adopted by the requisite votes of the shareholders of the Company in accordance with the provisions of the Articles of Incorporation of the Company and applicable law.

  8.7 Resignations. The directors of the Company and the Company Subsidiaries as specified in the Directors Schedule shall have tendered their resignations in writing, effective at the Effective Time.

  8.8 Affiliates. Unitrin shall have received a signed "affiliates letter" from each of the persons named in the letter delivered by the Company to Unitrin pursuant to Section 5.7 hereof.

  8.9 Licenses. The Company shall have delivered to Unitrin evidence reasonably satisfactory to Unitrin that the Company's and the Company Subsidiaries' existing licenses and governmental authorizations necessary for them to conduct business remain in full force and effect and are not subject to any restriction.

  8.10 Private Placement Securities. Unitrin shall have received evidence reasonably satisfactory to Unitrin demonstrating that:

    (i) the Company Investments identified in Section 2.13(ii) of the Company Disclosure Schedule as of March 31, 1997 (adjusted for subsequent acquisitions, dispositions and principal payments) have an aggregate value (assuming sale or other disposition of all such investments within twenty-four months) in excess of 95% of the carrying value of such investments (adjusted for subsequent acquisitions, dispositions and principal payments) as reflected in the Statutory Financial Statements for the quarter ended March 31, 1997; and

    (ii) the Company has in its possession at its principal place of business all documentation with respect to the acquisition of such investments which would be customary to be delivered by the seller thereof to an unrelated purchaser, including, without limitation, any original note purchase agreements, indentures, guarantees, security agreements, legal opinions and officer certificates.

                                  ARTICLE IX

                 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY

  The obligations of the Company under this Agreement to cause this Agreement to become effective and have the transactions contemplated hereby be consummated are, at its option, subject to the conditions that:

  9.1 Validity of Representations and Warranties. The representations and warranties of Unitrin herein contained that are qualified as to materiality shall be true and correct, and the representations and warranties of Unitrin herein contained that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Effective Time as though made on and at the Effective Time, except as contemplated or permitted by this Agreement.

  9.2 Performance of Obligations. Unitrin shall have performed in all material respects all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed and complied with by them at or prior to the Effective Time.

  9.3 Tax Opinion. The Company shall have received from Bryan Cave LLP an opinion to the effect that the Merger when consummated in accordance with the terms hereof will constitute a tax-free reorganization within the meaning of
Section 368(a) of the Code. In rendering such opinion, Bryan Cave LLP may rely upon representations contained in certificates of Unitrin and the Company in the form previously agreed to by the parties.

  9.4 Consents. All consents, waivers, approvals, authorizations or orders listed on the Unitrin Consent Schedule shall have been obtained by Unitrin in form and substance reasonably acceptable to the Company and copies of the same shall have been delivered to the Company.

  9.5 Unitrin Closing Documents. Unitrin shall have delivered or cause to be delivered to the Company at the Closing all of the documents listed in Section
7.3 hereof.

  9.6 Material Adverse Change. Since the date of this Agreement, no facts, events or circumstances shall have occurred which, in the reasonable judgment of the Company, could have a Unitrin Material Adverse Effect.

  9.7 Fairness Opinion. The Fairness Opinion shall not have been rescinded or amended in any material respect.

  9.8 Inclusion on Nasdaq. The shares of Unitrin Common Stock issuable in exchange for the Stock Election Shares shall have been included on the National Market Tier of the Nasdaq Stock Market.

  9.9 No Change of Control. Unitrin shall not have effected or entered into an agreement providing for a change of control of Unitrin. As used herein, "change of control" shall mean: (a) the acquisition of the beneficial ownership of more than 40% of outstanding shares of Unitrin Common Stock by a single person or entity or a group of affiliated persons or entities, (b) the merger, consolidation or combination of Unitrin with an unaffiliated corporation in which the Directors of Unitrin immediately prior to such merger, consolidation or combination constitute less than a majority of the Board of Directors of the surviving, new or combined entity or (c) the sale of all or substantially all of the assets of Unitrin.

                                   ARTICLE X

               CONDITIONS APPLICABLE TO UNITRIN AND THE COMPANY

  The obligations of Unitrin and the Company under this Agreement to cause this Agreement to become effective and have the transactions contemplated hereby be consummated are subject to the following terms and conditions:

  10.1 Hart-Scott-Rodino Act. Any waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated, and no action shall have been instituted by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of this transaction, which action shall have not been withdrawn or terminated.

  10.2 Governmental Approvals. A written order approving the Merger and the transactions contemplated thereby from the Missouri Director of Insurance and the Texas Commissioner of Insurance and any approvals of the Merger and the transactions contemplated thereby as may be required by other Insurance Departments shall have been obtained at or prior to the Effective Time in form and substance reasonably acceptable to Unitrin and Company.

  10.3 Injunction. The consummation of the Merger shall not have been restrained, enjoined or prohibited by any court or governmental authority of competent jurisdiction. No material litigation or administrative proceeding shall be pending as of the Effective Time seeking to restrain, enjoin or prohibit the consummation of this Agreement or the Merger which, in the reasonable good faith determination of any party, is likely to render it impossible or unlawful to consummate such transactions; provided, however, that the provisions of this Section 10.3 shall not apply to any party that has directly or indirectly solicited or encouraged any such action.

  10.4 Shareholder Approval. This Agreement shall have been approved and adopted at a duly called meeting of the shareholders of the Company by at least two-thirds of the issued and outstanding shares entitled to vote thereon.

  10.5 Conversion of Company B Stock. All of the issued and outstanding shares of Company B Stock shall have been converted, effective immediately prior to the Effective Time, into shares of Company A Stock in accordance with the Company's Articles of Incorporation and applicable law.

  10.6 Registration Statement; Blue Sky. The Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no action, suit, proceeding or investigation for that purpose shall have been initiated or threatened by any governmental authority. Unitrin shall have received all state securities law authorizations necessary to consummate the transactions contemplated hereby.

  10.7 Dissenting Reliable Shares. The holders of not more than 150,000 of the issued and outstanding Shares at the Effective Time shall have delivered written notice of intent to demand payment of the fair value of their Shares pursuant to Article XIV of the Articles of the Company.

  10.8 Effective Time. The Effective Time shall be no later than 5:00 P.M. Central Time on October 31, 1997.

                                  ARTICLE XI

                        TERMINATION AND TERMINATION FEE

  11.1 Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing (i) by mutual written consent of the Board of Directors of Unitrin and the Board of Directors of the Company, (ii) by action of the Board of Directors of Unitrin or the Board of Directors of the Company, if a material breach of any provision of this Agreement has been committed by the non-terminating party, and such breach has not been waived, (iii) by action of the Board of Directors of Unitrin, in the event a condition set forth in Article VIII of this Agreement has not been satisfied as of the time such condition is required hereunder to be satisfied, or such condition is or becomes impossible (other than through the failure of Unitrin to comply with its obligations under this Agreement), (iv) by action of the Board of Directors of the Company, in the event a condition set forth in Article IX of this Agreement has not been satisfied as of the time such condition is required hereunder to be satisfied, or such condition is or becomes impossible (other than through the failure of the Company to comply with its obligations under this Agreement), or (v) by action of the Board of Directors of Unitrin or the Board of Directors of the Company in the event a condition set forth in Article X of this Agreement has not been satisfied as of the time such condition is required hereunder to be satisfied, or such condition is or becomes impossible (other than through the failure of the terminating party to comply with its obligations under this Agreement).

  11.2 Termination Fee. If Unitrin and the Company fail to consummate the Merger and the Company enters into a binding commitment or agreement regarding an Extraordinary Transaction with any Third Party (as such terms are defined in Section 5.6 above), on or prior to January 1, 1998, then the Company shall promptly pay to Unitrin in cash the sum of ten million dollars ($10,000,000) contemporaneously with (and subject to) consummation of such Extraordinary Transaction; provided, however, that such amount shall not be payable by the Company (i) if the Company was entitled not to consummate the Merger with Unitrin due to a failure of one or more of the conditions set forth in Articles IX and X (other than the conditions contained in Sections 9.3, 9.7, 10.4, 10.5 or 10.7) to be satisfied, or (ii) if Unitrin fails to consummate the Merger based upon a failure of a condition to closing set forth in Article VIII to be satisfied, unless in the case of either (i) or (ii) above, the failure of such condition to be satisfied is caused by any action or failure to act on the part of the Company. Notwithstanding the foregoing, such fee shall not be payable if the Company was entitled not to consummate the Merger due to the failure of Bryan Cave LLP to issue its tax opinion specified in
Section 9.3 if such failure resulted from a change in applicable tax laws or regulations after the date hereof or the failure of Unitrin to deliver its certificate referred to in Section 9.3.

  11.3 Survival of Rights. The payment described in Section 11.2 above shall be in addition to, and not in limitation of, any right or remedy that any party hereunder may have in the event of a breach by any party of this Agreement.

                                  ARTICLE XII

             SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

  All of the representations, warranties and covenants of the parties hereunder shall be deemed to be conditions of the Merger and shall not survive the Closing, provided that the covenants of Unitrin set forth in Section 6.4 shall survive the Closing.

                                 ARTICLE XIII

                                 MISCELLANEOUS

  13.1 Payment of Expenses. Except as provided in Article XI, whether or not the Merger shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering and carrying out this Agreement and to the consummation of the Merger.

  13.2 Entire Agreement. This Agreement (together with the Schedules and Exhibits hereto and the documents referred to herein) contains, and is intended as, a complete statement of all of the terms of the arrangements between the parties with respect to the matters provided for herein, and supersedes any previous agreements and understandings between the parties with respect to those matters, including, without limitation, the agreement in principle between Unitrin and Company dated May 7, 1997. There are no third party beneficiaries to this Agreement, provided that the Indemnified Parties and their heirs, executors and personal representatives shall be third party beneficiaries of the covenants of Unitrin set forth in Section 6.4.

  13.3 Modifications, Amendments and Waivers. At any time prior to the Effective Time, the parties hereto may, by written agreement, (i) extend the time for the performance of any of the obligations or other acts of the parties hereto, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant hereto, (iii) waive compliance with any of the covenants or agreements contained in this Agreement, or (iv) make any other modification of this Agreement approved by the respective Boards of Directors of the parties hereto. This Agreement shall not be altered or otherwise amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

  13.4 Assignment; Governing Law. Neither this Agreement nor any right, obligation or interest herein shall be assignable by any of the parties hereto, and any attempted assignment without each of the other parties' consent shall be void. This agreement shall be construed in accordance with the laws of the State of Missouri.

  13.5 Schedules. All information set forth in the Company Disclosure Schedule and the Unitrin Disclosure Schedule shall be deemed a representation and warranty of the Company and Unitrin, respectively, as to the accuracy of such information.

  13.6 Press Releases. Except as may otherwise be required by law, no publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be made prior to the Effective Time without advance approval thereof by the Company and Unitrin. The Company and Unitrin will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby.

  13.7 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, overnight express service or confirmed facsimile transmission, if to Unitrin, addressed to Unitrin, Inc., One East Wacker Drive, 10th Floor, Chicago, Illinois 60601,
Attention: Richard C. Vie, facsimile: (312) 661-4690 (with a copy to Unitrin,
Attention: Scott Renwick, Esq., facsimile: (312) 661-4941); and if to the Company addressed to The Reliable Life Insurance Company, 231 West Lockwood Avenue, St. Louis, Missouri 63119, Attention: Lewis B. Shepley, facsimile:
(314) 968-4899, (with a copy to Bryan Cave LLP, One Metropolitan Square, 211 North Broadway, Suite 3600, St. Louis, Missouri 63102-2750, Attention: William
F. Seabaugh, Esq., facsimile: (314) 259-2020), or to such other persons as may be designated in writing by the parties.

  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above written.

Attest:                                   Unitrin, Inc.

/s/ Scott Renwick                             /s/ Richard C. Vie
---------------------------------         By: _________________________________

Attest:                                   Unitrin Acquisition Corporation

/s/ Scott Renwick                             /s/ Richard C. Vie
---------------------------------         By: _________________________________

Attest:                                   The Reliable Life Insurance Company

/s/ Ralph L. Grossmann                        /s/ Douglas B. Chomeau
---------------------------------         By: _________________________________

                             AMENDMENT NO. 1
                                    TO
                   AGREEMENT AND PLAN OF REORGANIZATION

  THIS AMENDMENT NO. 1 ("Amendment") dated as of August 13, 1997, by and among The Reliable Life Insurance Company, a Missouri life insurance company, Unitrin Acquisition Corporation, a Missouri corporation, and Unitrin, Inc., a Delaware corporation.

  The parties hereto have entered into that certain Agreement and Plan of Reorganization dated as of June 20, 1997 (the "Merger Agreement"); and

  The parties desire to amend the Merger Agreement in order to clarify that the right of a holder of Shares who is entitled to receive a payment of cash in lieu of a fractional share of Unitrin Common Stock as contemplated by the Merger Agreement is based on a per share value of Unitrin Common Stock of $53.25.

  NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

  1. Amendment of the Merger Agreement. Section 1.17 of the Merger Agreement is, effective as of the date hereof, hereby amended by replacing the reference to "$119.00" in the second sentence thereof with "$53.25."

  2. Definitions. Any capitalized terms used but not defined herein shall have the meaning ascribed thereto in the Merger Agreement.

  3. Effect of this Amendment. Except as otherwise specifically amended herein, the Merger Agreement, as modified by this Amendment, remains in full force and effect.

  4. Counterparts: Effectiveness. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above written.

Attest:                                  Unitrin, Inc.

/s/ Scott Renwick                             /s/ Richard C. Vie
---------------------------------         By: ____________________________

Attest:
                                          Unitrin Acquisition Corporation
/s/ Scott Renwick
---------------------------------                /s/ Richard C. Vie
                                          By: ____________________________

Attest:                                   The Reliable Life Insurance Company

/s/ Ralph L. Grossmann
---------------------------------

                                              /s/ Lewis B. Shepley
                                          By: ____________________________

                                  APPENDIX B

                              DISSENTERS' RIGHTS

                    ARTICLE XIV OF THE AMENDED AND RESTATED
                       ARTICLES OF INCORPORATION OF THE
                        RELIABLE LIFE INSURANCE COMPANY

  1. If the Corporation is a party to a merger or consolidation, except as described in Section 5 of this Article XIV below, and a shareholder of the Corporation shall file with the Corporation, prior to or at the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote, a written objection to such plan of merger or consolidation, and shall not vote in favor thereof, and such shareholder, within 20 days after the merger or consolidation is effective, shall make written demand on the surviving or new corporation for payment of the fair market value of his or her shares as of the day prior to the date on which the vote was taken approving the merger or consolidation (or in the event the plan of merger or consolidation is not required to be submitted to shareholders for a vote, shall make such a written demand on the new or surviving corporation within 20 days after the merger or consolidation is effective or within 20 days after written notice to the shareholders of the effectiveness of the merger or consolidation, whichever is later), the surviving or new corporation shall pay to such shareholder, upon surrender of his or her certificate or certificates representing such shares, the fair market value thereof. Such demand shall state the number and class of the shares owned by such dissenting shareholder. Any shareholder failing to make demand within the 20 day period shall be conclusively presumed to have consented to the merger or consolidation and shall be bound by the terms thereof.

  2. If within 30 days after the date on which such merger or consolidation was effected (or, if later, within 30 days after the notice to shareholders of the effectiveness of any merger or consolidation not required to be submitted to the shareholders for a vote), the value of such shares is agreed upon between the dissenting shareholder and the surviving or new corporation, payment therefor shall be made within 90 days after the date on which such merger or consolidation was effected (or, if later, within 90 days of such notice), upon the surrender of such shareholder's certificate or certificates representing said shares. Upon payment of the agreed value, the dissenting shareholders shall cease to have any interest in such shares or in the Corporation.

  3. If within such period of 30 days, the shareholder and the surviving or new corporation do not so agree, then the dissenting shareholder may, within 60 days after the expiration of the 30 day period, file a petition in any court of competent jurisdiction within the county in which the registered office of the surviving or new corporation is situated, asking for a finding and determination of a fair market value of such shares, and shall be entitled to judgment against the surviving or new corporation for the amount of such fair market value as of the date prior to the date on which said vote was taken approving such merger or consolidation (or on which such merger or consolidation was effective, if it was not required to be submitted to the shareholders for a vote), together with interest thereon to the date of such judgment. The judgment shall be payable only upon and simultaneously with surrender to the surviving or new corporation of the certificate or certificates representing such shares. Upon the payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares, or in the surviving or new corporation. Such shares may be held and disposed of by the surviving or new corporation as it may see fit. Unless the dissenting shareholder shall file such petition within the time herein limited, such shareholder and all persons claiming under him or her shall be conclusively presumed to have approved and ratified the merger or consolidation, and shall be bound by the terms thereof.

  4. The right of a dissenting shareholder to be paid the fair market value of his or her shares as herein provided shall cease if and when the Corporation shall abandon the merger or consolidation.

  5. Notwithstanding anything else herein contained, no shareholder will be entitled to any dissenter's rights with respect to any merger or consolidation effecting a reorganization of the Corporation in which the shareholders' relative equity ownership interests in the assets of the Corporation or any surviving or resulting corporation remain unchanged and there are no classes of stock authorized by the surviving or resulting corporation other than those corresponding to the classes of capital stock of the Corporation immediately prior to the merger or consolidation.

                                  APPENDIX C

                                  OPINION OF
                    SOCIETE GENERALE SECURITIES CORPORATION

                                                                  June 18, 1997

Board of Directors
The Reliable Life Insurance Company
231 West Lockwood Avenue
Webster Groves, Missouri 63119

Gentlemen:

  The Reliable Life Insurance Company, a Missouri life insurance company (the "Company"), Unitrin, Inc. (the "Acquiror") and a wholly owned subsidiary of the Acquiror (the "Sub") propose to enter into an Agreement and Plan of Reorganization (the "Agreement") which provides, among other things, for a merger (the "Merger") of the Sub with and into the Company pursuant to which the Company will become a wholly owned subsidiary of the Acquiror and each outstanding share of Class A Common Stock, par value $1.00 per share, of the Company immediately prior to the Effective Time of the Merger (collectively, the "Class A Shares"), will be converted into the right to receive, subject to the election and allocation procedures set forth in the Agreement, either (i)
2.235 shares of the common stock of the Acquiror, par value $.10 per share (the "Acquiror Shares"), together with the associated preferred share purchase rights issued under the Rights Agreement between the Acquiror and First Chicago Trust Company of New York, as Rights Agent, dated as of August 3, 1994 or (ii) $119.00 in cash without interest (together, the "Merger Consideration"). You have asked us to render our opinion as to the fairness of the Merger Consideration pursuant to the Agreement from a financial point of view to the holders of the Class A Shares.

  In arriving at our opinion, we have (i) reviewed certain publicly available business and financial information relating to the Company and the Acquiror, including the proxy statement (the "Proxy Statement") to be filed with the Missouri Insurance Department; (ii) reviewed certain financial and other information of the Company and the Acquiror prepared by their respective managements, including historical pro forma financial statements, analyses and forecasts of certain costs savings and related expenses and synergies expected to result from the Merger (the "Expected Savings and Synergies") and forecasts of the Company prepared according to Statutory Accounting Principles; (iii) conducted discussions with members of senior management of the Company and the Acquiror concerning their respective businesses and prospects, before and after giving effect to the Merger, and the Expected Savings and Synergies;
(iv) reviewed the historical market prices and trading activity for the Class A Shares and the Acquiror Shares and compared them with those of certain publicly traded companies which we deemed to be relevant; (v) compared the historical and projected results of operations of the Company and the Acquiror with those of certain companies which we deemed to be relevant; (vi) compared the proposed financial terms of the Merger with the financial terms of certain other mergers and acquisitions which we deemed to be relevant; (vii) reviewed a draft of the Agreement dated June 13, 1997 and the Letter of Intent dated May 7, 1997 in the form provided to us and have assumed that the final form of the Agreement will not vary in any manner that is material to our analysis;
(viii) reviewed the Subordinated Promissory Note and Loan Agreement between the Company and Southwest Bank of St. Louis both dated March 31, 1997 and (ix) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed appropriate.

  For purposes of rendering our opinion we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement and all related documents and instruments (collectively, the "Documents") are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under such Documents and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We have also assumed that all material governmental, regulatory or other consents and approvals will be obtained and that in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which either of the Company or the Acquiror are party, no restrictions will be imposed or amendments, modification or waivers made that would have any material adverse effect on the contemplated benefits to the Company and the Acquiror of the Merger.

  In preparing our opinion, we have with your consent assumed and relied upon the accuracy and completeness of all the financial and other information provided to, discussed with, or otherwise made available to us, or publicly available, and have not independently verified such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or the Acquiror or been furnished with any such evaluation or appraisal. In addition, we have not conducted any physical inspection of the properties or facilities of the Company or the Acquiror. With respect to the financial forecasts, and the Expected Savings and Synergies, furnished to or discussed with us by the Company or the Acquiror, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgments of the Company's and the Acquiror's management as to the expected future financial performance of the Company or the Acquiror, or the surviving entity after giving effect to the Merger, as the case may be, including after taking into account the impact of the Merger, and that all such Expected Savings and Synergies will be realized in the amounts and at the time indicated thereby. We have further assumed that the Merger will be accounted for as a purchase under generally accepted accounting principles and that it will qualify as a tax-free reorganization for U.S. federal income tax purposes. Our opinion is necessarily based on market, economic and other conditions as they exist on the date hereof.

  We are not expressing any opinion as to what the value of the Acquiror Shares actually will be when issued to the Company's stockholders pursuant to the Merger or the prices at which such Acquiror Shares will trade subsequent to the Merger. With respect to the Acquiror's investments in Litton Industries, Inc., Curtiss-Wright Corporation and Western Atlas, Inc. (collectively, the "Investees"), we relied on the Acquiror's publicly available financial statements regarding the market value of the Investees' securities held by the Acquiror and we did not undertake any investigation of the Investees. We were not requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. Our opinion does not in any manner address the Company's underlying business decision to effect the Merger.

  We will receive a fee for rendering this opinion. As we have previously advised you, SGSC and its affiliates, in the ordinary course of business, have from time to time provided, and in the future may continue to provide, commercial and investment banking services to the Company and the Acquiror, and have received fees for the rendering of such services. In the ordinary course of business, SGSC and its affiliates may trade the securities of the Company and/or the Acquiror for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

  This opinion is for the information of the Board of Directors only in connection with its consideration of the Merger, does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger or any other matter related thereto, or whether such stockholder should elect to receive cash or Acquiror Shares, and is not to be quoted or referred to, in whole or in part, or disclosed in any document, nor shall this letter be used for any other purposes, without SGSC's prior written consent. We hereby consent, however, to the inclusion of this opinion as an exhibit to the Proxy Statement and the Registration Statement (as defined in the Agreement) distributed in connection with the Merger, together with a summary hereof in a form reasonably acceptable to us and our counsel, and in any filing with applicable regulatory authorities.

  Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair from a financial point of view to the holders of the Class A Shares.

                                          Very truly yours,

                                          Societe Generale Securities
                                           Corporation

                                   PART II.

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Under Delaware law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action (other than an action by or in the right of the corporation) by reason of his service as a director, officer, employee or agent of the corporation, or his service, at the corporation's request, as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees) that are actually and reasonably incurred by him ("Expenses"), and judgments, fines and amounts paid in settlement that are actually and reasonably incurred by him, in connection with the defense or settlement of such action, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Although Delaware law permits a corporation to indemnify any person referred to above against Expenses in connection with the defense or settlement of an action by or in the right of the corporation, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, if such person has been judged liable to the corporation, indemnification is only permitted to the extent that the Court of Chancery (or the court in which the action was brought) determines that, despite the adjudication of liability, such person is entitled to indemnity for such Expenses as the court deems proper. The General Corporation Law of the State of Delaware ("DGCL") also provides for mandatory indemnification of any director, officer, employee or agent against Expenses to the extent such person has been successful in any proceeding covered by the statute. In addition, the DGCL provides the general authorization of advancement of a director's or officer's litigation expenses in lieu of requiring the authorization of such advancement by the Board of Directors in specific cases, and that indemnification and advancement of expenses provided by the statute shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement or otherwise.

  The Certificate of Incorporation of the Registrant provides for the broad indemnification of the directors and officers of the Registrant and for advancement of litigation expenses to the fullest extent permitted by current Delaware law.

  The Certificate of Incorporation of the Registrant eliminates the personal liability of a director to the Registrant or its shareholders under certain circumstances, for monetary damages for breach of fiduciary duty as a director.

  Registrant maintains a directors and officers liability insurance policy insuring the directors and officers of Registrant and its subsidiaries in certain instances.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  The following documents are filed as a part of this Amendment No. 1 to Form S-4 Registration Statement:

  (a) EXHIBITS.

    The following exhibits are filed herewith or incorporated herein by reference:

     EXHIBIT
     NUMBER  DESCRIPTION
     ------- -----------
      2      Agreement and Plan of Reorganization, dated as of June 20, 1997, as amended August 13, 1997, by and among Unitrin, Unitrin
             Acquisition Corporation and Reliable (attached as Appendix A to the Proxy Statement/Prospectus included as part of this Amendment
             No. 1 to Form S-4 Registration Statement).
      3.1    Certificate of Incorporation of Unitrin (incorporated herein by reference to Exhibit 3.1 to Unitrin's Registration Statement on
             Form 10 dated February 15, 1990).
      3.2    Amended and Restated By-Laws of Unitrin (incorporated herein by reference to Exhibit 3.2 to Unitrin's 1994 Annual Report on Form
             10-K).
      4      Rights Agreement between Unitrin and First Chicago Trust Company of New York, as rights agent, dated as of August 3, 1994
             (incorporated herein by reference to Exhibit 1 to Unitrin's
             Registration Statement on Form 8-A dated August 3, 1994).
      5      Opinion of Scott Renwick, Esq.
      8      Tax Opinion of Bryan Cave LLP.
     23.1    Consent of KPMG Peat Marwick LLP.
     23.2    Consent of Coopers & Lybrand L.L.P.
     23.3    Consent of Scott Renwick, Esq. (included in Exhibit 5).
     23.4    Consent of Bryan Cave LLP (included in Exhibit 8).
     23.5    Consent of Societe Generale Securities Corporation (included in
             Appendix C to the Proxy Statement/Prospectus included as part of this Amendment No. 1 to Form S-4 Registration Statement).
     24      Power of attorney is included on the signature page to this
             Amendment No. 1 to Form S-4.
     99.1    Form of Election Form for Reliable shareholders.
     99.2    Form of Reliable B Stock Proxy Card for Reliable Special Meeting.
     99.3    Form of Reliable A Stock Proxy Card for Reliable Special Meeting.

  (b) FINANCIAL STATEMENT SCHEDULES.

  The following financial statement schedules and report thereon are filed as part of this Amendment No. 1 to Form S-4 Registration Statement:

      Report of Independent Accountants.................................... II-3
      Schedule I - Summary of Investments.................................. II-4
      Schedule III - Supplemental Insurance Information.................... II-5
      Schedule IV - Reinsurance............................................ II-6

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of The Reliable Life Insurance
 Company:

  In connection with our audits of the consolidated financial statements of The Reliable Life Insurance Company and subsidiaries as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, which financial statements are included in this registration statement, we have also audited the financial statement schedules listed in Part II, Item 21(b) herein.

  In our opinion, those financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein.

                                          /s/ Coopers & Lybrand L.L.P.

St. Louis, Missouri February 20, 1997

                      THE RELIABLE LIFE INSURANCE COMPANY

 SCHEDULE I--SUMMARY OF INVESTMENTS--OTHER THAN INVESTMENTS IN RELATED PARTIES
                          DECEMBER 31, 1996 AND 1995

                                            1996                                      1995
                          ----------------------------------------- -----------------------------------------
                                                    AMOUNT AT WHICH                           AMOUNT AT WHICH
                                                     SHOWN IN THE                              SHOWN IN THE
  TABLE OF INVESTMENT         COST        VALUE      BALANCE SHEET      COST        VALUE     BALANCE  SHEET
  -------------------     ------------ ------------ --------------- ------------ ------------ ---------------
Fixed maturities:
 Bonds:
  United States
   Government and
   government agencies
   and authorities......  $158,794,666 $162,463,232  $162,463,232   $152,214,578 $160,655,007  $160,655,007
  States, municipalities
   and political
   subdivisions.........    32,877,770   33,567,550    33,567,550     36,019,751   37,114,894    37,114,894
  Public utilities......    15,611,697   16,750,829    16,750,829     15,082,154   16,905,766    16,905,766
  Convertibles and bonds
   with warrants
   attached.............     4,357,345    4,427,959     4,427,959            --           --            --
  All other corporate
   bonds................    99,044,840  102,231,967   102,231,967     97,735,610  104,340,519   104,340,519
 Notes receivable.......       250,000      250,000       250,000        569,235      569,235       569,235
 Redeemable preferred
  stock.................    80,465,218   80,173,752    80,173,752     73,504,865   74,723,216    74,723,216
                          ------------ ------------  ------------   ------------ ------------  ------------
   Total fixed
    maturities..........   391,401,536  399,865,289   399,865,289    375,126,193  394,308,637   394,308,637
                          ------------ ------------  ------------   ------------ ------------  ------------
Equity securities:
 Common stocks:
  Banks, trust and
   insurance companies..       139,283      755,456       755,456        129,421      436,891       436,891
  Industrial,
   miscellaneous and all
   other................       260,843      440,063       440,063        270,676      294,870       294,870
  Nonredeemable
   preferred stocks.....     2,681,735    2,769,637     2,769,637      3,500,000    3,500,000     3,500,000
                          ------------ ------------  ------------   ------------ ------------  ------------
   Total equity
    securities..........     3,081,861    3,965,156     3,965,156      3,900,097    4,231,761     4,231,761
                          ------------ ------------  ------------   ------------ ------------  ------------
Mortgage loans on real
 estate.................    22,078,007          xxx    22,078,007     27,311,204          xxx    26,748,204
Real estate.............     4,109,582          xxx     3,399,280      4,220,302          xxx     3,494,680
Real estate--Acquired in
 satisfaction of debt...     7,637,295          xxx     4,617,109      7,602,722          xxx     4,582,536
Policy loans............    28,806,034          xxx    28,806,034     26,669,900          xxx    26,669,900
Short-term investments..    12,732,926          xxx    12,732,926     12,312,878          xxx    12,312,878
                          ------------ ------------  ------------   ------------ ------------  ------------
    Total investments...  $469,847,241 $        xxx  $475,463,801   $457,143,296 $        xxx  $472,348,596
                          ============ ============  ============   ============ ============  ============

Real estate and mortgage loans reflect provisions for losses considered to be other than temporary.

                      THE RELIABLE LIFE INSURANCE COMPANY

               SCHEDULE III--SUPPLEMENTAL INSURANCE INFORMATION
     FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 (000'S OMITTED)

                  DEFERRED     FUTURE POLICY            OTHER POLICY                    BENEFITS, CLAIMS,
                   POLICY    BENEFITS, LOSSES,           CLAIMS AND             NET        LOSSES AND      AMORTIZATION OF
                 ACQUISITION  CLAIMS AND LOSS  UNEARNED   BENEFITS   PREMIUM INVESTMENT    SETTLEMENT      DEFERRED POLICY
                    COST         EXPENSES      PREMIUM    PAYABLE    REVENUE   INCOME       EXPENSES      ACQUISITION COSTS
                 ----------- ----------------- -------- ------------ ------- ---------- ----------------- -----------------
1996............   $70,437       $376,287       $2,925    $ 8,998    $94,005  $32,348        $56,258           $10,101
1995............    65,164        365,405        4,743     10,686     97,315   31,422         60,327            10,038
1994............    58,161        355,575        8,209     11,421     92,041   30,726         57,817             9,542
                   OTHER
                 OPERATING
                 EXPENSES
                 ---------
1996............  $52,657
1995............   50,202
1994............   46,513

                      THE RELIABLE LIFE INSURANCE COMPANY

                           SCHEDULE IV--REINSURANCE
             FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                                        PERCENTAGE OF
                                            CEDED TO      ASSUMED FROM                  AMOUNT ASSUMED
1996                       GROSS AMOUNT  OTHER COMPANIES OTHER COMPANIES   NET AMOUNT       TO NET
----                      -------------- --------------- --------------- -------------- --------------
Life insurance in force.  $3,577,106,000  $ 42,738,000     $      --     $3,534,368,000        0%
                          ==============  ============     ==========    ==============      ====
Premiums earned:
  Life insurance........  $   81,045,726  $    452,357     $      --     $   80,593,369        0%
  Accident and health
   insurance............      11,956,866       855,946      2,020,696        13,121,616       15%
  Property and liability
   insurance............             --            --         289,755           289,755      100%
                          --------------  ------------     ----------    --------------      ----
    Total premiums
     earned.............  $   93,002,592  $  1,308,303     $2,310,451    $   94,004,740        2%
                          ==============  ============     ==========    ==============      ====
1995
----
Life insurance in force.  $3,532,882,000  $126,998,000     $      --     $3,405,884,000        0%
                          ==============  ============     ==========    ==============      ====
Premiums earned:
  Life insurance........  $   79,146,242  $    913,473     $      --     $   78,232,769        0%
  Accident and health
   insurance............      14,747,406     2,273,897      5,395,304        17,868,813       30%
  Property and liability
   insurance............             --            --       1,213,710         1,213,710      100%
                          --------------  ------------     ----------    --------------      ----
    Total premiums
     earned.............  $   93,893,648  $  3,187,370     $6,609,014    $   97,315,292        7%
                          ==============  ============     ==========    ==============      ====
1994
----
Life insurance in force.  $3,394,609,000  $171,631,000     $      --     $3,222,978,000        0%
                          ==============  ============     ==========    ==============      ====
Premiums earned:
  Life insurance........  $   76,425,715  $  2,532,496     $  346,409    $   74,239,628        0%
  Accident and health
   insurance............      14,861,052     4,315,342      6,524,879        17,070,589       38%
  Property and liability
   insurance............             --            --         731,154           731,154      100%
                          --------------  ------------     ----------    --------------      ----
    Total premiums
     earned.............  $   91,286,767  $  6,847,838     $7,602,442    $   92,041,371        8%
                          ==============  ============     ==========    ==============      ====

  (c) REPORTS, OPINIONS AND APPRAISALS.

    The opinion of Societe Generale Securities Corporation is attached as Appendix C to the Proxy Statement/Prospectus filed as part of this Registration Statement.

ITEM 22. UNDERTAKINGS

  (a) The undersigned Registrant hereby undertakes

    (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (A) To include any Prospectus required by Section 10(a)(3) of the Securities Act.

      (B) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the Registration Statement.

      (C) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (d) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the

Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (f) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (g) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired or involved therein, that was not the subject of and included in the registration statement when it became effective.

                            POWER OF ATTORNEY

  EACH PERSON WHOSE SIGNATURE APPEARS BELOW HEREBY APPOINTS EACH OF RICHARD C. VIE, PRESIDENT AND CHIEF EXECUTIVE OFFICER, ERIC C. DRAUT, TREASURER AND CHIEF FINANCIAL OFFICER, AND SCOTT RENWICK, SECRETARY, HIS TRUE AND LAWFUL ATTORNEY-IN-FACT WITH AUTHORITY TOGETHER OR INDIVIDUALLY TO EXECUTE IN THE NAME OF EACH SUCH SIGNATORY, AND WITH AUTHORITY TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION, ANY AND ALL AMENDMENTS TO THE REGISTRATION STATEMENT ON FORM S-4 OF UNITRIN, INC., TOGETHER WITH ANY AND ALL EXHIBITS THERETO AND OTHER DOCUMENTS THEREWITH, NECESSARY OR ADVISABLE TO ENABLE UNITRIN, INC. TO COMPLY WITH THE SECURITIES ACT OF 1933, AS AMENDED, AND THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND ANY RULES, REGULATIONS AND REQUIREMENTS OF THE SECURITIES AND EXCHANGE COMMISSION IN RESPECT THEREOF, WHICH AMENDMENTS MAY MAKE SUCH OTHER CHANGES IN THE REGISTRATION STATEMENT AS THE AFORESAID ATTORNEY-IN-FACT EXECUTING THE SAME DEEMS APPROPRIATE.

                                SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, UNITRIN, INC. HAS DULY CAUSED THIS AMENDMENT NO. 1 TO FORM S-4 REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CHICAGO, STATE OF ILLINOIS, ON AUGUST 27, 1997.

                                          UNITRIN, INC.

                                                  /s/ Richard C. Vie

                                          By: ____________________________

                                             Richard C. Vie

                                             President and Chief Executive
                                              Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
       /s/ Richard C. Vie            President, Chief Executive     August 27, 1997
____________________________________  Officer and Director
           Richard C. Vie

     /s/ Jerrold V. Jerome           Chairman of the Board and      August 27, 1997
____________________________________  Director
         Jerrold V. Jerome

       /s/ Eric J. Draut             Treasurer and Chief            August 27, 1997
____________________________________  Financial Officer
           Eric J. Draut              (principal accounting and
                                      financial officer)

      /s/ James E. Annable           Director                       August 27, 1997
____________________________________
          James E. Annable

     /s/ Reuben L. Hedlund           Director                       August 27, 1997
____________________________________
         Reuben L. Hedlund

     /s/ George A. Roberts           Director                       August 27, 1997
____________________________________
         George A. Roberts

      /s/ Fayez S. Sarofim           Director                       August 27, 1997
____________________________________
          Fayez S. Sarofim

     /s/ Henry E. Singleton          Director                       August 27, 1997
____________________________________
         Henry E. Singleton
